Exhibit 10.5

TIME CHARTER PARTY

BADAK VI NEW-BUILD LNG VESSEL

TIME CHARTER PARTY

BADAK VI NEW-BUILD LNG VESSEL

TABLE OF CONTENTS

1.	Definitions	1

2.	Term	5

3.	Delivery Date/Redelivery	6

4.	Undertakings, Representations and Warranties of Owner	11

5.	Cargo	19

6.	Trading	19

7.	Loading/Discharge Place	20

8.	Hire	21

9.	Liens	25

10.	Lay-Up	25

11.	Owner to Provide	26

12.	Charterer to Provide	27

13.	Bunkers, etc. at Delivery and Redelivery	28

14.	Off-Hire	29

15.	Dry-docking	31

16.	Owner’s Performance Undertakings and Adjustment of Hire	32

17.	Fuel System for Main Engines	32

18.	Space Available to Charterer	33

19.	Duties of Master	33

20.	Infected Area	34

21.	Bills of Lading, etc.	34

22.	Exceptions/Liberty/Indemnities	38

23.	Changes of Ownership, Assignment and Default	40

24.	Insurance	43

25.	Appointment and Conduct of the Manager	43

26.	Boil-Off	43

27.	Temperature of Cargo Tanks on Arrival at Loading Port	44

28.	Measuring Devices	44

29.	Sampling and Measuring Cargo	45

30.	Venting of Boil-Off Gases	45

31.	Particulars of Vessel	45

32.	Speed	46

33.	Regulations	46

34.	Supercargo and Training	47

35.	Documentation	47

36.	Requisition	48

37.	Guarantee	48

38.	Notices	48

39.	Laws, Arbitration and Miscellaneous	49

40.	Breach by Charterer	50

41.	Audits	51

42.	No Brokers	51

43.	Drug and Alcohol Policy	51

44.	Confidentiality	51

SCHEDULE I	Vessel Description, Specifications and Performance Standards

SCHEDULE II	Administration of Owner’s Performance Undertakings

ii

SCHEDULE III	Hire Rate and Adjustments

SCHEDULE IV	Insurance

SCHEDULE V	Secondary Terminals

SCHEDULE VI	Force Majeure

EXHIBIT A	Protocol of Delivery and Acceptance

EXHIBIT B	Deed of Guarantee

EXHIBIT C	Assignment

EXHIBIT D	Conditions of Use and Omnibus and Waiver Agreements

EXHIBIT E	Risk Allocation Agreement

EXHIBIT F	Non-Negotiable Bill of Lading

iii

TIME CHARTER PARTY

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

BADAK VI NEW-BUILD LNG VESSEL

It is this 2nd day of July, 1997, mutually agreed between FARAWAY MARITIME SHIPPING COMPANY, a Liberian corporation, as owner (“Owner”), and PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA (PERTAMINA), a state enterprise of the Republic of Indonesia (“Charterer”), that Owner lets and Charterer hires the use and service of a vessel for the carriage of liquefied natural gas being built at Mitsubishi Heavy Industries, Ltd., at their Nagasaki Shipyard & Engine Works, presently designated Hull No. 2148, for the period and on the terms and conditions hereinafter set forth.

1.             Definitions.

In this Charter, unless the context otherwise requires:

1.1           “Additional Cost Component” means the component of the Hire Rate established pursuant to paragraph 1.3 of Schedule III.

1.2           “Adjusted Operating Cost Component” has the meaning set out in paragraph 2.5.3 of Schedule III.

1.3           “Affiliate” with respect to any party means a person which controls, is controlled by or is under common control with, such party.

1.4           “Approved Clubs” has the meaning set out in clause 1(c)(ii) of Schedule IV.

1.5           “Bill of Lading” means any contract (except this Charter) for the carriage of cargo on Vessel during the Term, including contracts of affreightment, voyage charter parties and the like.

1.6           “Builder” means Mitsubishi Heavy Industries, Ltd., a Japanese corporation.

1.7           “Building Contract” means the contract for the construction of Vessel dated May 23, 1997, between Owner and Contractor, a true copy (with monetary amounts deleted) of which has been delivered by Owner to Charterer.

1.8           “Business Day” means a day other than a Saturday, Sunday, or National Holiday (including compensatory days), on which banks are normally open for business in the country in question.

1.9           “Buyer” means Chinese Petroleum Corporation, a corporation organized under the laws of Taiwan, or the successor in interest to such corporation, or the permitted assignee of such corporation or such successor in interest.

1.10         “Charter” means this agreement together with the Exhibits and Schedules attached hereto, which are hereby incorporated and made a part of this agreement.

1.11         “Charter Period” means the time period from the Delivery Date until the earlier of:

(i)            the end of the Term; or

(ii)           the date upon which this Charter is otherwise terminated as provided herein.

1.12         “Charterer” means Perusahaan Pertambangan Minyak dan Gas Bumi Negara (PERTAMINA), a state enterprise of the Republic of Indonesia.

1.13         “Compulsory Insurances” has the meaning set out in clause 4(a) of Schedule IV.

1.14         “Contractor” means Mitsubishi Corporation, a Japanese corporation which has entered into the Building Contract with Owner for the construction of Vessel by Builder.

1.15         “Country of Registry” means Liberia or such other country as may from time to time be established as such in accordance with the provisions of section 4.4.

1.16         “Delivery Date” means the date Charterer accepts Vessel in accordance with the provisions of section 3.2.

1.17         “Event of Force Majeure” has the meaning set out in section 3.10.

1.18         “Extension Period” has the meaning set out in section 2.3.

1.19         “First Arrival Date” means the date which occurs eight (8) days after the Delivery Date.

1.20         “First Hire Payment Date” means the date on or after the Delivery Date:

(a)           when Vessel pursuant to Charterer’s orders is first placed all fast at an LNG berth at Bontang, East Kalimantan, Indonesia, ready in all respects to be purged and cooled down by LNG and to receive cargo or ready to receive cargo, under the terms of this Charter; or

(b)           which is the First Arrival Date,

(i)            if Vessel arrives at the pilot boarding station for said port on the First Arrival Date before 6 o’clock a.m., local time in Bontang, and an LNG berth at said port is not available from 6 o’clock a.m. on the First Arrival Date, or

(ii)           if Charterer fails to give Master orders to steam to Bontang for a scheduled arrival on or before the First Arrival Date (or, having given such orders, Charterer revokes them), or

(iii)          if said port is no longer in operation on the First Arrival Date, or,

(iv)          if Vessel arrives at the pilot boarding station for said port on the First Arrival Date and Charterer does not give orders to berth Vessel, and subject to berthing, Vessel is ready in all respects to be purged and cooled down by LNG and to receive cargo or ready to receive cargo, under the terms of this Charter, or

(c)           which is the date immediately following the First Arrival Date if Vessel arrives on the First Arrival Date at the pilot station for said port after 6 o’clock a.m., local time at said port and, subject to berthing, Vessel is ready in all respects to be purged and cooled down by LNG and to receive cargo or ready to receive cargo under the terms of this Charter, whichever is first to occur.

1.21         “GAAP” has the meaning set out in paragraph 2.5.1 of Schedule III.

1.22         “GAAS” has the meaning set out in paragraph 2.5.2 of Schedule III.

1.23         “Governmental Authorities” means the United States Coast Guard, the Japanese Maritime Agency and any other Japanese governmental authority having jurisdiction over Vessel, the IMO, and any applicable authorities of the governments of Indonesia, Taiwan, South Korea, Singapore or the Country of Registry.

1.24         “Guarantee” means the Guarantee dated as of the date hereof given by the Guarantor to Charterer guaranteeing the obligations of Owner hereunder which shall be in the form of Exhibit B.

1.25         “Guarantor means Osprey Maritime Limited, a Singaporean corporation, which provides the Guarantee.

1.26         “Hire” means remuneration for the performance by Owner of its obligations under this Charter, as established by Article 8 and Schedule III.

1.27         “Hire Payment Date” means a date on which payment of Hire is due under this Charter, as such date is established pursuant to section 8.2.

1.28         “Hire Rate” means the rate at which Hire is paid under this Charter as established pursuant to Article 8 and Schedule III.

1.29         “IMO” means the International Maritime Organization.

1.30         “Indonesian Taxes” has the meaning set out in section 8.9.

1.31         “Insured Value” has the meaning set out in clause 1(b) of Schedule IV.

1.32         “LIBOR” as applied to any given period means the most recent London Interbank Offer Rate quoted on the Reuters Screen page “LIBO” for thirty day U.S. Dollar deposits as at or about 11:00 a.m., on the first day of each calendar month with respect to any portion of the given period which falls within such month; provided that if such quotation is unavailable LIBOR shall be based on such other similar quotation which is publicly available in London, United Kingdom, as may be nominated by Charterer and accepted by Owner.

1.33         “LNG” means natural gas being a mixture of hydrocarbons predominantly methane in a liquid state at or below its boiling point and at a pressure of approximately one atmosphere.

1.34         “LNG Customers” means Buyer or other LNG purchasers as designated from time to time by Charterer.

1.35         “Manager” means a corporation of international repute and sound financial and technical capability, acceptable to PERTAMINA in its sole discretion.

1.36         “Off-Hire” means a period during which Hire is not payable pursuant to Article 14.

1.37         “Operating Cost Component” means the component of the Hire Rate established pursuant to paragraph 1.2 of Schedule III.

1.38         “Original Period” means the period within the Term established as such pursuant to Section 2.1.

1.39         “Owner” means Faraway Maritime Shipping Company, a Liberian corporation.

1.40         “Owner’s Cost Component” means the component of the Hire Rate established pursuant to paragraph 1.1 of Schedule III.

1.41         “P&I Insurance” has the meaning set out in clause 2 of Schedule IV.

1.42         “Permitted Creditors” has the meaning set out in section 4.9(c).

1.43         “Primary Terminal” means:  (a) in the case of Indonesia, the LNG terminal at Bontang, East Kalimantan, and (b) in the case of Taiwan, the LNG terminal at the

Part of Yung-An, and (C) such other terminals as may be agreed from time to time by Charterer and Owner.

1.44         “Progress Reports” means reports of progress on construction of Vessel pursuant to section 3.5.

1.45         “Sales Contract” means the LNG sale and purchase contract between Perusahaan Pertambangan Minyak dan Gas Bumi Negara (“PERTAMINA”), a State Enterprise of the Republic of Indonesia and Buyer dated October 25, 1995.

1.46         “Scheduled Delivery Date” means the date upon which delivery of Vessel to Charterer under this Charter is scheduled to occur, being December 24, 1999 or such later date as may be established by the provisions of Article 3.

1.47         “Secondary Terminal” means:  (a) a terminal listed in Schedule V, and (b) such other terminals as may be agreed from time to time by Charterer and Owner.

1.48         “Shipping Documents” means Bills of Lading, custody transfer sheets, volume certificates and similar documents.

1.49         “Term” means, collectively, the Original Period and the Extension Period, if any, as adjusted for redelivery pursuant to section 2.4.

1.50         “Vessel” means the LNG carrier constructed by Builder at their Nagasaki Shipyard & Engine Works, presently designated Hull No. 2148, for service under this Charter.

1.51         Any reference to the contractors or subcontractors of Owner or Guarantor excludes Charterer and its contractors and subcontractors (determined as if Charterer were not a contractor of Owner or Guarantor).  Any reference to the contractors or subcontractors of Charterer excludes Owner and Guarantor and their respective contractors and subcontractors (determined as if Owner and Guarantor were not contractors of Charterer).

2.             Term.

2.1           Length of Term.  The term (“Term”) of this Charter shall be (i) the period from the Delivery Date until December 31, 2017 (“Original Period”), plus (ii) any extension of the Term as provided in section 2.3, including a short-term extension provided for under section 2.2, following the otherwise nominated end of the Extension Period, unless earlier terminated in accordance with this Charter.

2.2           Short-Term Extension.  Charterer shall have the right to one short term extension of this Charter of no more than twelve (12) months and no less than two (2) months immediately following the Original Period or a Long Term Extension (as defined in section 2.3).  Such extension shall be available to Charterer by Charterer giving Owner notice thereof as soon as Charterer determines that such extension will be necessary but in no event later than ninety (90) days prior to the end of the period then in effect (the Original Period or the Long Term Extension, as the case may be).  Any notice given under this section 2.2 shall specify the period of extension required.

2.3           Long Term Extension.  Charterer shall have the right to extend the period of this Charter immediately following the Original Period in up to two (2) segments, each of which must be of at least two (2) years duration, for up to a maximum aggregate period of ten (10) years (“Long Term Extensions”) by giving notice to Owner of each such extension and the length of each such extension at east two (2) years in advance of the commencement of such Long Term Extension.

2.4           Extension Terms and Conditions.  Each Long Term Extension or short-term extension under section 2.2 is called an “Extension Period.”  The same terms and conditions which apply to the Original Period shall apply to each Extension Period, except the Owner’s Cost Component for each Extension Period shall be such amount as may be agreed between the parties pursuant to paragraph 1.1 of Schedule III. Should no such agreement be reached, Charterer’s rights to extend the period of this Charter shall be null and void.  The performance undertakings and warranties of Owner set forth in Article 16 and Schedules I and II shall be adjusted for any extension of the Term beyond the Original Period if (i) Owner provides evidence that the performance capabilities of Vessel will be reduced as a result of Vessel’s age; and (ii) the extent of any such reduction in Vessel’s performance capabilities is verified by an independent shipping expert approved by Charterer, at Owner’s sole cost and expense.

2.5           Time for Redelivery.  Notwithstanding the foregoing, the final expiration of the Term (whether it takes place at the end of the Original Period or any Extension Period) shall take place upon redelivery of Vessel to Owner pursuant to section 3.9. Charterer agrees that redelivery shall take place within thirty (30) days more or less, at Charterer’s option, of the last day of the Term as otherwise established pursuant to this Article 2. At least sixty (60) days prior to the last day of the Term as otherwise established pursuant to this Article 2, Charterer shall give Owner notice of the place and estimated time of redelivery.

3.             Delivery Date/Redelivery.

3.1           Delivery by Owner.  Simultaneously with acceptance of delivery of Vessel by Owner from Contractor and provided the description, specifications and performance standards of Vessel conform with those required under this Charter, Owner shall deliver Vessel for service under this Charter and execute a Protocol of Delivery and Acceptance in the form of Exhibit A.

3.2           Acceptance by Delivery by Charterer.  Charterer shall accept delivery of Vessel and execute a Protocol of Delivery and Acceptance in the form of Exhibit A when tendered in accordance with section 3.1 if:

(i)            Vessel is delivered by Owner in accordance with section 3.1; and

(ii)           no event described under clauses (a) through (o) of section 23.2 has occurred and is continuing (or with the passage of time or the giving of notice or both will occur and be continuing).  However, acceptance of Vessel by Charterer under this section at a time when Charterer has acknowledged in writing that an event described under clauses (a) to (o) of section 23.2 has occurred and is continuing shall constitute a waiver of Charterer’s rights to rescind this Charter; and

(iii)          such date is not prior to the date Owner is obligated to deliver Vessel under section 3.3.

Acceptance of Vessel by Charterer shall not be construed as a waiver or discharge of any of the representations, warranties or undertakings made by Owner in or with respect to this Charter.

3.3           Time for Delivery from Owner to Charterer.

Subject to adjustments in accordance with this Article 3, Owner shall be obligated to deliver Vessel to Charterer on the Scheduled Delivery Date.

3.4           Extension of the Scheduled Delivery Date.

(a)           The Scheduled Delivery Date may be postponed:

(i)            at Charterer’s option by up to ***** from the date otherwise scheduled, providing Charterer gives Owner at least ***** prior written notice.  No compensation from Charterer to Owner will be due as a result of Charterer exercising its rights to delay delivery of Vessel under this section.

(ii)           By notice from Owner to Charterer by up to ***** from the date otherwise scheduled; such postponement shall not be treated as a late delivery for which Charterer is entitled to compensation under Section 3.6; such compensation for late delivery shall accrue commencing on the day after the date to which delivery has been postponed pursuant to this paragraph (ii).

(b)           The Scheduled Delivery Date may be postponed in accordance with clauses (d) and (e) below as a result of change orders agreed to or requested by Charterer and agreed to by Builder or issued pursuant to section 4.2(a) and (b) which expressly authorize an extension of the time of delivery of Vessel by Builder (“Extension Change Order”).

(c)           The Scheduled Delivery Date may be postponed in accordance with clauses (d) and (e) below as a result of delay in either construction of Vessel or any performance required hereunder as a prerequisite for delivery of Vessel by Owner to Charterer due to an Event of Force

Majeure affecting Owner’s ability to perform under this Charter, provided Owner (A) has taken all measures which could have reasonably been expected of Owner to provide Vessel on the Scheduled Delivery Date, and (B) has given the following notices to Charterer:

(i)            within ***** after receiving notice from Builder of any Event of Force Majeure on account of which Owner may wish to claim a postponement of the Scheduled Delivery Date, Owner shall notify Charterer of the date such Event of Force Majeure commenced and the reasons therefor as well as the expected length of such event; and

(ii)           within ***** after receiving notice from Builder that the Event of Force Majeure has ended, Owner shall notify Charterer of the maximum possible postponement of the Scheduled Delivery Date that Owner may claim on account of such event, which may not exceed the period covered thereby.

(d)           Prior to the date which is ***** before the Scheduled Delivery Date (“Notification Date”), neither the issuance of an Extension Change Order nor the giving of a notice required by clause (c), paragraph (ii) above shall have the effect of postponing the Scheduled Delivery Date. On or before the Notification Date, Owner shall notify Charterer of the actual period by which Owner desires to postpone the Scheduled Delivery Date on account of (A) any Extension Change Order(s) issued prior to the Notification Date and (B) any Event(s) of Force Majeure that have ended prior to the Notification Date and as to which Owner has complied with the requirements of clause (c) above.  The notice shall specify the exact number of days of postponement being claimed by Owner with respect to each such Extension Change Order and Event of Force Majeure.

The actual postponement of the Scheduled Delivery Date shall not exceed the sum of:

(i)            the aggregate extensions of the time of delivery of Vessel authorized in such Extension Change Order(s); and

(ii)           the aggregate of the maximum possible postponements stated in notices delivered by Owner pursuant to clause (c), paragraph (ii) above in connection with such Event(s) of Force Majeure.

The Scheduled Delivery Date shall be postponed by the period claimed in Owner’s notice.  If Owner does not deliver any notice by the Notification Date, the Scheduled Delivery Date shall be postponed by the sum of paragraphs (i) and (ii) of this clause (d).

(e)           Following the Notification Date:

(i)            the issuance of an Extension Change Order shall automatically extend the Scheduled Delivery Date by a period equal to the extension of the time of delivery of Vessel authorized in such Extension Change Order; and

(ii)           the delivery by Owner of a notice pursuant to clause (c), paragraph (ii) above in connection with Events of Force Majeure shall automatically extend the Scheduled Delivery Date by a period equal to the maximum period of postponement stated in such notice.

(f)            Delays on account of such causes as are provided for in this section 3.4 shall be understood to be permissible delays and are to be distinguished from unauthorized delays for which no revisions in the Scheduled Delivery Date shall be permitted and from delays provided for in other sections of this Charter.

3.5           Progress Reports.

(a)           Owner shall provide Charterer with periodic reports (“Progress Reports”) advising of progress on the construction of Vessel.  The first Progress Report shall be provided within five (5) months after the date of execution of this Charter.  Thereafter, Owner shall provide Charterer with Progress Reports at least once every month.

(b)           Each Progress Report shall be in writing in a form proposed by Owner and approved by Charterer, such approval not to be unreasonably withheld, and shall include statements of any events or circumstances which may cause the Scheduled Delivery Date to be delayed and the estimated period of such delay.  Owner shall also deliver to Charterer from time to time copies of construction progress certificates of Builder (which certificates shall include percentages of completion of Vessel and cargo tanks and other major components) as and when issued pursuant to the Building Contract.  Progress Reports shall be in addition to the notices provided for under section 3.4(c), but each Progress Report shall refer to any such section 3.4(c) notices given since the previous Progress Report.

3.6           Late Delivery.

(a)           In the event that Owner does not deliver Vessel at the Scheduled Delivery Date as determined in accordance with this Article 3 (other than section 3.7), then, as full compensation to Charterer therefor, the sum of U.S. $***** per day (and pro rata for any portion of a day), payable by Owner to Charterer, shall accrue beginning with the first day following the Scheduled Delivery Date and shall continue to accrue until the Delivery Date or until this Charter is cancelled pursuant to Section 3.6(b), but in no event shall such amount be payable for more than two hundred and thirty five (235) days. The aggregate amount so accrued shall be paid to Charterer (i) if the Vessel is subsequently delivered, within ***** after the Delivery Date or, at Charterer’s option, shall be deducted from the first payment(s) of Hire, or (ii) if the Vessel is not delivered and Charterer cancels this Charter pursuant to Section 3.6(b), within ***** after such date of cancellation.

(b)           Charterer may cancel this Charter by giving notice thereof to Owner in any of the following cases:

(i)            if Vessel is not delivered by Owner to Charterer under this Charter by a date which is ***** after the Scheduled Delivery Date; or

(ii)           if the Delivery Date is delayed by reason of Events of Force Majeure suffered by Owner (which has not been caused or contributed to by any act, neglect or default of Owner) for more than ***** from the date which would have been the Scheduled Delivery Date but for Events of Force Majeure suffered by Owner; or

(iii)          if there is a combination of such delays, pursuant to sub paragraphs (i) and (ii) above totalling in excess of ***** from the date which would have been the Scheduled Delivery Date but for Events of Force Majeure.

(c)           In addition to Charterers rights under section 3.6(b), if, during the period of construction of Vessel an independent marine surveyor appointed by the London Maritime Arbitrators Association, pursuant to a request by Charterer, determines on the basis of a Progress Report or other information available to Charterer and surveyor that the Delivery Date will not take place prior to December 18, 2000 plus such period of time that the Scheduled Delivery Date may be postponed pursuant to sections 3.4(a) and 3.4(b), then Charterer shall first consult with Owner to ascertain whether alternatives acceptable to Charterer can be implemented.  If Charterer determines in its sole and absolute discretion reasonably exercised that no such alternatives can be implemented, Charterer may cancel this Charter by giving written notice thereof to Owner.

(d)           Any cancellation under this section 3.6 and Charterer’s right to recover from Owner for Owner’s fault the additional cost of making reasonable alternative arrangements shall be without prejudice to any other claims or rights Charterer may have under this Charter.

3.7           Adjustments to Scheduled Delivery Date.  If the circumstances that give Charterer the right to cancel this Charter under section 3.6(b) arise, Owner may give notice to Charterer requesting it to elect to cancel this Charter or not and specifying a reasonable new date as the Scheduled Delivery Date.  Within ***** after receiving such notice, Charterer shall give notice to Owner advising Owner of Charterer’s decision.  If Charterer elects to continue this Charter, the new date so specified by Owner shall become the Scheduled Delivery Date.  If delivery hereunder is delayed by more than ***** after such new Scheduled Delivery Date, Charterer shall again have the right to cancel this Charter.  If Charterer fails to respond within ***** to Owners’ request for an election under this section 3.7 Charterer shall be deemed to have elected to continue this Charter and to have nominated as the Scheduled Delivery Date the date which is specified in such a request from Owner.

3.8           Exclusive Use.  In no event shall Vessel perform any voyage (other than sea trials, or for the purpose of gas trials or positioning voyages as required hereunder) or take on LNG after completion of gas trials on behalf of Owner or any other person prior to the Delivery Date without Charterer’s written consent, which consent shall not be unreasonably withheld.

3.9           Redelivery.  Vessel shall be redelivered to Owner, at Charterer’s option, at an ice-free port within the following range; Singapore, Indonesia, Taiwan, Japan and South Korea.  Vessel may be redelivered in a gaseous or gas-free state, at Charterer’s option.

3.10         Force Majeure.  “Event of Force Majeure” means the occurrence of any event (other than an event caused by the default of Contractor or Owner of their respective obligations under the Building Contract) as set out in Article 22 (Force Majeure) in the Building Contract, attached as Schedule VI, as a result of which Contractor or Owner is unable to fulfill its obligations under the Building Contract.

3.11         Termination by Builder.  If for any reason not due to any act, neglect or default on the part of Builder or Owner, the Building Contract is deemed under its terms to be terminated or Builder or Owner exercises its right to terminate the Building Contract, then Owner shall be entitled to terminate this Charter forthwith without any liability on the part of Owner,

4.             Undertakings, Representations and Warranties of Owner.

4.1           Governmental Authorities and Classification Society.

(a)           Owner represents and warrants that Vessel shall be classed as provided in Schedule I at the Delivery Date and undertakes thereafter throughout the Term to maintain such classification; and

(b)           Owner represents and warrants that Vessel will be constructed to the requirements for vessels carrying LNG in bulk in effect on the date of this Charter of Governmental Authorities for entry into their ports as a foreign flag vessel and Vessel’s classification society; provided that, with respect to the United States Coast Guard, requirements shall mean those for foreign flag vessels (excluding service to Alaska) provided that they are not inconsistent with any other requirements hereunder; and

(c)           Owner undertakes that no change in Vessel’s classification society shall be made by Owner during the Term without Charterer’s prior written consent, which consent shall not be unreasonably withheld.

4.2           Changes.

(a)           (i)                                     If, after the date of this Charter, Vessel’s classification society or any Governmental Authority makes any revisions or additions to its requirements applicable to Vessel (other than revisions or additions in effect on or before the date of this Charter which are covered by Owner’s representations and warranties under section 4.1), compliance with which is required to preserve Vessel in the class referred to in Schedule I or for the continued efficient use of Vessel under this Charter, Owner undertakes to notify Chatterer of (1) the nature and extent of such change, (2) the latest date (taking into account, with respect to regulatory or classification society requirements, any extension available to Owner) by which such compliance with such change will be necessary, (3) the estimated time which will be required for carrying out such change, and (4) the estimated cost which will be incurred in carrying out such change.  If any such revision or addition occurs prior to the Delivery Date, Owner undertakes to comply with such revision or addition as soon as practicable.  If any such revision or addition occurs after the Delivery Date, then Owner and Charterer shall consult as to the timing and nature of the work required.  Time after the Delivery Date taken to pursue any such work shall count as time on Hire hereunder.  Owner shall ensure that such work is carried out diligently.  All costs incurred as the result of complying with such revisions and additions shall be paid for by Owner and reimbursed by Charterer as an Additional Cost Component as provided in Schedule III.

(ii)           If, after the date of this Charter, Builder shall have notified Owner of a request to make a change in specifications for Vessel because of (a) a short supply in materials required by such specifications or (b) improved production methods requiring minor changes to such specifications, Owner undertakes to notify Charterer thereof promptly after becoming aware of such requested changes.  Unless expressly notified by Charterer of Charterer’s objection to such change in specifications within ***** after Charterer receives notice thereof, Owner undertakes to comply with such change as soon as practicable.  In such case, all costs incurred as the result of complying with such requested change shall be paid for by Owner and reimbursed by Charterer as an Additional Cost Component as provided in Schedule III. In the event that Charterer objects, on reasonable grounds, to any change referred to in this section 4.2(a)(ii), then such change, if made, shall be for the sole account of Owner.

(b)           Owner shall approve and shall use reasonable efforts to cause Builder to undertake all other change orders in connection with construction of Vessel from time to time reasonably requested by Charterer prior to the Delivery Date.  All costs incurred as the result of complying with such requested change shall be paid for by Owner and reimbursed by Charterer as an Additional Cost Component as provided in Schedule III.

(c)           After the Delivery Date, Owner shall cause such other changes to be made to Vessel as Charterer may from time to time reasonably request.  All costs incurred as the result of complying with such requested change shall be paid for by Owner and reimbursed by Charterer as an Additional Cost Component as provided in Schedule III. Owner and Charterer shall consult as to the timing and the nature of the work required.  If the parties cannot agree on the timing and the nature of the work required, they shall be decided solely by Charterer.  Time taken to pursue any such work shall count as time on Hire hereunder.  Owner shall ensure that such work is carried out diligently.

(d)           Notwithstanding the provisions of sections 4.2(b) and (c), Owner shall not be obligated to approve, make or cause to be made any changes which would conflict with applicable rules or regulations of Governmental Authorities, Vessel’s classification society or applicable international organizations or which would adversely affect Owner’s representations, warranties and undertakings under Article 4 or Article 16 or which would delay the Delivery Date unless Charterer agrees to a corresponding delay in the Scheduled Delivery Date.

(e)           Owner shall certify to Charterer:

(i)            the nature of all changes and modifications covered by this section 4.2; and

(ii)           the amount and detail of all costs therefor.

Owner shall use reasonable efforts to minimize costs covered by this section 4.2 and shall consult with Charterer in advance as to the necessity of making changes or modifications covered by this section 4.2.

4.3           Personnel.  Owner undertakes that the officers and crew of Vessel will have the ability, experience, licenses, and training commensurate with the performance of their duties in accordance with internationally accepted standards as adopted on first-class LNG carrying vessels and as required by applicable Governmental

Authorities and any labour organization having jurisdiction over Vessel or its officers or crew.

4.4           Country of Registry.

(a)           Owner undertakes that, at the Delivery Date and throughout the Term, Vessel shall be registered under the laws of the country named as the “Country of Registry” in Schedule I and shall in all material respects comply with regulations and requirements in force for vessels registered in the Country of Registry but trading between Primary Terminals and that no change in Vessel’s registration or name shall be made by Owner during the Term without Charterer’s prior written consent, which consent shall not he unreasonably withheld.

(b)           In the event either Owner or Charterer determines that it would be desirable to change Vessel’s Country of Registry, it shall so notify the other party and the two parties shall consult in a good faith effort to agree upon an alternative Country of Registry.  The cost of any such proposed change shall be borne by the party requesting such change.

4.5           Compliance.  Owner undertakes that at the Delivery Date Vessel shall in all material respects comply with the classification, registration, documentation, description, specifications and performance standards required under this Charter (including all schedules hereto).  In addition, Owner shall obtain (and operate Vessel in accordance with the provisions of) the relevant safety pledge letter in the Port of Yung-An. Owner undertakes during the Term to take all steps necessary as soon as reasonably possible and in any case within the time limits that may be prescribed by Vessel’s classification society or relevant Governmental Authorities to comply with said classification, registration, documentation, description, specifications and performance standards.  All costs incurred as a result of such compliance shall be paid for by Owner and reimbursed by Charterer as an Additional Cost Component as provided in Schedule III. Notwithstanding the foregoing provisions of this section 4.5, Owner shall not be required to perform any recommendations of Vessel’s classification society before the relevant required date as it may be extended by Vessel’s classification society so long as the condition giving rise to said recommendation does not affect Charterer’s rights under this Charter.

4.6           Condition on First Hire Payment Date.  Owner undertakes that on the First Hire Payment Date Vessel will be in all respects ready to be purged and cooled down to receive cargo.

4.7           Condition of Vessel.  Owner represents and warrants at the Delivery Date and undertakes so to maintain Vessel throughout the Term that Vessel will be fitted in every way for the safe loading, discharging, handling and carrying of LNG in bulk at atmospheric pressure and suitable for the trade set forth in Article 6. Owner shall, during the Term, so maintain Vessel and take all steps necessary to make and maintain Vessel tight, staunch and strong, with cargo handling and storage systems (including instrumentation) necessary for the safe loading, discharging, handling, carrying and measuring of LNG in good order and condition, with (subject as herein otherwise expressly provided) Vessel and its machinery, boilers and hull in such a state as to obtain the most economic operation having regard to the rates of speed and fuel consumption amounts specified in Schedule I, with a full and efficient complement of Master, officers and crew for a vessel of her type and tonnage and with clean tanks and piping free of debris or other foreign matter.

4.8           Inspections.  Charterer shall be entitled, at Charterer’s risk and expense, from time to time within usual working hours prior to and throughout the Term (including periods of dry-docking), and during construction (including sea trials, gas trials and any other tests or trials) of Vessel, to cause its representative(s) to inspect Vessel to ascertain whether Owner is complying with its obligations under this Charter.  In addition, Charterer may assign representatives to the shipyard in Japan to observe Vessel’s construction at Charterer’s risk and expense for the period from execution of this Charter until conclusion of Vessel’s trials.  Owner shall exercise its right under the Building Contract to send a supervisor or supervisors into Builder’s yard and such other locations where components of Vessel are fabricated and such supervisor shall cooperate, before and at the time of delivery of Vessel, with Charterer’s representatives appointed as aforesaid with a view to ensuring that Contractor fulfills its obligations under the Building Contract.  Owner shall cause the Building Contract to contain a provision giving Charterer’s representatives a continuing right to inspect and investigate Vessel construction progress with access during usual working hours to the construction and fabricating facilities of Builder and its subcontractors (if any) except where such access is forbidden by reasons of national security of Japan.  Owner (in accordance with notices given by Builder) shall give timely notice to Charterer of all tests or trials to which such representatives shall have access under the Building Contract. Provided that timely notice has been given under the preceding sentence, a failure to attend such trials or tests at the time and place specified in such notice shall be deemed a waiver of the right to attend such trials or tests.  Owner shall provide Charterer with copies of all reports made available to Owner by the Builder or its subcontractors (and with all written information received) regarding the construction of Vessel or any part thereof.  As between Owner and Charterer, including for purposes of the indemnity under section 22.3, any such representative of Charterer shall be treated as if the representative were an employee of Charterer.  Any inspection may include, without limitation, so far as is practicable having regard to Vessel’s operational schedule, examination of Vessel’s hull, cargo and ballast tanks, machinery, boilers, auxiliaries and equipment; examination of Vessel’s deck and engine scrap/rough and fair copy/official log books; review of all construction records and schedules to the extent available to Owner; review of records of surveys by Vessel’s classification society and relevant governmental authorities; and review of Vessel’s operating procedures and performance of surveys, both in port and at sea.  Any inspection carried out by Charterer under this section 4.8:

(i)            shall be made without any interference with or hindrance to Vessel’s safe and efficient operation or construction;

(ii)           shall be limited to reviewing compliance with Owner’s undertakings, representations and warranties hereunder;

(iii)          shall be without prejudice to any other rights of inspection or investigation allowed to Charterer in accordance with the terms of this Charter;

(iv)          shall not entitle the Charterer or its representative to make any request or recommendation directly to Builder or the repairer or other contractor of Owner except through Owner or Owner’s representatives; and

(v)           shall not be more extensive than Owner is entitled to under the Building Contract.

Owner’s obligations under this Charter shall not be affected by whether Charterer shall have carried out inspections of Vessel under the terms hereof or by any requests or observations made to Owner or its representatives or contractors by or on behalf of Charterer during or after any such inspection.

4.9           Corporate Organization; Liens, etc.

(a)           At the Delivery Date and throughout the Term, Owner represents, undertakes and warrants that:

(i)            Owner is a corporation duly organized and in good standing under the laws of Liberia, duly qualified to do business in those jurisdictions where the nature of its activities or property requires such qualification and authorized to own Vessel and operate it in accordance with this Charter;

(ii)           Owner is and shall remain a corporation with no activities, assets or liabilities other than Vessel and those necessary or incidental to the acquisition, financing, ownership and operation of Vessel, the performance of this Charter and otherwise necessary or incidental thereto, and

(iii)          Owner shall maintain accurate books and records reflecting its operations separately from the books and records of any other entity and shall maintain such books and records in English.

(b)           Owner further undertakes that it will not, following execution of this Charter and during the Term, place, suffer to exist or permit any mortgage, maritime claim, lien or encumbrance on Vessel or Vessel’s earnings or insurance or any change in the terms of any previously permitted mortgage, maritime claim, lien or encumbrance without the prior written consent of Charterer which consent shall not be unreasonably withheld, other than liens, maritime claims and encumbrances arising by operation of law (including those arising in favour of the crew or of routine suppliers to Vessel) and, if they arise, Owner shall take such steps as are necessary to prevent any action being taken to enforce any such liens, maritime claims and encumbrances which would adversely affect Charterer’s rights under this Charter.

(c)                                  Notwithstanding section 4.9(b), Charterer shall consent to any mortgage or security interest on Vessel, Vessel’s earnings and insurances if:

(i)            the party or parties holding legal and beneficial interests in the mortgage or security interest (“Permitted Creditors”) are (A) first-class European, American, Taiwanese, Australian, Canadian, Hong Kong, Singaporean or Japanese banks or financial institutions, each having shareholders’ equity (which shall include share capital, reserves and retained profits) of at least US$1 billion or equivalent in other currencies or (B) such other European, American, Taiwanese, Australian, Canadian, Hong Kong, Singaporean or Japanese banks or financial institutions which Charterer shall approve, such approval not to be unreasonably withheld; or shareholders of Owner or Affiliates of such shareholders; and

(ii)           each of the Permitted Creditors expressly recognizes Charterer’s rights under this Charter and agrees to respect those rights in the form of the Assignment and Consent attached hereto as Exhibit C or in such other form as Charterer may approve.

(d)           Owner shall place such notices and take such further action as Charterer may from time to time reasonably require to protect Charterer’s rights under this Charter.

4.10         Related Agreements and Parties.  Owner represents and warrants that:

(a)           (i)            Owner has entered into the Management Agreement with Manager to manage Vessel and has delivered a true copy of such Management Agreement to Charterer; and

(ii)           Manager, and Guarantor are each corporations in good standing under the laws of the jurisdiction in which they are respectively incorporated and duly qualified to do business in those jurisdictions where the nature of their respective activities or property requires such qualification.

(b)           (i)            The Management Agreement is and shall remain a legal, valid and binding obligation of the parties thereto, enforceable in accordance with its terms and Owner shall not permit any default to continue nor amend the Management Agreement in any way either of which would adversely effect Charterer’s rights hereunder.

(ii)           All filings, consents and approvals required for Owner to perform its obligations hereunder and under the Management Agreement referred to in section 4.10(a) have been obtained and neither the execution, delivery or performance of this Charter or of the Management Agreement will result in a breach of any provision of Owner’s constitutive instruments or any law, judgment, order, decree, rule or regulation of any court, administrative agency or other instrumentality of any Governmental Authority or of any other agreement or instrument to which Owner is a party or by which it or Vessel is bound, or constitutes or will constitute a default under any provision thereof.

4.11         Building Contract.  Owner represents and warrants that Vessel shall be constructed in accordance with the Building Contract and in accordance with specifications and plans provided to Charterer pursuant to Article 31 which specifications and plans shall, unless otherwise agreed between Owner and Charterer, comply with the provisions of this Charter.  Without Charterer’s consent (such consent not to be unreasonably withheld):

(i)            Owner shall not waive any material right of Owner under the Building Contract;

(ii)           unless this Charter has been terminated, Owner shall not terminate the Building Contract; and

(iii)          except as provided in Article 31 and in section 4.2, Owner shall not agree to any change in the Building Contract or in the specifications or plans of Vessel as previously approved by Charterer.

Any approvals required from Charterer in this section 4.11 shall be deemed to have been given in the absence of any response within fourteen (14) days of receipt by Charterer of the applicable request.

4.12         Further Assurances.  Owner agrees to provide such further documents and assurances and to take such further action as Charterer may reasonably request in order to establish, preserve, perfect and protect the rights created in favour of Charterer hereunder, but in no event shall this section 4.12 be interpreted as imposing any new or increased obligation, cost or expense that would not be imposed on Owner by applicable law and a fair reading of this Charter.

4.13         Survival.  Owner agrees that all undertakings, representations and warranties herein and in other agreements or instruments delivered pursuant to this Charter shall survive any invocation, inspection or investigation made by Charterer and no such invocation, inspection or investigation shall constitute a waiver by Charterer of any right or remedy hereunder.

5.             Cargo.

Charterer shall, throughout the Term, have the exclusive use of Vessel for the sole purpose of transporting LNG and carrying out activities incidental to such transportation in accordance with the provisions of this Charter.

6.             Trading.

6.1           General Provisions.

(a)           This Charter is entered into on the express warranty that Charterer will use Vessel primarily to provide LNG transportation between Primary Terminals in Indonesia and Primary Terminals outside Indonesia, although Charterer may require calls at other ports.  Vessel may trade between any other ports in any part of the world as Charterer shall direct within Institute Warranty Limits, as amended from time to time; provided that Charterer shall not require Vessel to call at any port if such requirement would violate applicable laws of Vessel’s Country of Registry, Indonesia or Taiwan (and neither party hereto shall be obligated to comply with a request to take action which would violate such laws) or at which a state of war or civil unrest or commotion exists or which is the subject of risk to the health or safety of its officers and crew; and provided further, that the Master shall not be required to take Vessel into or remain at an unsafe port.  If a port to which Vessel is ordered by Charterer is determined to be unsafe by the Master, and the Master has notified Charterer by telex or facsimile transmission or otherwise accordingly, then Charterer shall be bound to order Vessel by telex or facsimile transmission or otherwise to an alternative port which is determined by the Master to be a safe port.  If no orders are received by the Master from Charterer prior to the time when the Master must deviate or break ground to avoid unsafe conditions, owner shall cause the Master to proceed to the nearest safe anchorage to await further orders from Charterer.

(b)           If Charterer directs Vessel to any port other than a Primary Terminal, Charterer shall provide adequate notice to Owner for Owner to comply diligently with regulations applicable to such other terminal (with the cost and time taken for such compliance in all respects being for the account of Charterer), and Charterer shall exercise due diligence to ensure that:

(i)            any such port, berth or other place to which Charterer directs Vessel is safe; and Vessel can lie always safely afloat; and

(ii)           Vessel’s mooring and cargo manifold equipment is compatible with mooring and cargo manifold equipment at such other port.

The cost of and time taken for any change in the structure or equipment of Vessel after the date hereof (and any other expenses reasonably and necessarily incurred by Owner in addition to the expenses which would otherwise have been incurred at a Primary Terminal) which are required either by Charterer’s directing Vessel to a port other than a Primary Terminal, or as a result of any change in the requirement of a Primary Terminal, shall be for Charterer’s account and paid for in accordance with the provisions of Schedule III, provided Owner shall have acted diligently in meeting Charterer’s requirements.

6.2           Ice.  Trading limits are also to be restricted to the January isotherm of minus ten degrees centigrade (-10° C). Vessel shall not be sent to icebound waters without Owner’s prior written consent and shall not be or become obligated to force ice or to follow ice breakers.  Despite the receipt of Owner’s consent, ii the port at which Vessel is ordered by Charterer to discharge cargo should be or become inaccessible owing to ice and the Master has notified Charterer by telex or facsimile transmission or otherwise accordingly, then Charterer shall be bound to order Vessel by telex or facsimile transmission or otherwise to an alternative port which is free from ice and at which Vessel can discharge the cargo.  Also, if, on account of ice or risk of ice, the Master considers it dangerous for Vessel to enter or remain at any discharging place for fear of Vessel being frozen in or damaged and the Master should so advise Charterer, Charterer shall provide the Master with orders, by telex or facsimile transmission or otherwise, to proceed to an alternative port that is free from ice and at which Vessel can discharge the cargo.  If no orders are received by the Master from Charterer prior to the time when the Master must deviate or break ground to avoid ice or other dangerous situations, Owner shall cause the Master to proceed to the nearest safe, ice-free anchorage to await further orders from Charterer.

7.             Loading/Discharge Place.

7.1           Generally.  Subject to the terms of Article 6, Vessel shall be loaded and discharged at any safe port, berth or dock or any other safe place whatsoever as ordered by Charterer.  In the event Charterer should order Vessel to a port which the Master considers unsafe, the Master shall be entitled to take such actions as are permitted under this Charter and by applicable safety regulations and conventions but Charterer shall not be deemed to warrant the safety of any port, berth or dock and shall not be liable for any loss, damage, injury or delay resulting from conditions at or on any port, berth or dock which is not caused by Charterer’s fault or neglect or failure to exercise due diligence or which could have been avoided by the exercise of reasonable care on the part of the Master, Owner or Owner’s contractors or subcontractors.

7.2           At Anchorage.  Charterer shall not require Vessel to be loaded or discharged at anchorage or alongside another vessel or lighters.  However, in the event of an emergency, either Owner or Charterer (but only to the extent determined by the Master to be necessary for the safety of life or property as generally recognized by applicable maritime law or international practice) may require that Vessel be so loaded or discharged and in such case Owner shall exercise due diligence to ensure that any ship-to-ship operations shall conform to standards not lower than those set out in the latest published edition of ICS/OCIMP Ship-to-Ship Transfer Guide (liquefied gases) and emergency directives.  Owner undertakes to procure promptly such hoses, fenders, reducers and other like equipment and undertake such procedures as may be necessary from time to time to prepare for and conduct such loading or discharging; provided, that such equipment shall be at Charterer’s expense as provided in Schedule III if the ship-to-ship operations requiring such equipment result from an event not arising out of a breach of contract or duty by Owner.

8.             Hire.

8.1           Accrual.  As full compensation for the performance by Owner of its obligations under this Charter, Hire shall accrue in accordance with this Article 8 commencing on the First Hire Payment Date at the hour Vessel is placed at Charterer’s disposal in accordance with section 1.20(a) (or, if the First Hire Payment Date should be determined in accordance with section 1.20(b) or (c), at 6 o’clock a.m. local time at Bontang).  Hire shall continue to accrue until the date and hour when Vessel is redelivered to Owner under the terms of this Charter.  Hire shall be paid in same day funds at the rate (“Hire Rate”) and in the manner provided for herein and in Schedule III, and, except as otherwise provided in this Charter, no other compensation or reimbursement shall be due to Owner for the performance of its obligations hereunder.

8.2           Payment.  Payment of Hire shall be made in advance in U.S. Dollars, without any discount, adjustment or deduction, except as specifically set forth in this Article 8 or otherwise in this Charter.  Owner shall provide invoices to Charterer covering each payment of Hire at least ten (10) days before due.  Payment of Hire shall be made to such account or accounts with such bank in New York City as Owner shall designate in writing or at such other place acceptable to Charterer as Owner may designate in writing.  Owner shall not change such designations without Charterer’s consent, which consent shall not be withheld unless Charterer determines that:

(i)            such change would increase Charterer’s costs;

(ii)           such change would expose Charterer to the risk of double payment; or

(iii)          Owner has established a pattern of numerous account changes within the immediately preceding two-year period.

The first payment of Hire shall be paid in same day funds before the close of business at the place of payment on the fifth day after the First Hire Payment Date.  Except as otherwise provided in this Charter, subsequent payments of Hire shall be paid in same day funds at the place of payment on the first day of each applicable calendar month during the Term (“Hire Payment Date”). Hire shall accrue on a daily basis; provided that Hire for any periods that constitute less than a calendar day shall be a pro rata portion of Hire for such calendar day.  If a Hire Payment Date falls on a day which is not a Business Day at the place of payment, payment shall instead be made on the next succeeding day that is a Business Day at such place.  Any Hire paid in advance and not earned shall be refunded on the next Hire Payment Date (or as otherwise provided under this Charter) to Charterer by Owner (except in the case of a payment under section 8.5 for which Owner has a period of ninety (90) days in which to make payment).

8.3           Deductions.  Charterer shall be entitled to deduct from the payments of Hire:

(a)           actual or reasonably estimated disbursements, if any, for Owner’s account;

(b)           any advances to the Master or to Owner’s agent for expenses or disbursements for Owner’s account;

(c)           reductions in Hire during a lay-up period determined in accordance with Article 10;

(d)           any previous overpayment of Hire, including payments made with respect to periods of Off-Hire;

(e)           Off-Hire accruing and payments reasonably anticipated to be due from Owner to Charterer under this Charter during the period for which payment of Hire is to be made;

(f)            any sums due during the period for which payment of Hire is to be made in respect of Owner’s failure to meet Owner’s performance undertakings as calculated pursuant to Schedule II; and

(g)           any other sums to which Charterer is entitled under this Charter.

No deduction of Hire under this section 8.3 shall be made unless prior notice has been provided to Owner.  Any deduction for estimated disbursements or for which an estimate is otherwise made under this section 8.3 shall be verified or adjusted by Charterer within thirty (30) days after the applicable deduction to reflect only disbursements actually made on or before the date of said verification or adjustment.  All deductions from Hire shall be verified by Charterer by production of vouchers or supporting documentation corresponding to the deductions within ***** after the applicable deduction.

8.4           Final Payment.  Should Vessel be on her final voyage during the Term at the time of a Hire Payment Date, the amount payable on such date shall be the Hire reasonably estimated by Charterer to be necessary to complete the voyage and effect redelivery of Vessel to Owner, less all deductions provided for in section 8.3 (which shall be reasonably estimated by Charterer if the actual amounts have not been determined), and also less the amount estimated by Charterer to become payable by Owner for bunkers, fuel oil, gas oil, and diesel oil on redelivery of Vessel to Owner as provided in Article 13 and for spare parts in accordance with paragraph 2.14 of Schedule III.  Within ***** following the date of redelivery of Vessel, any difference between the estimated and actual amounts shall be refunded to or paid by Charterer as and to the extent that the case may require.

8.5           Loss.  Should Vessel become an actual total loss, this Charter shall terminate and Hire shall cease at the time of her loss or, if such time is unknown, at the time when Vessel was last heard of.  If Vessel should become a constructive total loss, this Charter shall terminate and Hire shall cease at the time of the casualty resulting in such loss.  Hire paid in advance, if any, and not earned shall be repaid to Charterer by Owner within ninety (90) days after Hire has ceased under this section 8.5. All other moneys owing to Charterer under the provisions of this Charter at the time Hire ceases under this section 8.5 shall be paid immediately to Charterer, and likewise Owner shall be paid immediately the net amount of all sums due from Charterer.  If Vessel shall have been missing for at least forty eight (48) hours when a payment of Hire would otherwise be due, such payment shall be postponed until the safety of Vessel is ascertained.

8.6           Deficiencies.  If Vessel does not fulfill Owner’s representations and warranties or any other part of its description as represented or warranted under this Charter other than as a result of a casualty, and such deficiency results in the performance of Vessel under this Charter being adversely affected (other than in a manner such as to give rise to a claim under Article 16), then Charterer shall be entitled, without prejudice to any other rights Charterer may have under this Charter or otherwise, to such a reduction in Hire as may be required to correct or compensate for such deficiency; provided that Charterer shall first have given Owner notice of such deficiencies and a reasonable period of time but in no event longer than ***** after receipt of such notice within which to cure such deficiencies; and provided further that, if cure of such deficiencies requires removal of Vessel temporarily from service under this Charter and Charterer is unwilling to permit such temporary removal, the period to cure referred to above shall not begin running until Vessel has been removed from service.  Prior to such removal of Vessel from service, Owner shall take whatever action may be safely possible to take toward the cure of such deficiencies without removal of Vessel from service.  In the event Owner should fail to cure such deficiencies within the period provided, the reduction in Hire permitted under this section shall apply from the date Charterer gave Owner notice thereof until cured.  Charterer’s failure to exercise its right to withhold payment, or any other forbearance by Charterer following a default by Owner, shall not constitute a waiver of Charterer’s rights hereunder.

8.7           Late Payment.  In the event Charterer fails to make any payment (including without limitation any payment of Hire) due and owing to Owner under this Charter, Owner shall so notify Charterer.  If Charterer fails to pay amounts due and owing within ***** after receipt of such notice, Charterer shall pay Owner, in addition to all other amounts then due and owing, a late fee at a rate equal to

LIBOR plus ***** percent (*****%) on the amounts due and owing for the period from said ***** until paid.  If, following receipt by Charterer of any such notice, Charterer does not make such payment to Owner as provided in section 40(b), Owner shall have the right to withdraw Vessel from the service of Charterer in accordance with the terms of Article 40 without prejudice to any other claim Owner may have under this Charter.

8.8           Adjustments.  The Hire Rate shall be subject to adjustment in accordance with the provisions of this Article 8 and of Schedule III.

8.9           Taxes.

(a)           As used in this Charter, “Indonesian Taxes” means all tax (including value added or sales tax), duty (except duties to be borne by Owner under section 11(xi)) or impost imposed on Owner or Vessel by the Government of Indonesia or any division or department thereof or any province or municipality thereof arising out of Owner’s activities hereunder (other than such taxes, duties or imposts which are imposed solely because such activities are deemed connected with other business activities of Owner in Indonesia which are not necessary for Owner’s performance hereunder).  If Charterer is required by any applicable law, rule or regulation in Indonesia to effect any withholding in respect of any Indonesian Taxes on Hire or other amounts payable to Owner hereunder and/or if Owner is required to pay any amount in respect of Indonesian Taxes as a result of any such payments hereunder, and such Indonesian Taxes by way of deduction, withholding and/or payment by Owner exceed in the aggregate a rate of ***** percent (*****%), then the amount payable hereunder in respect of Hire or such other amounts shall be increased so that the amount received by Owner net of such Indonesian Taxes shall be the amount that would have been received but for such excess deduction, withholding, or payment by Owner.

Charterer shall make any required deduction or withholding for Indonesian Taxes and shall promptly pay the sum to the relevant authorities and shall provide Owner with copies of all receipts (and returns filed) in connection therewith.

(b)           If Owner, or any Affiliate of Owner, shall receive any reciprocal credit in respect of Indonesian Taxes by way of reduction of tax actually payable in another country attributable to the payment of Indonesian Taxes, then Owner shall account to Charterer for the amount the taxes payable therein are reduced by the Indonesian Taxes paid by or on behalf of Owner.

(c)           Owner will co-operate with Charterer and take all steps Charterer may reasonably require to assist in accommodating the deduction of such withholding or the payment of Indonesian Taxes.

(d)           Notwithstanding section 8.9(a), Hire shall not be increased as a result of any withholding or payment of Indonesian Taxes on Hire or other amounts payable to Owner hereunder to the extent that such deduction, withholding or payment results from a change in Owner’s business activities in Indonesia or a change of Owner’s country of tax residence after the date hereof.

(e)           If Owner or Manager is assessed for, is liable to pay and pays taxes in respect of any payment under this Charter by reason of any law, rule or regulation applicable in Taiwan and such Taiwanese taxes are levied in relation to and exclusively as a consequence of Vessel’s service under this Charter and are not imposed by the Country of Registry, the country in which the effective management of Vessel is located or the country of incorporation or place of business of Owner, then Charterer shall reimburse Owner for such Taiwanese taxes, together with any additional sums as may be necessary to provide Owner with amounts which Owner would have received but for the assessment of such Taiwanese taxes, net of any credits as a result of a reduction in tax actually payable in another country attributable to the payment of such Taiwanese taxes.  Owner shall first provide Charterer with an accounting and receipts from the relevant Taiwanese taxing authority.  The amount relating to Taiwanese taxes so paid shall be treated as additional Hire pursuant to Schedule III.

9.             Liens.

(a)           Owner shall not have (and shall not permit others claiming by, through or under Owner or its predecessors to have) any lien on cargoes or on subfreights or any other sums payable to Charterer or others with respect to sales of cargoes loaded under this Charter or on any property of Charterer except to the extent such a lien should arise by operation of law, in which event Owner shall take such steps as are necessary to insure that such lien does not interfere with or otherwise affect Charterer’s rights in such cargoes, property, subfreights or other sums.

(b)           Charterer shall not permit any lien to arise on Vessel resulting from Charterer’s dealings with third parties except to the extent such a lien should arise by operation of law, in which event Charterer shall take such steps as are necessary to assure that such lien does not interfere with or otherwise affect Vessel’s operations or ownership.

10.          Lay-Up.

10.1         Lay-Up. Charterer shall have the option of laying up Vessel for all or any portion of the Term, in which case Hire hereunder shall continue to be paid and all additional costs incurred as a result of Vessel entering, remaining in, breaking or leaving lay-up (including any dry.  docking necessary for Vessel’s efficient and economic operation after such lay-up) shall be for Charterer’s account and shall be paid to Owner promptly after demand supported by invoices and supporting documentation.  However, there shall be credited against such Hire and Costs the full amount which Owner saves during such period of lay-up at the time such Hire is paid.  Owner shall take all reasonable steps as may be necessary to effect savings in the costs pertaining to Vessel during any period of lay-up.

10.2         Notices.  The option granted to Charterer hereunder may be exercised one or more times during the Term.  Charterer shall give written notice to Owner of any such exercise prior to the commencement of lay-up.  Charterer shall designate in the notice the anticipated length of the lay-up period, and such period may be revised by Charterer upon providing a supplemental notice (subject to any irrevocable commitments Owner has made pursuant to section 10.3 to use the Vessel elsewhere).  Should Charterer, having exercised the option granted hereunder, desire Vessel again to be put into service, Owner shall, upon receipt of notice from Charterer to such effect, immediately take steps to restore Vessel to service as promptly as reasonably possible, said obligation of Owner being conditional upon receipt of payment from Charterer of all amounts due by Charterer under this Article 10 for which Owner has made demand and submitted invoices at least ***** prior to said notice from Charterer to Owner.  Charterer shall promptly pay all other amounts due under this Article 10 notwithstanding that Vessel has been returned to service.  Any reduced performance or any other consequence demonstrated to be beyond Owner’s reasonable control due to fouling caused by lay-up shall be taken into account when assessing Vessel’s performance pursuant to Article 16 of this Charter.

10.3         Owner’s Option to Remove Vessel.  Under the following circumstances and pursuant to the terms and conditions hereinafter set forth, Owner shall have the right to remove Vessel from service under the terms of this Charter.  If Charterer’s notice under section 10.2 specifies a lay-up period of greater than six (6) months, Owner, upon written notice to Charterer, shall have the right to take Vessel Off-Hire and use it elsewhere, either for its account or that of a third party, during the period indicated in Charterer’s notice.  If Owner takes Vessel Off-Hire as provided above for a temporary period, it shall covenant to have Vessel ready to resume service under this Charter as of the date Charterer specified in its original or latest supplemental notice at a location mutually acceptable to Owner and Charterer.

11.          Owner to Provide.

Subject to Schedule III and except as stated otherwise in this Charter or as may be agreed in writing by Owner and Charterer from time to time, Owner shall provide and pay for all requirements, costs or expenses of whatsoever nature relating to Vessel and her Master, officers or crew which, without prejudice to the generality of the foregoing, shall include:

(i)            maintenance, dry-docking, and repairs and all expenses associated therewith;

(ii)           subsistence, wages, overtime, fringe benefits, leave pay, payroll burden, consular, shipping and discharging fees, and all other costs and expenses of the Master, officers and crew;

(iii)          deck, cabin and engine room stores and necessary spare parts;

(iv)          insurance as set forth in Schedule IV;

(v)           fumigation and deratization exemption certificates, certificates of financial responsibility issued on behalf of Owner by Owner’s P&I Club and the like;

(vi)          tonnage certificates as required for world-wide trading;

(vii)         fees of classification societies and other authorities performing inspections required so that Vessel may continue to meet the warranties in Article 4;

(viii)        water and lubricants;

(ix)           communications charges;

(x)            nitrogen and inert gas; the supply of such shall be the responsibility of Owner, but fuel for making the same shall, in accordance with section 12.1, be for the account of Charterer; and

(xi)           all customs or import duties arising in connection with any of the foregoing (always excluding duties on cargo and duties on Vessel arising as a consequence of Vessel’s being ordered by Charterer to a port other than a Primary Terminal or an agreed dry-docking port).

Any amounts allowable in General Average for wages, provisions and stores shall be credited to Charterer insofar as such amounts are in respect of a period when Vessel is on Hire.

12.          Charterer to Provide.

12.1         Generally.  Subject to section 12.2, Article 13 and Schedule III, Charterer shall provide and pay for:

(i)            all fuel, including natural boil-off up to the limits set in Article 26 subject as provided in Schedule II and forcing vaporizer boil-off used to propel Vessel and gas oil/diesel oil for the inert gas and diesel generators when in use and LNG required at the First Hire Payment Date and after regularly scheduled dry-docking, but excluding fuel used in connection with a General Average sacrifice or expenditure or with the dry-docking, repair or the preparation of Vessel therefor;

(ii)           to the extent incurred at loading and unloading ports and bunkering ports to which Charterer directs Owner:  port charges, Charterer’s agency fees, commissions, expenses of loading and discharging cargoes and canal dues; and

(iii)          to the extent incurred at loading and unloading ports and bunkering ports to which Charterer directs Owner:  towage, pilotage and when not provided by Vessel’s crew, docking, loading and unloading, except that Owner shall remain responsible or proper stowage, which shall be carried out under the supervision and responsibility of the Master.  The Master shall keep strict account of all cargo loaded and discharged.  Owner hereby accepts responsibility for and indemnifies Charterer, its servants and agents against all claims, damages, liabilities and obligations whatsoever that may arise out of any towage, pilotage and when not provided by Vessels crew, docking, loading and unloading, as aforesaid, whether such claim, damage, liability or obligation arises under conditions imposed by the party rendering the service or otherwise.  Owners liability under this clause (iii) of section 12.1 shall not exceed the amount to which Owner would have been entitled to limit its liability if the arrangements for towage, pilotage, docking, loading and unloading had been made by Owner itself.

12.2         Exceptions.  All requirements of Vessel whatsoever during or in connection with periods of Off-Hire shall be provided and paid for by Owner, notwithstanding that such requirements would otherwise be provided and paid for by Charterer under this Article 12. Owner shall account and pay to Charterer for all bunkers, fuel oil, gas oil, diesel oil, liquid nitrogen and LNG (but not including LNG for which Charterer recovers under its cargo insurance coverages) of Charterer consumed or lost through boil-off by Vessel during said periods of Off-Hire, valued on the basis of Owner’s or Charterer’s (as the case may be) most recent cost of the relevant items, except that the price for such LNG consumed or lost shall be valued at the sales price for the LNG Customer to whom the last cargo is delivered.

13.          Bunkers, etc.  at Delivery and Redelivery.

Charterer shall accept and pay Owner far all bunkers, fuel oil, gas oil and diesel oil (to the extent the cost is not included in the purchase price of Vessel under the Building Contract) on the First Hire Payment Date, and Owner shall, on redelivery, accept and pay Charterer for all bunkers, fuel oil, gas oil, and diesel oil then remaining on board.  All such payments by Charterer and Owner shall be on the basis of Owner’s or Charterer’s (as the case may be) most recent cost of the relevant items.  At the First Hire Payment

Date, Owner shall provide, at Charterer’s expense as provided in this Article 13, bunkers sufficient for completing a laden voyage by Vessel from Bontang to Yung-An, plus three (3) days’ margin, under this Charter.  If requested by Charterer, Owner shall give Charterer the benefit of the price under any fuel contract Owner may have in force.  Vessel is to be redelivered at the end of the Term with sufficient bunkers to reach the nearest safe bunkering port for Vessel.

14.          Off-Hire.

14.1         Event of Off-Hire.  In the event of loss of time in the carriage of cargo under this Charter or if Vessel is unavailable to Charterer for such purpose (whether arising from interruption or delay in performance of Vessel’s service or in any other way) through any of the following:

(a)           deficiency of personnel (whether numerical or otherwise); deficiency of stores; breakdown (whether partial or otherwise) of machinery or boilers; fire; accident or damage to Vessel, including collision and stranding; any other cause whatsoever unless brought about by the negligent act or omission or willful misconduct of Charterer preventing the efficient working of Vessel or as a consequence of Vessel being laid up or otherwise out of commission due to Charterer’s orders;

(b)           breach of orders or neglect of duty by, or labour disputes or strikes by, or refusal to sail on the part of, the Master, or any of the officers or crew;

(c)           deviation for the purpose of obtaining medical advice or treatment for or landing of any person (other than a supercargo carried pursuant to Article 34) in consequence of illness, injury or death unless brought about by Charterer’s having directed Vessel to an infected area or by the negligent act or omission or willful misconduct of Charterer preventing the efficient working of Vessel;

(d)           proceeding to or from and while at any port or anchorage other than that to which Vessel is bound under the instructions of Charterer for any reason other than stress of weather or as otherwise permitted without penalty to Owner under this Charter;

(e)           detention of or interference with Vessel in consequence of legal action against, or alleged or actual breach of regulations by, Vessel, Owner, Owners contractors or subcontractors, the Master, officers or crew of Vessel (unless brought about by the negligent act or omission or willful misconduct of Charterer) or by any other vessel owned or managed by Owner or Owner’s contractors or subcontractors;

(f)            exceeding the number of days determined pursuant to section 15.5 for time lost for any regularly scheduled dry-docking including time spent cleaning and painting Vessel’s bottom, repairing and dry-docking, pre-dry-docking procedure (including warming, inerting and gas freeing), post dry-docking procedure (provided that time taken for inerting, purging and cooling subsequent to regularly scheduled dry-docking shall be for Charterer’s account), and waiting for any of the aforesaid purposes;

(g)           any repairing and unscheduled dry-docking including time spent for predocking/repair procedure, including inerting, purging and gas freeing; postdocking/repair procedure, including inerting, purging and cooling in excess of that undertaken at normal loading (provided that time taken for inerting, purging and cooling subsequent to such repairs and unscheduled dry-docking and inerting and purging subsequent to delivery of Vessel under Article 3 shall be for Owner’s account); and waiting for any of the aforesaid purposes;

(h)           the extra time needed to cool Vessel’s cargo tanks as specified in Article 27;

(i)            requisition as specified in Article 36;

(j)            failure of documentation as specified in section 35(b); and

(k)           any of the circumstances providing for cessation of Hire under other sections of this Charter,

then the provisions of section 14.2 shall apply.

14.2         Effect of Off-Hire.  Subject to the provisions of this Article 14, all Hire shall cease to be due or payable in respect of the time so lost; provided that this provision shall not apply to dry-dockings covered by Article 10.

14.3         Calculation of Time Lost.  The time lost shall be calculated from the commencement of the loss of time, deviation or putting back until Vessel is again in a fully efficient state and is in a position not less favourable in all respects for the performance of the service required of Vessel by Charterer than that at the commencement of the loss of time, deviation or putting back.  In case of dry-docking pursuant to Article 15 at a port where Vessel is to load or discharge under Charterer’s orders, the time lost shall begin the day and hour Vessel receives free pratique on arrival, if in ballast, or the day and hour Vessel completes discharge of cargo, if loaded.  Time lost shall continue thereafter until Vessel is again ready for service.  In case of dry-docking at a port other than where Vessel loads or discharges, time lost shall (unless otherwise agreed) continue from the day and hour of deviation until Vessel is again in the same or equivalent position as though no deviation had occurred.  Subject as provided in Sections 14.1(f) and (g) and in Article 27, time lost for purposes of this Article 14 shall also include time lost in order to prepare Vessel to return to service hereunder, including inerting, purging and cooling in excess of that undertaken at normal loading.

For the avoidance of doubt, Vessel shall not be regarded as Off-Hire in the event of Owner undertaking routine maintenance including but not limited to boiler cleaning, cleaning of condenser and general repairs pursuant to the agreed preventative maintenance program; provided that no time is lost to Charterer in complying with the required loading and delivery schedules as determined by Charterer.

15.          Dry-docking.

15.1         Intervals, Responsibility.  Owner, at Owner’s expense, shall dry-dock, clean and paint Vessels bottom and effect overhaul and other necessary repairs at approximately thirty (30) month intervals, consistent with prudent operating practices, classification society rules and safety (or at such other intervals as the parties may mutually agree), for which purpose Charterer shall allow Vessel to proceed to an appropriate port.  Owner shall be solely responsible therefor and also for gas freeing Vessel upon each such occasion.  All towage and pilotage and, except as provided in Article 12, other expenses incurred while proceeding to and from and while in dry-dock shall be for Owner’s account.

15.2         Timing.  Within the limits set forth in section 15.1, dry-docking hereunder shall occur as scheduled and agreed between Charterer and Owner so that it best conforms to Charterer’s requirements, subject always to requirements for safety of Vessel, its cargo, officers and crew which shall be paramount.  Owner shall notify Charterer at least one year in advance of a contemplated dry-docking.

15.3         Selection of Yard.  Owner’s selection of a yard for dry-docking and repairing pursuant to this Article 1.5 shall be subject to Charterer’s prior approval (which Owner must seek at least three (3) months in advance), which approval shall not be unreasonably withheld or delayed.

15.4         Estimates.  Owner shall provide Charterer with cost estimates and specifications for each regular dry-docking at least six (6) months in advance and, for all other dry-docking (including lay-up dry-docking) under this Charter, a reasonable amount of time prior thereto in light of the circumstances giving rise to the dry-docking.

15.5         Allowance Time.  A period of thirty-three (33) days shall be allowed for any regularly scheduled dry-docking provided that, subsequent to every two (2) dry-dockings, Owner and Charterer shall meet to agree on the number of days to be allowed for each of the two (2) subsequent dry-dockings.  Should no agreement be reached, the thirty-three (33) day allowance shall apply.  In the event Owner completes any dry-docking in less than the applicable allowance period, Hire shall nevertheless continue to be paid.  At Owner’s option, between two (2) consecutively scheduled dry-dockings, a maximum of ***** may be used for scheduled repairs or annual surveys; provided, however, that:

(i)            Owner has given reasonable notice in writing to Charterer of such repairs or annual surveys; and

(ii)           Charterer has approved in advance Owner’s schedule for making such repairs or annual surveys.

16.          Owner’s Performance Undertakings and Adjustment of Hire.

16.1         Speed.  In addition to the other warranties and undertakings set forth in this Charter, Owner undertakes that Vessel will maintain throughout the term of this Charter, on all sea passages, from sea buoy to sea buoy, an actual average speed of no less than the guaranteed average speed established in Schedule I. The average speed shall be calculated as set forth in Schedule II. Notwithstanding the foregoing, Charterer, at its option, may instruct Vessel to slow steam or speed up in accordance with Article 32.

16.2         Fuel Consumption.  Owner further undertakes that throughout the Term, Vessel will maintain the guaranteed fuel oil consumption specified in Schedule I. Such fuel oil shall have at least the minimum specifications described in Schedule I.

16.3         Discharge.  Owner further undertakes that the main cargo pumps will throughout the Term discharge Vessel’s cargo in not more than twelve (12) hours, providing shore installations can receive at such rate and also provided that the shore supplies a suitable gas return line.  Time for ramping up, ramping down, stripping, connecting and disconnecting, and cooling of shore liquid arms shall not be included in the computation of discharge time.

16.4         Loading.  Owner further undertakes that the high duty compressors will throughout the Term enable Vessel’s cargo to be loaded in not more than twelve (12) hours, providing shore installations can load at such rate and also provided that the shore supplies a suitable gas return line.  Time for topping up, connecting and disconnecting and cooling of shore liquid arms shall not be included in the computation of loading time.

16.5         Other Provisions.  The provisions of this Article 16 shall be administered in accordance with the provisions of Schedule II and shall be without prejudice to any other remedies to which Charterer may be entitled for failure of Owner to meet its obligations under this Charter. Owner shall provide personnel sufficiently experienced and qualified to provide Charterer with the data necessary for Charterer to make the calculations contemplated in Schedule Il and to follow up on Charterer’s deficiency claims.

17.          Fuel System for Main Engines.

Vessel’s main engine shall be equipped with a system to burn either boil-off gas from the LNG carried together with fuel oil or, alternatively, fuel oil alone or boil-off gas alone.  To determine Vessel’s total fuel oil consumption when transporting LNG, it is agreed that one cubic metre of LNG shall initially be deemed to be equivalent to zero point five three five (0.535) metric tons of fuel oil (BCE). Vessel shall, except as otherwise instructed by Charterer, use the available boil-off gas as fuel subject to the provisions of Article 26 and within the limits as may be imposed by safety regulations and the safety of Vessel.

18.          Space Available to Charterer.

The whole reach and burthen of Vessel (but not more than she can reasonably stow and safely carry) shall be at Charterer’s disposal, reserving proper and sufficient space for Vessel’s officers, crew, the Master’s cabin, tackle, apparel, furniture, fuel, effects, provisions and stores, spare gear and lubricating oil.

19.          Duties of Master.

19.1         Prosecution of Voyages.  Subject to the provisions of Article 32 on speed, Owner shall cause the Master to prosecute his voyages with all reasonable dispatch and render all reasonable assistance with Vessel’s officers, crew and equipment, including hoisting, connecting and disconnecting hoses at ports or sea berths where requested or where such assistance is a normal practice.  The Master and Chief Engineer shall be required to be fluent in written and oral English, and shall maintain all records and provide all reports with respect to Vessel in English.

19.2         Observe Orders, Send Notices.  Owner shall cause the Master, although appointed by and in the employ of Owner and subject to Owner’s direction and control, to observe the orders of Charterer or Charterer’s agents as regards employment of Vessel, sending of notices to LNG Customers, sellers, shippers or consignees of cargo or any arrangements required to be made by Charterer hereunder; provided, however, that at no time shall the Master be required to comply with instructions inconsistent with safety and local regulations or directives of Vessel’s classification society or Governmental Authorities applicable to Vessel.

19.3         Personnel Changes.  If Charterer should be dissatisfied with the conduct of the Master or officers, Owner shall, on receiving particulars of the complaint, investigate it and, if reasonably justified, make a change in the appointments.  In any event Owner shall communicate in writing the result of its investigation to Charterer as soon as possible.  Charterer agrees to refrain from arbitrarily requiring changes in appointments.

19.4         Records.  Charterer shall furnish to the Master, from time to time, all requisite instructions and sailing orders.  Both the Master and the Engineers shall keep full and correct logs of the voyages, which shall at all times within normal working hours be made available to Charterer and its agents, and abstracts thereof, or such other forms or reports as Charterer may reasonably require, shall be sent to Charterer from each port of call or at such other intervals as may reasonably be required by Charterer.  Failure of the Master promptly to forward Vessel’s abstracts and other forms and reports in compliance with the above shall be adequate grounds for Charterer’s invoking the provisions of section 19.3.

19.5         Notice of Unavailability.  If Vessel is Off-Hire or is otherwise not available for loading, transporting or discharging LNG for any reason whatsoever, except for regularly scheduled dry-docking periods not exceeding allowed time under sections 15.5 or 14.3(b) and lay-up in accordance with Article 10, then Owner shall give Charterer notice thereof immediately by telex or facsimile.  Owner shall update such notices from time to time to provide Charterer with any new information including a reasonably detailed description and an estimate of the duration of the period for which Vessel is anticipated to be unavailable.

20.          Infected Area.

Charterer shall be liable for any loss of time in quarantine arising from the Master or any of the officers or crew having communication with the shore at any infected area unless Vessel has proceeded to a port which is in or becomes part of an infected area otherwise than under instructions of Charterer, in which event Owner shall be liable therefor.

21.          Bills of Lading, etc.

21.1         Signing of Documents.  Bills of Lading, custody transfer sheets, volume certificates and similar documents shall be signed by the Master, in such form and manner as Charterer or its agents may direct, the Master attending as necessary at the offices of Charterer or Charterer’s agents for such purpose.  However, at Charterer’s request, Owner’s agents may sign Shipping Documents on behalf of the Master.  All Shipping Documents shall be without prejudice to this Charter.  The Master shall not be required to sign Bills of Lading for any port which Vessel cannot enter, remain at and leave in safety and always afloat nor for any blockaded port.  Charterer hereby indemnifies and agrees to indemnify Owner against all liabilities that may arise:

(i)            from any irregularities in papers supplied by Charterer or its agents;

(ii)           from the signing of Shipping Documents in accordance with the directions of Charterer or its agents to the extent that the terms of such Shipping Documents impose more onerous liabilities than those assumed by Owner under the terms of this Charter.

21.2         Incorporation of Standard Clauses.  Bills of Lading issued under this Charter shall be subject to a Both-to-Blame Collision Clause, General Average Clause, New Jason Clause, Clause Paramount, Blockades Clause, War Risks Clause, Deviation Clause and Safe Port Clause as set forth in sections 21.3, 21.4, 21.5, 21.6, 21.7, 21.8, 21.9 and 21.10, respectively, and such clauses shall be incorporated verbatim or be deemed incorporated by reference in all such Bills of Lading and, with the exception of the Clause Paramount in section 21.6 shall form part of this Charter Party.  Any Bill of Lading shall be non-negotiable and shall be substantially in the form attached hereto as Exhibit F.

21.3         Both-to-Blame Collision Clause.  If the liability for any collision in which Vessel is involved while performing this Charter should be determined in accordance with the laws of the United States of America, the following clauses shall apply:

(a)           If Vessel comes into collision with another ship as a result of the negligence of the other ship and any act, neglect or default of the Master, mariner, pilot or the servants of Owner in the navigation or in the management of Vessel, the owners of the cargo carried hereunder shall indemnify Owner against all loss or liability to the other or non-carrying ship or her owners insofar as such loss or liability represents loss of, or damage to, or any claim whatsoever of, the owners of said cargo, paid or payable by the other or non-carrying ship or her owners to the owners of said cargo and set off, recouped or recovered by the other or non-carrying ship or her owners as part of their claim against Vessel or Owner.

(b)           The foregoing provisions shall also apply where the owners, operators or those in charge of any ship or ships or objects other than, or in addition to, the colliding ships or objects are at fault in respect of a collision or contact.

21.4         General Average. General Average shall be adjusted in London in accordance with English law and practice and payable according to the York/Antwerp rules, 1994, or any subsequent amendment thereof.  If a General Average statement is required, it shall be prepared in London by an Adjuster appointed by Owner and approved by Charterer.  Such Adjuster shall attend to the settlement and the collection of the General Average, subject to customary charges.  General Average Agreements and/or security shall be furnished by Owner and/or Charterer, if requested.  Any cash deposit being made as security to pay General Average and/or salvage shall be remitted to the Average Adjuster and shall be held by him at his risk in a special account in a duly authorized and licensed bank in London.

21.5         New Jason Clause.  If, notwithstanding the terms of section 21.4, it is agreed that General Average adjustment be made in accordance with the law and practice of the United States of America, the following clauses shall apply:

(a)           In the event of accident, danger, damage or disaster before or after the commencement of the voyage, resulting from any cause whatsoever, whether due to negligence or not, for which, or for the consequences of which, Owner is not responsible, by statute, contract or otherwise, the cargo, Charterer or the consignees or owners of the cargo shall contribute with Owner in General Average to the payment of any sacrifices, losses or expenses of a General Average nature that may be made or incurred and shall pay salvage and special charges incurred in respect of the cargo; and

(b)           If a salving ship is owned or operated by Owner, salvage shall be paid for as fully as if the said salving ship or ships belonged to strangers.  Such deposit as Owner or its agents may deem sufficient to cover the estimated contribution of the cargo and any salvage and special charges thereon shall, if required, be made by the cargo, Charterer or, consignees or owners of the cargo to Owner before delivery of the cargo.

21.6         Clause Paramount.  All Bills of Lading issued under this Charter shall contain the following Clause Paramount:

This Bill of Lading shall be deemed to incorporate and shall have effect subject to the English Carriage of Goods by Sea Act, 1971 and the amended Hague Rules as set out in the schedule to that Act, notwithstanding that this Bill of Lading may be issued in or shipment made from or to a state which is not a contracting state under the said Rules or under whose laws the said Rules would not be given effect.  If any term of this Bill of Lading conflicts with any of the said Rules, such terms shall be void to that extent but no further.  This Bill of Lading and all rights and obligations arising out of or in connection with it shall be governed by the laws of England.

21.7         Blockades.  The Master shall not be required or bound to sign Bills of Lading for any blockaded port or for any port which the Master in his discretion deems dangerous or impossible to enter or reach.

21.8         War Risks.  If:

(a)           any port of loading or of discharge named in this Charter or to which Vessel may properly be ordered pursuant to the terms of Bills of Lading be blockaded; or

(b)           owing to any actual or threatened war, hostilities, warlike operations, civil war, civil commotions, revolutions or the operation of international law:

(i)            entry to any such port of loading or of discharge or the loading or discharge of cargo at any such port be considered by the Master in his discretion dangerous or prohibited; or

(ii)           it be considered by the Master in his discretion dangerous or impossible for Vessel to reach or remain at any such port of loading or of discharge,

then the Master shall not be required or bound to enter or remain at any such port or place and Charterer or shipper, as the case may be, shall have the right to order the cargo or such part of it as may be affected to be loaded or discharged at any other port of loading or discharge, respectively, within the ranges of ports established under the provisions of this Charter or the Bill of Lading, as the case may be (provided such other port is not blockaded or that entry thereto or loading or discharge of cargo thereat is not, in the Master’s discretion, dangerous or prohibited).  If in respect of a port of discharge no orders be received for the nomination of a substitute port from Charterer prior to the date on which the Term is scheduled to end, the Master shall then be at liberty to discharge the cargo at the closest safe port to which Vessel can then proceed, as determined by the Master, and such discharge shall be deemed to be due fulfilment of the contract or contracts of affreightment so far as cargo so discharged is concerned.  In the event the cargo is loaded or discharged at any such other port within the respective ranges of loading or discharging ports established under the provisions of this Charter or a Bill of Lading, as the case may be, it shall be read in respect of freight and all other conditions whatsoever as if the voyage performed were that originally designated.  However, if Vessel discharges the cargo at a port outside the range of discharge ports established under the provisions of this Charter or a Bill of Lading, as the case may be, freight shall be paid as for the voyage originally designated, and all extra expenses involved in reaching the actual port of discharge or discharging the cargo thereat shall be paid by Charterer or cargo owners.  Notwithstanding the provisions of sections 21.7 and 21.8, if Charterer should disagree with the Master as to the existence of a blockade or a situation which makes it dangerous or impossible to enter or reach or remain at a designated port, the issue shall be referred to an internationally recognized independent marine arbitrator chosen by the London Maritime Arbitrators Association for his determination.  Such determination shall be final.

(c)           Vessel should be ordered by Charterer within such zone as referred to in sub-section (a) or (b), or be exposed in any way to the said risks, then notwithstanding the terms of Article 14, Hire shall be payable for all time lost including any loss of time as a result of loss or injury to the Master, officers or crew.

21.9         Deviation.  Vessel shall have liberty to comply with any directions or recommendations as to departure, arrival routes, ports of call, stoppages, destinations, zones, waters, delivery or in any otherwise whatsoever given by the government of the nation under whose flag Vessel sails or any other government or local authority having or purporting to have authority over Vessel, including any de facto government or local authority, or by any person or body acting or purporting to act as or with the authority of any such government or authority, or by any committee or person having under the terms of the war risks insurance on Vessel the right to give any such directions or recommendations.  If, by reason of or in compliance with any such directions or recommendations, anything is done or is not done, such shall not be deemed a deviation.

21.10       Safe Port.  If by reason of or in compliance with any such direction or recommendation described in section 21.9 Vessel does not proceed to the port or ports of loading or discharge to which she may have been ordered, Vessel may proceed to the nearest safe port or anchorage from where Vessel is then located, as determined by the Master, and there await further orders from Charterer not inconsistent with the provisions of this Article 21.  Notwithstanding movements of Vessel by reason of or in compliance with section 21.9 or this section, Owner shall be entitled to payment of Hire as if Vessel had proceeded in accordance with Charterer’s original orders.  So long as Owner and the Master have acted in compliance with the provisions of this Article 21 and otherwise in compliance with the provisions of this Charter, all extra expenses involved in reaching, standing by at, loading or discharging the cargo at and returning from any such other port or safe anchorage shall be paid by Charterer.

22.          Exceptions/Liberty/Indemnities.

22.1         Liberty.  Vessel shall have liberty to sail with or without pilots, to tow or go to the assistance of vessels in distress as necessary for the purpose of saving life, and to deviate for the purpose of saving life or, with Charterer’s consent, property.

22.2         Owner’s Indemnities.  Except as otherwise provided in this Charter, Owner shall be responsible for and shall defend, indemnify and hold harmless Charterer from and against all losses, expenses and claims:

(a)           for loss of or damage to Vessel or death of or injury to the Master or any of the officers or crew of Vessel even if caused or contributed to by the negligence or fault of Charterer; and

(b)           for death of or personal injury to third parties or loss of or damage to the property of third parties, to the extent arising out of construction or condition of Vessel or the negligence of Owner or Owner’s contractors, subcontractors or invitees, or their respective officers, employees, servants or agents, or the Master, officers or the crew of Vessel.

No provision for the payment or cessation of Hire contained in this Charter shall be affected by the provisions of this section.

22.3         Charterer’s Indemnities.  Except as otherwise provided in this Charter, Charterer shall be responsible for and shall defend, indemnify and hold harmless Owner from and against all losses, expenses and claims:

(a)           for death of or injury to any employee of Charterer or loss of or damage to the cargo or to property of Charterer on board Vessel even if caused or contributed to by the negligence or fault of Owner; and

(b)           for death or personal injury to third parties or loss of or damage to the property of third parties, to the extent arising out of the negligence of Charterer or its officers, employees, servants or agents other than Owner or Owner’s contractors, subcontractors or invitees or their respective officers, employees, servants or agents.

No provision for the payment or cessation of Hire contained in this Charter shall be affected by the provisions of this section.

22.4         Exceptions.  Neither Vessel, its Master or Owner shall, unless expressly provided otherwise in this Charter, be responsible for any loss, damage, delay or failure in performance hereunder arising or resulting from:  any act or neglect or default of the Master, pilots, mariners or other Servants of Owner in the navigation or management of Vessel; fire, unless caused by the actual fault or privity of the

Owner; collision or stranding; dangers and accidents of the sea, explosion, bursting of boilers, breakage of shafts or any latent defect in hull equipment or machinery; unless caused by the want of due diligence on the part of Owner to make Vessel seaworthy or to have Vessel properly manned, equipped and supplied.  Neither Vessel, its Master or Owner, nor Charterer shall, unless expressly provided otherwise in this Charter, be responsible for any loss, damage, delay or failure in performance hereunder arising or resulting from:  any act of God; act of war; hostilities; seizure under legal process (other than process relating to claims by, through or under Owner for which Owner shall be solely responsible and other than process relating to claims by, through or under Charterer for which Charterer shall be solely responsible); quarantine restrictions; strikes; lockouts; riots; civil commotions; or arrest or restraint of princes, rulers or people.  Nothing contained in this section 22.4 shall operate to excuse a party from an obligation to pay monetary amounts including Hire promptly on the date due.

22.5         Limitation on Damages.  Subject to the terms of the Omnibus and Waiver Agreements referred to in section 22.6, but otherwise notwithstanding any other provision of this Charter, neither Owner nor Charterer shall as against the other be liable for any consequential damages arising from the breach of any of the terms hereof, including, without limitation, losses of production or profit.

22.6         Conditions of Use, Omnibus and Waiver Agreements.  Notwithstanding any other provision of this Charter, any liability of Owner or Charterer for loss of or damage to any property and death of or injury to any person arising out of or relating to the use by Vessel of ports in Indonesia shall be subject to such Conditions of Use, Omnibus and Waiver Agreements and such other terms relating to the use of such ports as may be from time to time established by Charterer in conjunction with the responsible port authority and reasonably acceptable to reputable insurers and P&I Clubs.  The initial form established by Charterer of Conditions of Use, Omnibus and Waiver Agreements for the ports of Bontang and Blang Lancang, Indonesia is attached as Exhibit D.

In the event of any conflict between the Conditions of Use for any Port in Indonesia and the Omnibus and Waiver Agreements, the Omnibus and Waiver Agreements shall prevail.  Charterer undertakes to indemnify and hold harmless Owner in respect of any liability which may arise from the Conditions of Use for any Port in Indonesia in so far as such Conditions of Use impose terms on Owner which are less favourable than the terms of the Omnibus and Waiver Agreements.

22.7         Risk Allocation Agreement.  Notwithstanding any other provision of this Charter, any liability of Owner for loss of or damage to any property and death of or injury to any person arising out of or relating to the use by Vessel of ports in Taiwan shall be subject to the Risk Allocation Agreement and such other terms relating to the use of such ports as may be from time to time established by Charterer in conjunction with Buyer and the responsible port authority and reasonably acceptable to reputable insurers and the Approved Clubs.  The initial form established by Charterer of the Risk Allocation Agreement for the port of Yung-An, Taiwan is attached as Exhibit E.

22.8         Salvage.  All salvage moneys earned by Vessel and all proceeds from derelicts shall, to the extent salvage operations are permitted under this Charter, be divided equally between Owner and Charterer after deducting the Master’s, officers’ and crew’s share, after reimbursing Charterer the Hire of Vessel for time lost (and the cost of fuel consumed), and after reimbursing, to the party bearing them, all other expenses incurred.  Except as aforesaid, and subject to the provisions of Article 14 hereof, all loss of time and all expenses (excluding any damage to or loss of Vessel or her cargo) incurred in saving or attempting to save life and in unsuccessful attempts at salvage permitted under this Charter shall be borne equally by Charterer and by Owner except to the extent reimbursed by Vessel’s insurance.  Charterer shall not be liable to contribute towards any salvage payable by Owner arising in any way out of services rendered under this Article.

23.          Changes of Ownership, Assignment and Default.

23.1         Transfers.  Subject to section 4.9, Owner’s rights and obligations under this Charter are not transferable by either sale or assignment without Charterer’s prior written consent, which consent shall not be unreasonably withheld.  Without limiting the foregoing, Charterer shall not be deemed to have acted unreasonably by refusing to grant such consent unless such refusal occurs when all of the following circumstances exist:

(i)            such sale or assignment is to a company which will have a net book value immediately after such sale or assignment at least as great as the net book value of Owner immediately before such sale or assignment;

(ii)           such sale or assignment is to a company or other legal entity which has, in the reasonable opinion of Charterer, the technical capability to duly perform the obligations of Owner hereunder;

(iii)          such sale or assignment will not adversely affect Charterer’s rights under this Charter or under the Guarantee given by the Guarantor to Charterer in connection with this Charter; and

(iv)          such sale or assignment includes an express undertaking in writing (in a form reasonably acceptable to Charterer) for the benefit of Charterer pursuant to which said company shall be bound by the obligations of Owner hereunder and that said company shall be treated as Owner for all purposes hereunder and under the Guarantee.

Any purported assignment without the aforesaid consent shall be null and void.

23.2         Default.  In the event:

(a)           Subject to section 23.1, Owner ceases to remain the sole owner of Vessel and all shares in Vessel; or

(b)           Owner or Guarantor suspends payment of its debts or is unable to pay its debts and such suspension or inability is not caused by a failure of Charterer to pay Hire when due; or

(c)           Owner or Guarantor passes a resolution, commences proceedings or has a decree or judgement made against it (which is not stayed or set aside within twenty-one (21) days of service thereof on Owner) in the nature of bankruptcy or reorganization resulting from insolvency or for its liquidation or for the appointment of a receiver, trustee in bankruptcy or liquidator of its undertaking or assets and such action is not caused by a failure of Charterer to pay Hire when due; or

(d)           Owner or Guarantor enters into any composition or scheme or arrangement with its creditors and such action is not caused by a failure of Charterer to pay Hire when due; or

(e)           Guarantor shall cease directly or indirectly to be a beneficial shareholder of Owner without Charterer’s consent (which consent shall not be unreasonably withheld); or

(f)            Gotaas Larson Shipping Corporation shall cease in the aggregate directly or indirectly to own a majority of the shares of Manager or Manager shall cease to be the manager of Vessel without Charterer’s consent (which consent shall not be unreasonably withheld); or

(g)           any representation or warranty of Owner under this Charter:

(i)            shall prove to be untrue, false or materially misleading when made or for the time covered; and

(ii)           as a consequence shall materially and adversely affect Charterer’s rights or benefits under this Charter; or

(h)           Vessel shall cease to be registered under the laws of the country where it had previously been registered, except as provided in section 4.4; or

(i)            Vessel’s classification society shall permanently remove Vessel from the classification described in Schedule I; or

(j)            Owner shall place or permit to exist a mortgage or other form of consensual security interest on Vessel except as provided in sections 4.9(b) and 4.9(c); or

(k)           Vessel shall be arrested as a consequence of any claim or event other than a claim arising by, through or under Charterer or a claim arising out of any act, neglect or default of Charterer and is not released from such arrest within fourteen (14) days after being arrested; or

(l)            Owner shall make a transfer of Owner’s rights or obligations under this Charter except as provided in section 23.1; or

(m)          Owner shall fail to maintain any of the insurance it is obligated to maintain under Schedule IV; or

(n)           Owner is in material breach of any other provision of this Charter (which has not been caused or contributed to by any act, neglect or default of Charterer) and has failed to cure such breach within a reasonable period of time but in no event longer than ***** after receipt of notice of such breach from Charterer provided that if cure of such deficiencies requires removal of Vessel temporarily from service under this Charter and Charterer is unwilling to permit such temporary removal, the period to cure referred to above shall not begin running until Vessel has been removed from service.  Prior to such removal of Vessel from service, Owner shall take whatever action may be safely possible to take toward the cure of such deficiencies without removal of Vessel from service; or

(o)           the Guarantee given by Guarantor to Charterer as a guarantee of Owner’s obligations hereunder is not enforceable in accordance with its terms under English law and, within ***** after notice thereof from Charterer to Guarantor, Guarantor has failed to make such arrangements with respect to the Guarantee as are necessary to make it enforceable in accordance with its terms or to make alternative arrangements in place of the Guarantee that are acceptable to Charterer;

then in addition to any other rights Charterer may have, Charterer may, at its absolute discretion either:

(i)            terminate the Charter Period and this Charter, whereupon Owner shall immediately reimburse Charterer for any Hire paid in advance and not earned, the cost of bunkers, and any other sums to which Charterer is entitled under this Charter as well as any and all damages that Charterer may have sustained thereby.  Charterer shall be entitled (but not obligated) to advance such moneys or guarantees so as to settle any of Vessel’s accounts or Owner’s accounts with respect to Vessel and to secure the release of Vessel from any arrest so as to exercise Charterer’s rights hereunder; or

(ii)           take possession of Vessel to operate, maintain and insure Vessel at Charterer’s sole risk and expense to the same standards as are applicable to Owner hereunder (without waiving any right or claim

Charterer may have against Owner) for the remaining Original Period of this Charter (or, in the event of Charterer exercising such rights during an Extension Period, until the end of the Extension Period then in force).  In such event, Hire shall continue to accrue and be paid but Charterer may deduct from moneys Charterer might otherwise owe to Owner all of Charterer’s reasonable expenses and costs for so operating and maintaining Vessel.  Charterer shall do nothing to prejudice the rights of any mortgagee bank or banks hereunder.  Charterer shall have no extension options, pursuant to Article 2 of this Charter, in the event Charterer takes possession of Vessel in accordance with this section 23.2

23.3         Sub-Charter and Assignment.  Charterer may sub-charter Vessel or assign this Charter to another, but Charterer shall remain responsible for the continued performance of the obligations of Charterer and any assignee hereunder unless Owner’s consent, which shall not be unreasonably withheld, to said sub-charter or assignment has been obtained.

24.          Insurance.  Owner shall procure and maintain insurance in accordance with the terms of Schedule IV.

25.          Appointment and Conduct of the Manager.  Owner shall cause Manager to operate Vessel in full compliance with all requirements of the Country of Registry and any applicable Governmental Authorities and in accordance with this Charter.  Owner shall ensure that Manager is fully capable of operating, and shall cause Manager to operate Vessel to first-class international standards.  If Charterer, based on reasonable grounds, lodges a complaint in writing with Owner regarding the conduct or performance of an employee of the Manager, Owner shall immediately investigate such complaint and shall consult with Charterer and the Manager in order to ascertain whether the substance of such complaint can be remedied in a manner satisfactory to Owner and Charterer.  If Owner reasonably considers that the complaint is justified and cannot be so remedied, Owner shall remove the employee concerned and appoint a replacement, subject to the prior written consent and approval of Charterer, which shall not be unreasonably withheld.  In the event that Owner wishes to remove the Manager, Owner shall consult in advance with Charterer, and it may remove the Manager and appoint a replacement, subject to the prior written consent and approval of Charterer, which shall not be unreasonably withheld.  Charterer shall have the right to attend all meetings between Manager and Owner or its Affiliates concerning the operating performance or costs of operation of Vessel, and Charterer shall have the right to invite Buyer to attend such meetings.

26.          Boil-Off.  When Vessel is employed in the transportation of LNG, Owner covenants that the boil-off per day during laden voyages shall not exceed zero point one five percent (0.15%) of Vessel’s actual loaded cargo capacity, Charterer shall be compensated by Owner for failure to comply with said covenant in accordance with Schedule II. Charterer may, at its option, require enforced boil-off (within the capability of Vessel and subject to considerations of safety as determined by the Master) by so informing the Master and Owner.

27.          Temperature of Cargo Tanks on Arrival at Loading Port.

(a)           Except on Vessel’s maiden voyage to Bontang, following a dry-docking or when otherwise instructed by Charterer, Vessel shall always arrive at the berth at the loading port in a ready-to-load condition with the temperature provided in clause 16 of Schedule 1.  If on arrival Vessel is not in a ready-to-load condition, the extra time and the LNG required to cool Vessel’s cargo tanks to be in such ready-to-load condition shall be for Owner’s account (such LNG valued at the LNG element included in the sales price for the LNG Customer to whom the last cargo was delivered) unless:

(i)            arrival at the berth is delayed on Charterer’s orders or fault; or

(ii)           Vessel arrived on schedule at the loading port (as such schedule may have been amended by Charterer’s orders to slow steam or other instructions), but was delayed in arriving at the berth due to port congestion; or

(iii)          arrival at the berth is delayed due to weather; or

(iv)          the amount of heel retained in Vessel’s cargo tanks as a result of instructions by Charterer is not enough to maintain the required temperature.

(b)           Owner, the Master and Charterer shall agree from time to time based on current experience as to the quantity of LNG to be retained on board following cargo discharge for the purpose of cooling and propulsion on the ballast passage so as to permit Vessel to arrive at the next loading berth in a ready-to-load condition, If no such agreement can be reached, said quantity shall be as established by an independent engineer knowledgeable in the transportation of LNG chosen by Charterer in consultation with Owner.

28.          Measuring Devices.

Owner shall equip Vessel with ullage tables, gauges and devices for sampling temperature, level and pressure which are acceptable to Governmental Authorities and the parties in the trade in which Vessel is engaged and which are customarily maintained on board LNG vessels.  Such tables, gauges and devices shall, at the time of selection be satisfactory to Charterer, be the most accurate and reliable in their practical application and shall comply with the maximum permissible tolerances provided for in Schedule I. Compliance with the foregoing shall be certified by an internationally recognized independent surveyor chosen by Charterer.  From time to time as requested by Charterer, in a manner which avoids undue interference with normal operation of Vessel, Owner shall arrange for:

(i)            testing the accuracy of the instrumentation described above;

(ii)           the recalibration of such instruments; and

(iii)          the recalibration and recertification of tank gauge tables.

Such testing and recalibration shall be (i) for Owner’s account when performed in connection with regular dry-docking under section 15.1 above, (ii) for Charterer’s account at all other times and (iii) done using methods approved by Charterer and in compliance with appropriate regulatory requirements in Taiwan and Indonesia.

29.          Sampling and Measuring Cargo.

Charterer, its representatives and invitees in reasonable numbers shall have the right to attend measurements, take samples and read and record indications from the cargo instrumentation during loading and discharging operations.  At Charterer’s request, from time to time, Owner will ensure that LNG samples are transported on Vessel, properly stored during the voyage, and delivered to LNG Customers upon arrival at the termination of the voyage.

30.          Venting of Boil-Off Gases.

Owner covenants that Vessel shall be capable of operating with no venting of boil-off gases to the atmosphere but shall be capable of venting if circumstances so require and if government or other authority and safety of Vessel permits.

31.          Particulars of Vessel.

Owner shall submit to Charterer before any goods are purchased for construction of Vessel, two complete sets of true copies of Vessel’s specifications.  Approximately four (4) weeks after the execution of this Charter, Owner shall submit a list of drawings, plans, charts and diagrams to Charterer which Builder will prepare for Vessel.  Charterer shall notify Owner of the items from such list it wishes to receive, and Owner shall, when available from Builder, deliver such requested items to Charterer.

All such plans, designs, charts and drawings shall be submitted to Charterer within three (3) days after receipt by Owner for Charterer’s approval.  These specifications, plans, diagrams and drawings will be true and correct as of the date of their delivery to Charterer and shall not thereafter be materially changed without Charterer’s written consent which consent shall not be unreasonably withheld.  Withholding of consent on the basis of an extension of the Delivery Date or the Scheduled Delivery Date or increased Cost to Charterer shall not be considered unreasonable.  Owner shall, on the same basis as set forth above, further provide to Charterer full information on type and accuracy of heel and trim gauges for use with tank calibration tables, of instruments used for measuring or gauging level, temperature and density of LNG, of navigation equipment and on telex and other communications equipment.  Charterer shall notify Owner (as soon as possible but in any event within fourteen (14) days after receipt of the item in question) of any objections thereto.  In the event Owner should fail to satisfy said objections, the objections shall be referred to an independent surveyor chosen by Vessels classification society for final resolution of the specifications in a manner which will enable Vessel to be constructed to meet the requirements of this Charter.  At no expense to Charterer:  (i) within fourteen (14) days after each finalized plan, drawing, diagram or specification as originally requested by Charterer has been received by Owner, Owner shall deliver to Charterer a true copy thereof; and (ii) Owner shall deliver to Charterer, whether or not requested by Charterer, a true copy of one (1) complete set of finished plans, drawings, designs and specifications as well as one copy of each instruction manual promptly after Owner has received a complete set of such items from Builder.

32.          Speed.

Charterer shall have the right to order Vessel to steam at any speed within Vessels capabilities (“Ordered Speed”), subject to considerations of safety as determined by the Master, and Vessel’s Ordered Speed shall be adjusted to accommodate the loading and arrival times required by Charterer.

33.          Regulations.

(a)           Owner undertakes that, subject as provided in clause (b) of this Article 33, it will comply in all respects with provisions of port, harbor, canal and jetty by-laws, regulations, conditions of port use, and other requirements of the harbor/port authorities at harbors/ports nominated by Charterer pursuant to the terms of this Charter.

(b)           If Charterer directs Vessel to any port other than a Primary Terminal, or in the event of any change in the port, harbor, canal and jetty by-laws, regulations, conditions of port use and other requirements of the Primary Terminals after the date hereof, Charterer shall give Owner reasonable advance notice of such change to permit Owner to comply, at Charterer’s expense by means of adjustments under Schedule III, with the requirements of this Article 33 and Article 35 to the extent such requirements are different for voyages to or from a Primary Terminal, or arise out of a change in the requirements of a Primary Terminal after the date hereof.

(c)           Owner undertakes that Vessel will have been constructed in accordance with the existing requirements of the Primary and Secondary Terminals (subject to the limitations set out in Schedule V) and in a manner which will permit clearance with the authorities in Indonesia, Taiwan, Japan, South Korea, and Singapore for entry into their ports as a foreign flag vessel:  subject as provided in clause (b) of this Article 33, Owner further undertakes that Vessel will thereafter be maintained (at Charterer’s expense in accordance with Schedule III) in a manner to comply with such national and terminal requirements.

34.          Supercargo and Training.

Charterer, at its risk and responsibility, may send up to three (3) representatives as supercargo for Vessel on any voyage after Charterer’s acceptance of Vessel under section 3.2, with Owner at its own expense providing accommodations, provisions and requisites.  All expenses of Owner in providing such provisions and requisites shall be includable in the Operating Cost Component.  At Charterer’s risk, Owner shall permit such representatives to observe Vessel operations and shall cause Vessel’s Master, officers and crew to respond to inquiries from such representatives with respect to Vessel operations to the extent such inquiries do not interfere with Vessel operations or result in increased costs to Owner.  At Charterer’s request and at its sole risk and expense upon reasonable notice, Owner shall provide training for up to three (3) of Charterer’s employees at any one time (subject always to cabin restrictions) for the same positions, in the same manner and at the same cost as employees of Owner.

35.          Documentation.

Owner undertakes that (subject to the provisions of Articles 6 and 33) throughout the Term Vessel shall have on board all such valid documentation as may from time to time be required to enable Vessel to enter, leave and carry out all required operations at all ports or places to which Vessel may be directed under the terms of this Charter, without let or hindrance, and Owner hereby expressly confirms:

(a)           that it shall be responsible for any loss, damage, delay or expense arising from its failure to fulfill its obligations under this Article 35 unless such failure arose as a consequence of Charterer’s failure to give Owner adequate notice of a voyage to a port other than a Primary Terminal or a change in the requirements of a Primary Terminal; and

(b)           that, Vessel shall be Off-Hire for any period during which she is not fully and freely available to Charterer, as a result of action taken against her by any person or organization owing to her flag, failure to have on board valid documentation as aforesaid, or any dispute relating to Owner’s wages or crew employment policy or to the condition of Vessel or her equipment; always provided that Charterer has agreed to any crew change required in the opinion of Owner as a result of instructions from Charterer for voyages to or from ports in North America, Europe, Australia, New Zealand or the Republic of South Africa, All increased manning costs to Owner resulting from such crew changes shall be included in the Operating Cost Component in the manner provided in Schedule III.

(c)           in the event that any necessary documentation can Only be obtained after Vessel’s arrival at any port or terminal other than a Primary Terminal, Owner shall be allowed a reasonable amount of time after Vessel’s arrival to obtain such documentation and Vessel shall remain on Hire during any time lost as a result of Vessel having to obtain such documentation.

36.          Requisition.

Except as provided in the immediately following sentence, in the event that Vessel should be requisitioned for use or seized by any governmental authority on any basis not involving or not equivalent to requisition of title, it shall be Off-Hire hereunder during the period of such requisition or seizure, and any hire or any other compensation paid in respect of such requisition or seizure shall be for Owner’s account.  In the event that Vessel should be requisitioned for use or seized by the Government of Indonesia, Taiwan, Singapore or the government of any other place to which Vessel is directed by Charterer on any basis not involving, or not equivalent to, requisition of title, Vessel shall not be Off-Hire by reason of such requisition and Charterer shall receive and be entitled to retain all compensation received from such government.  In the event that title to Vessel should be requisitioned or seized by any governmental authority (or Vessel should be seized by any person or government under circumstances which are equivalent to requisition of title) it shall be Off-Hire and the Charter Period and this Charter shall terminate after ***** following such requisition or seizure, provided that Owner or Charterer shall have during the ***** period after such requisition or seizure within which to seek a reversal of such requisition or seizure, In the event Charterer wishes to seek such reversal, Owner shall use its best efforts and cooperate with Charterer in securing such a reversal.  Vessel shall be Off-Hire during any such period but all compensation received with respect thereto shall be for Owner’s account.

37.          Guarantee.

As an essential inducement and consideration for entering into this Charter, Charterer is relying on the legal, valid, binding and enforceable nature of the Guarantee.

38.          Notices.

Any notice which a party is required to give Owner hereunder shall be addressed to Owner as follows:

Faraway Maritime Shipping Company
Gedung Artha Graha, 11th floor
JI. Jend. Sudirman Kav. 52-53
Jakarta 12190 Indonesia
Attention:	General Manager
Telefax No.:	6221-5152232

Any notice which a party is required to give to Charterer hereunder shall be addressed to Charterer as follows:

Perusahaan Pertambangan Minyak
dan Gas Bumi Negara (PERTAMINA)
Gedung Patra, Second Floor
Jalan Gatot Soebroto 32-34
Jakarta Selatan 12950, Indonesia
Attention:	General Manager LG/JTG
Telefax No. :	(6221) 525-1934
Telex No.:	62879 JTGIA

Any party may designate any other address to which notices to such party are to be sent hereunder by giving notice to the other parties hereto of such other address.  Any notice hereunder shall be effective as to a particular party hereto when delivered in writing (including telex and facsimile transmission) in the English language, to the address of said party provided for above in this Article 38.

39.          Laws, Arbitration and Miscellaneous.

39.1         Law.  The interpretation of this Charter and the rights and obligations of the parties shall be governed by the laws of England.

39.2         Headings.  The headings of Articles and sections set forth herein are for convenience of reference only and shall not affect the interpretation of this Charter.

39.3         Modifications and Merger.  No modification, waiver or discharge of any term in this Charter shall be valid or effective unless it is reduced to writing and executed by the parties hereto.  This Charter and any other documents executed contemporaneously herewith constitute the entire agreement among the parties hereto with respect to the matters covered herein and supersede all prior agreements and understandings with respect thereto.

39.4         Arbitration.  All disputes arising under, or in connection with, this Charter, if they cannot be amicably settled, shall be finally settled by arbitration in London pursuant to the rules of the London Maritime Arbitrators Association, by a panel of three (3) arbitrators, who shall be familiar with time charters and maritime transportation, fluent in English and familiar with the general maritime laws of England.  Each party shall appoint one (1) arbitrator and the two (2) so appointed shall appoint the third.  The language of the arbitration shall be English.  The arbitral panel shall make a written record of the basis of its award, and is authorized to award costs and lawyers fees to the prevailing party as part of its award.  Any award shall be binding and enforceable against the parties in any court of competent jurisdiction, and the parties hereby waive any right to appeal such award on the merits or to challenge the award except on the grounds set forth in Article V of the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards.  Notwithstanding the foregoing agreement to arbitrate, the parties expressly reserve the right to seek provisional relief from any court of competent jurisdiction to preserve their respective rights pending arbitration.

39.5         No Demise.  No provision of this Charter shall be interpreted as constituting a demise of Vessel by Owner to Charterer.

39.6         References.  Unless otherwise specified, all references to articles, sections, exhibits and schedules are to articles, sections, exhibits and schedules of or to this Charter, respectively.

39.7         Exchange of Information with Buyer.  Notwithstanding any other provision of this Charter, it is agreed that Buyer shall have the right to attend all meetings and arbitration proceedings between Owner and Charterer related to payments to be made by Charterer to Owner, to receive copies of reports, including audited statements, that Charterer receives from Owner and any correspondence relating to amounts to be paid by Buyer therefor.  In no event shall Buyer be entitled to make any request or recommendation directly to Owner.

40.          Breach by Charterer.

(a)           In the event Charterer shall be in breach of any material term of this Charter other than Charterer’s obligations to pay Hire when due (and which has not been caused or contributed to by any act, neglect or default of Owner), Owner may give Charterer written notice thereof and Charterer shall, within ***** (or such other period as the parties may agree having regard to all the circumstances) of the date upon which Charterer receives such notice, remedy such breach.  If Charterer fails to remedy such breach within such period of ***** (or such other period as the parties may agree having regard to all the circumstances), Owner may then, but only then:

(i)            withdraw Vessel from service upon ***** written notice from Owner to Charterer of Owner’s intention so to withdraw Vessel; and

(ii)           exercise any other rights and claims it may have under this Charter and in law, equity or admiralty, including without limitation rights and claims in respect of termination and damages; provided always that Charterer has not fully remedied such breach prior to any such withdrawal.

(b)           In the event Charterer should fail to pay Hire when due and Charterer has not fully remedied such failure within ***** of notice from Owner of such failure, Owner may without further notice withdraw Vessel from service under this Charter without prejudice to the exercise of any other right or claim to which Owner may be entitled against Charterer, provided that if Vessel has been Off-Hire at any time during the ***** expiring on the date Hire was due but not paid, then the right to withdraw shall arise on the earlier of the date ***** after receipt by Charterer of notice of such failure plus the number of days Vessel was Off-Hire during the ***** expiring on the date Hire was due but not paid, or the next Hire Payment Date; provided further if Owner fails to give notice in a timely manner such that the date ***** after such notice is received by Charterer falls after the next Hire Payment Date then the right to withdraw shall not arise until that date ***** after the date of such notice is received.  After any such past due payment and prior to a withdrawal of Vessel the parties shall consult with each other about possible means of avoiding such action but in no event shall Owner be under any legal obligation to refrain from exercising its rights under this Article 40.

41.          Audits.

To verify all or any of Charterer’s rights and duties hereunder, Charterer shall have the right, in accordance with paragraph 2.5 of Schedule III, to cause an internationally recognized firm of accountants appointed by Charterer at Charterer’s sole expense to audit the books of Owner and Manager from time to time during the Term and for a period of five years thereafter and Owner shall preserve and cause Manager to preserve said books until the end of such period; provided that in all events said books shall be retained for a period of six (6) years after the close of the calendar year to which they relate.

42.          No Brokers.

Owner represents that it has no obligation to any third party by way of commissions, finder’s fees or similar fees with respect to the entering into of this Charter.  Charterer represents that it has no obligation to any third party by way of commissions, finder’s fees or similar fees with respect to the entering into of this Charter.  Each party hereto agrees to indemnify and hold harmless the other party hereto for and against all claims and losses suffered by such other party resulting from the incorrectness of the foregoing representations made by the indemnifying party.

43.          Drug and Alcohol Policy.

Owner undertakes that neither its Master, officers or crew shall, while serving on Vessel, abuse the use of drugs or alcohol and Owner will maintain a policy to such effect throughout the Term.  If any master, officer or crew member abuses the use of drugs or alcohol, such individual shall be dismissed from service on Vessel.

44.          Confidentiality.

The Parties shall not communicate the contents of this Charter or other confidential information or documents which may come into the possession of such party in connection with the performance of this Charter without the prior agreement of the other party.  Provided that the aforesaid shall not apply to such contents, information or documents which:

(a)           have fallen into the public domain otherwise through the act or failure to act of the party that has obtained them; or

(b)           are requested by any court of competent jurisdiction acting in pursuance of its legal powers; or

(c)           are disclosed to:

(i)            any Affiliate, contractor or employee necessary for the performance of this Charter in which event the relevant disclosing party shall be responsible for the maintenance of confidentiality by such Affiliate, contractor or employee;

(ii)           persons participating in the implementation and/or performance of this Charter such as Manager, Consultant, legal advisors, accountants, lenders, technical advisors upon, in the absence of professional rules of conduct with regard to client confidentiality, obtaining a similar undertaking of confidentiality excluding the benefit of this proviso; or

(iii)          any governmental agency of the Republic of Indonesia or Taiwan, provided that such agency has authority to require such disclosure and that such disclosure is made in accordance with that authority.

IN WITNESS WHEREOF, the parties have caused this Charter to be executed in duplicate the day and year herein first above written.

FARAWAY MARITIME SHIPPING CO. as Owner		PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA (PERTAMINA)
as Charterer

By	/s/ H. C. Chang	By	/s/ Authorized Person
	Name:		Name:
	Title:		Title:

By	/s/ Authorized Person
Name:
Title:

SCHEDULE I

TO

TIME CHARTER PARTY

BADAK VI NEW-BUILD VESSEL

VESSEL DESCRIPTION, SPECIFICATION

AND

PERFORMANCE STANDARDS

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

1.                                     GENERAL

Kind of ship	LNG Carrier = Ocean Going.
Classification	LRS + 100 A 1 Liquefied Gas Carrier. Ship type 2G. Methane in independent spherical tanks type B (-163°C. 25 kPaG), + LMC. UMS. NAV 1. SCM. IWS. DNV F-AMC

Country of Registry	Liberia

2.             PRINCIPAL DIMENSIONS

Length	oa.	about 290.00 m	p.p. about 276.00 m
Breadth	mid.	about 46.00 m
Depth	mid.	about 25.50 m
Design Draught	mid.	about 10.80 m. but no more than 11.00m

3.             TONNAGE

Gross tonnage	International	about 110,000

4.             DEAD-WEIGHT

At design draught	not less than 67,000 m tons
At design draught	about 73,500 m tons

5.             CAPACITY

Cargo Capacity	Cargo tank excluding dome space (temperature -163° C atm. press.)	At maximum Filling Ratio	See item 17
Tank Capacity	Fuel Oil	100%	about	3,600 m3
	Diesel Oil	100%	about	400 m3
	Gas Oil	100%	about	150 m3
	Fresh Water	100%	about )	500 m3
	Drinking Water	100%	about )
	Distilled Water	100%	about	250 m3
	Ballast Water	100%	about	53,000 m3

2

6.             COMPLEMENT (Crew Quarters)

Deck Department	Engine Department	Others Department
1 Captain	1 Chief Engineer	1 Chief Radio Officer
1 Chief Officer	1 1st Engineer
1 1st Officer	1 Cargo Engineer
1 2nd Officer	1 2nd Engineer
1 3rd Officer	1 3rd Engineer
2 App. Officers	2 App. Engineers

Sum 7 Officers	Sum 7 Engineers	Sum 1 Other Officer
1 Boatswain	1 No. 1 Oiler	1 Chief Steward
5 Able Seamen	6 Oilers	1 Chief Cook
2 Sailors		2 Cooks
2 Boys

Sum 8 Deck Crew	Sum 7 Engine Crew	Sum 6 Other Crew
Officers & Crew Total		36 persons
Others (2 Owners, 1 Pilot, 3 Spare Junior Officers, 6 Workers)		12 persons
Grand Total		48 persons

7.             CRANE

Duty	No.	Capacity
Hose Handling Crane	2	about 10 t
Engine part and provision handling crane.	2	about 10 t

8.             BALLAST SYSTEM

Arrangement	Pump	Piping
Ring main type ballast water system with 3 ballast pumps, 1 G/S pump acting as emergency ballast water pump.	• 3 x (about 2800 m3/h x 345 kPaG) main ballast water pump.	Outside engine room • GRP
Stripping by eductor connected to main ballast water system.	• 1 x (about 170/250 m3/h x 981/589 kPaG) G/S-pump as emergency pump • 1 x (about 400 m3/h) stripping eductor.	Intside engine room • Steel, internally protected by lining.

3

9.             EQUIPMENT & OUTFIT

Anchors	2 x about 20 t cast steel stockless type anchors plus 1 spare anchor

Chains	2 x LR grade U2 - about 385 m long, special steel, flush butt welded 124mm dia stud link chain cables.

Mooring Ropes	22 plus 2 spare galvanised steel wire ropes, 42,5 mm dia x about 275 m (6 strands x WS (36) I W R C wires).
4 sets double braided polypropylene ropes, 90 mm dia. x about 220 m.
2 sets polypropylene ropes, 130 mm dia x 70 m.

Windlasses	2 x electr./hydr. windlasses, each combined with 1 mooring winch and 1 warping head

Mooring Winches

2 x electr./hydr. mooring winches (combined with windlass) each with 2 split type drums and 1 warping head.

6 x electr./hydr. mooring winches, with 2 split type drums and 1 warping head.

1 x electr./hydr. mooring winch with 3 split type drums and 1 warping head.

1x electr./hydr. mooring winch with 3 split type drums and 2 warping heads.

Steering Gear	1 x electr./hydr. 2-ram, 4-cylinder type steering gear

Fire Extinguishing	Sea Water System:	1 main f.f. pp,. 1 G/S pp, 1 press. pp, 1 emergency f.f. pp
	Fresh Water System:	in accommodation, supplied from common hydrofor system.
	C02 System:	for E.R., E.C.R., S.B. rooms, emergency generator room, incin. room, I.G.G. room, purif. room, cargo compr. room, cargo compr. motor room, paint stores.
	Dry Powder System:	4 x about 750 kg powder systems for cargo deck area.
	Water Spray System:	Fixed water spray system as per rules.
	Water Curtain System:	In way of cargo manifolds, served by fire water main

Fire Detection System	For all machinery spaces, S.B. rooms, control rooms, service areas and the entire accommodation according to Class.

Ventilation	Accommodation:	Fully air conditioned.
Systems	Engine Room:	4 x two-speed supply fans, 2 x single-speed exhaust fans.

ESDS	1 fibre optic, 1 electrical and 1 pneumatic ESDS according to SOLAS and SIGTTO

Tension Monitoring System	1 mooring wire tension monitoring system for all mooring wires at loading/discharging terminals using fibre optic communication, with processing unit, VDU and keyboard on board.

Navigation Equipment	•	2 Gyro Compasses
	•	2 Auto Pilots
	•	1 Magnetic Compass
	•	1 Doppler Log
	•	1 EM Log
	•	1 Echo Sounder set with 2 transducers
	•	1 DGPS Satellite Navigator
	•	1 GPS Navigator
	•	1 LORAN C Receiver
	•	1 X-band radar with ARPA
	•	1 S-band radar with ARPA
	•	1 Radar Inter switch
	•	1 Weather Facsimile Receiver
	•	1 Integrated Navigation System

4

10.          RADIO EQUIPMENT

•                  1 MF/HF/radio including DSC and NBDP function and RO printer

•                  1 watch keeping receiver, 2182 KHz

•                  1 EPIRB 406 MHz

•                  2 Radar transponders

•                  3 VHF two way radio telephone

•                  2 VHF radio telephone

•                  1 NAVTEX receiver

•                  1 Inmarsat C

•                  1 Inmarsat B

The radio equipment is in compliance with the rules for GMDSS.

11.          MACHINERY PARTICULAR

Main Turbine	Type & No.	1 impulse reaction, 2-cylinder cross compound marine steam turbine with double helical art, type reduction gear

	MCR	about 2l,320 KW

	R.P.M.	about 81
Main Boilers	Type & No.	2 two-drum, water tube marine boilers with dual fuel burners.

	Press./Temp.	about 5.83 MPa G/525° C.

	Max. Evaporation	about 46.2 t/h each.
Generators	No. of sets	Main - 3 sets	Auxiliary - 1 Set	Emergency - 1 set

	Prime Mover	Steam Turbine	Diesel Engine	Diesel Engine

	Generator Out-put	about 2000 KW each	about 2000 KW	about 560 KW
Propeller	No. of sets	1 set

	Type & Material	Solid-keyless, NiAI bronze
Distilling Plant	No. of sets	2sets

	Type	sea water cooled

	Capacity	about 60 t/d each

5

12.          CARGO EQUIPMENT

Cargo Tanks	No.	5

	Type	Moss Rosenberg

	Construction	Aluminum Alloy A 5083-0

	Insulation	Panel System

	MACHINERY	TYPE	NO.	CAPACITY
	Cargo Pump	Electr. motor driven centrifugal	10	each about 1200 m3/h x 145 mlc
	Spray Pump	Electr. motor driven centrifugal submerged	3	each about 50 m3/h x 135 mlc
	High Duty Compressor	electr. motor driven centrifugal	2	Suction Capacity: Suction Condition: Delivery Condition:	about 24,000 m3/h - 140°C, 103 kPaA 196 kPaA
	Low duty Compressor	Electr. motor driven centrifugal	2	Suction Capacity: Suction Condition: Delivery Condition:	about 6,000 m3/h -40°C, 103 kPaA 196 kPaA
	Low Duty Heater	Horizontal shell & tube dir. steam heated.	1	Heating Capacity: Outlet Condition:	about 1,500 MJ/h max. 45°C
Cargo Handling	High Duty Heater	Horizontal shell & tube dir. steam heated.	1	Heating Capacity: Outlet Condition:	about 12,550 MJ/h max. 80°C.
	Forcing Vaporiser	Horizontal shell & tube dir. steam heated.	1	Vaporisation: Outlet Condition:	about 5,000 kg/h LNG - 40°C
	LNG Vaporiser	Horizontal shell & tube dir. steam heated.	1	Vaporisation: Outlet Condition:	about 17,000 / 8,000 kg/h LNG -60°C / + 20°C
	Nitrogen Generator	Membrane type	2	each about 90 m3/h Delivery Condition:	0.5 kPaG
	Inert gas Generator	Oil burning with cooling and drying unit.	1	Delivery Capacity: Delivery Condition: Dew point: O2 Content:	about 11,000 Nm3/h 25 kPaG - 45°C maximum 1% by vol.
	Gas Detection System	• Infra-red analyser type for cargo area and boiler system • Catalytic type for accommodation spaces • Combustion type for machinery space and cargo compressor electr. motor room.

6

13.                               GUARANTEED SPEED

Guaranteed speed is 18 knots up to and including Beaufort Scale 5 for a specified passage (as defined in paragraph 1 of Schedule II).

14.                               GUARANTEED FUEL CONSUMPTION

The following daily guaranteed fuel consumptions are valid for dual burning mode, 100% gas burning mode and 100% oil burning mode.

Speed	Laden	Ballast
(knots)	Equivalent HFO / Day (t/d)
*****	*****	*****
*****	*****	*****
*****	*****	*****
*****	*****	*****

Guaranteed fuel consumption for one specific average speed shall be prorated between the speeds.

Consumption for propulsion purposes and for operating necessary auxiliaries (air conditioner, distilling plant, galley equipment, boiler blowdown operations, cargo machinery, fuel oil tanks heating, etc.) is based on heavy fuel oil with high calorific value of 43.0 MJ/Kg and low calorific value of 40.57 MJ/Kg (maximum viscosity 6000 seconds redwood no. 1 at 38° C), and/or boil off gas (BOE 0.535).

Consumption of inert gas generator at design capacity shall be less than 1.3 t/hour of GO.

15.                               GUARANTEED BOIL-OFF

When Vessel is employed in the transportation of LNG, the boil off per day shall not exceed *****% of the actual loaded cargo capacity on laden voyages.

Charterer’s remedy for any excess in guaranteed boil-off shall be compensated in accordance with Schedule II.

16.                               OPERATION

a.             Cargo Loading Performance

Vessel shall be capable of loading a full cargo in not more than ***** provided the tanks are cooled down (tank temperature approximately - 110° C) and provided the shore vapour return line is capable of receiving the gas generated

7

b.             Cargo Discharge Performance

Vessel shall be capable of discharging a full cargo through three (3) liquid arms within ***** of pumping time at a full pumping rate of ***** m3/h

c.             Ballasting

Vessel shall be capable of loading/discharging ballast concurrent with cargo operations.

d.             Other Cargo Operation

Vessel shall be capable of the following operations:

Displacement of air with inert gas (O2 2% by vol. or less)	less than *****
Displacement of inert gas with warm LNG vapour (CO2 1 % by vol. or less)	less than*****
Displacement of LNG vapour with inert gas (CH4 2% by vol. or above).	less than *****
Displacement of inert gas with dry air (O2 20 % by vol. or above)	less than *****
Warming up of cargo tanks from end of stripping to + 5° C.	less than *****
Cool down of cargo tanks ready for loading to -110° C equator temperature.	less than *****

e.             Special Cargo Operation

Vessel shall be capable of the following operations:

•                  Boil-off Gas Burning during Cargo Loading
Boil-off gas can be burnt in the boilers during cargo loading.

•                  Emergency Discharge in case of Cargo Pump Failure
If both of the cargo pumps in a tank should fail, the ship shall be able to discharge the cargo by pressurizing the tanks.

•                  Single Tank Inspection during Voyage
The ship shall be capable of making any one cargo tank gas free for inspection during a ballast voyage.

17.                               CARGO CAPACITY

Not less than 135,000 m3 at the maximum allowable filling ratio and at cryogenic temperature (-163° C) and atmospheric pressure excluding the volume of dome space, and internal structure and fittings, but including the spaces projecting into the domes.

Note:  A maximum 500 m3 deficiency in the cargo capacity is allowable.

Cargo Tanks and Vessel are designed to carry cargoes of LNG (consisting mainly of methane) up to specific gravity 0.47.

8

18.                               CTMS DESCRIPTION AND ACCURACY

Temperature Sensors

Type	Platinum resistance
Sensors per tank	5 pairs
Accuracy	± 0.2° C (- 165° C to - 140° C)
Accuracy	1.5° C (- 140° C + 40° C)

Liquid Level Gauge

System	Capacitance	Float
Number per tank	1	1
Measuring range	Full	Full
Accuracy	± 7.5 mm	± 7.5 mm

Note:                   The upper and lower parts of the capacitance liquid level gauge duplicated.

Pressure Sensor System

Number per tank	1
Measuring range	80 - 140 kPa absolute
Accuracy	±0.5% of span

Trim/List Gauge

System	(1)
Measuring range	Trim ± 2° List : ± 5°
Accuracy	Trim ± 0.02°C List ± 0.05°C

•                                          Cargo Tank measuring method shall be approved by the Indonesian and Taiwanese Governments.

•                                          Cargo Tanks shall be measured by an authorised party to be nominated by the Buyer and the Seller of the gas and the cargo table together with CTMS shall be certified by this third party.

9

19.                               MANUFACTURERS

Subject to a final mutual agreement between the Owners and the Builder of the Vessel, major equipment may be purchased from an indicative list of the manufacturers as shown below:

•	Main Turbine	*****
•	Main Boilers	*****
•	Cryogenic Pumps	*****
•	Cryogenic Compressors	*****
•	CTMS(1)	Main System: Back-up System: Trim & List Gauges:	***** ***** *****
•	Cryogenic Valves	*****
•	Cargo Safety Valves(2)	*****
•	LNG Vaporiser	*****
•	Forcing Vaporiser	*****
•	Flow Meter on the Forcing Vaporiser	Shall be proposed later
•	N2 Generator(2)	*****
•	Inert Gas Generator	*****
•	Cargo Tk. Insulation(2)	***** (Short Panel)
•	Paint(2)	*****

Changes to the above specified manufacturers shall be subject to a mutual agreement between Charterer and Owner.

(1)          Any manufacturers for the CTMS have to be officially presented to the Charterer for prior approval of Buyer and Seller of the LNG.

(2)          Where more than one (1) manufacturer is specified the Charterer shall be consulted with respect to the final selection.

10

SCHEDULE II

TO

TIME CHARTER PARTY

BADAK VI NEW-BUILD VESSEL

ADMINISTRATION OF OWNER’S PERFORMANCE UNDERTAKINGS

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

ADMINISTRATION OF OWNER’S PERFORMANCE UNDERTAKINGS

1.             Introduction.

Data for administration of Owner’s performance undertakings, as set forth in this Charter, shall be taken from voyage reports and custody transfer documentation prepared for each voyage performed during the Term.  The voyage reports shall be prepared under the provisions of section 19.4 of this Charter.  Subject to Articles 16 and 26 and Schedule I of this Charter, this Schedule establishes the method by which Charterer shall be compensated for Owner’s failure to meet its agreed upon performance undertakings with respect to fuel consumption, speed, discharge, loading and boil-off.  Owner shall not be entitled to any premium for exceeding any performance standards established in this Charter.  As used in this Schedule: “P/F” means performance compensation for fuel, “P/S” means performance compensation for speed, “P/D” means performance compensation for discharge, “P/L” means performance compensation for loading, “P/B” means performance compensation for boil-off.

“Passage” means: (i) for laden passages (“Laden Passages”), beginning when “full away of passage” is ordered after Vessel passes the sea buoy off the loading port and ending when “end of passage” is ordered prior to arrival at the N.O.R. position off the discharge port, and (ii) for ballast passages (“Ballast Passages”), beginning when “full away of passage” is ordered after Vessel passes the N.O.R. position off the discharge port and ending when “end of passage” is ordered prior to arrival at the sea buoy off the discharge port.

“Voyage” means: (i) for laden voyages (“Laden Voyages”), the period between the closing of custody transfer at the loading port and the opening of custody transfer at the discharge port, and (ii) for ballast voyages (“Ballast Voyages”), the period between the closing of custody transfer at the discharge port and the opening of custody transfer at the loading port.

2.             Method of Payment of Compensation.

If Charterer is entitled to compensation pursuant to this Schedule II, such compensation shall be recovered by Charterer:

(i)            In accordance with section 8.3 of this Charter, by way of deduction from the first Hire payment due after completion of the relevant calculations pursuant to this Schedule (or, in the event such compensation is in excess of the amount available for such deduction, such excess shall be paid within fifteen (15) days after delivery of an invoice therefor from Charterer to Owner); or

(ii)           in accordance with section 8.4 of this Charter, in respect of the final Performance Period, as hereinafter defined, by payment in full by Owner to Charterer within fifteen (15) days after completion of the relevant calculations pursuant to this Schedule II.

Payments pursuant to this Schedule shall be made by wire transfer into an account to be designated in writing by Charterer.

3.             When Performance Reviews are Made.

3.1           Calculations and performance reviews made pursuant to this Schedule in the case of P/F or P/B shall be made on an aggregate basis with respect to all Passages during the relevant performance period (“Performance Period”) and shall be completed as soon as possible after the end of each Performance Period.

(a)           The first Performance Period shall commence on the First Arrival Date in accordance with section 1.20 of this Charter and shall end when Vessel undergoes the first regularly scheduled dry-docking pursuant to Article 15 of this Charter.

(b)           Thereafter, each period of time between regularly scheduled dry-dockings shall constitute an additional Performance Period.

(c)           The final Performance Period shall be that period of time between the final regularly scheduled dry-docking and the end of the Term.

3.2           Calculations and performance reviews made pursuant to this Schedule in respect of P/S shall be made in respect of each Passage for which Charterer has specified by notice in writing prior to the commencement of such Passage that Vessel maintain an average speed equal to the guaranteed speed.  Any such Passage is herein called a “Specified Passage” for the calculation of P/S.

3.3           Calculations and performance reviews made pursuant to this Schedule in respect of P/O and P/L.  shall be made in respect of all voyages which are not excluded pursuant to qualifications specified in paragraph 4.3(a) below for P/D and paragraph 4.4(a) below for P/L and subject to the provisions of section 16.3 of this Charter for P/D and section 16.4 of this Charter for P/L.

4.             Method of Calculation of Compensation.

4.1           Speed

(a)           Calculation of Actual Average Speed.

(i)            Charterer shall compute the actual average speed (“AAS”) for each Specified Passage in accordance with the formula:

*****	*****

where:

*****

2

*****

(ii)           The following time during a Specified Passage (and distances traversed during such time) shall be excluded from any determination of ***** and ***** (Owner shall demonstrate that such time actually occurred):

(A)          time lost for stops at sea or any other time at sea which is considered an Event of Off-Hire under this Charter;

(B)           time lost solely for reasons of safe navigation;

(C)           time lost due to delays resulting from Charterer’s orders or Charterer’s scheduling or time spent steaming at reduced speed at the instruction of Charterer or stopped at sea as requested by Charterer;

(D)          time spent for the purpose of saving life or, if in accordance with section 22.1 of this Charter, property;

(E)           time spent steaming at reduced speed by mandatory order of regulatory bodies having jurisdiction over Vessel;

(F)           time spent steaming at reduced speed as a result of fouling caused by delays in port beyond Owner’s control or caused by lay-up at Charterer’s instructions; and

(G)           time lost during which weather conditions exceed Beaufort Scale 5.

(b)           Calculation of Speed Compensation (P/S).

If the AAS for the relevant Specified Passage is less than the guaranteed speed (“GS”) specified in Schedule I of this Charter, Owner shall pay Charterer compensation (P/S) calculated as follows:

*****	*****	***	*****
**

where:

*****:

*****	*****

3

4.2           Fuel Consumption.

(a)           Determination of Actual Fuel Consumption.

At the completion of each Performance Period, Charterer shall compute the actual fuel consumption (“AFC”) for the Performance Period as follows:

*****

where:

*****

*****

*****

where:

BOE =             initially ***** metric tons of fuel oil per cubic meter of LNG (subject to review as strictly necessary and as may be requested by Owner or Charterer).

*****	**********

where:

THP =             the cumulative total hours steamed on all Passages during the Performance Period.

THV =            the cumulative total hours steamed on all Voyages during the Performance Period.

BOVT =           the total volume of boil-off in cubic meters between custody transfers measurements for the Performance Period being the sum of boil-off volumes for Laden Voyages (“BOVL”) and Ballast Voyages (“BOVB”), separately determined as follows:

(i)    BOVL is the quantity of LNG boil-off in respect of each laden voyage, being the difference between the quantity of LNG recorded at the custody transfer measurement at the loading port after completion of loading, and the quantity of LNG recorded at the custody transfer measurement recorded on arrival at the discharge port prior to discharge cumulated for all Laden Voyages during the Performance Period.

4

(ii)   BOVB is the quantity of LNG boil-off in respect of each ballast voyage, the difference between the quantity of LNG recorded at the custody transfer measurement at the discharge port after completion of discharging, and the quantity of LNG recorded at the custody transfer measurement recorded on arrival at the loading port prior to loading cumulated for all Ballast Voyages during the Performance Period.

OH=                The amount of fuel oil and boil-off equivalent consumed by Owner during periods of Off-Hire.

In the event that the BOGE for a particular Laden Passage or Ballast Passage is in excess of the Guaranteed Fuel consumption for that Passage and the BOVL and BOVB as the case may be, is not in excess of the guaranteed quantity allowed for that Passage at the rate specified in Article 26 and Schedule I of this Charter, then that Passage will be excluded from the calculation of P/F.

(b)           Calculation of Fuel Consumption Compensation (P/F)

If during the Performance Period the AFC is greater than the total guaranteed fuel consumption as computed according to the guarantees specified in section 16.2 and Schedule I of this Charter, as the same may have been modified in respect of any Extension Period beyond the Original Period pursuant to section 2.3 of this Charter and paragraph 1 of this Schedule II, Owner shall pay to Charterer performance compensation for fuel (P/F) calculated as follows:

******

where:

ABC =            the weighted average cost per ton of all fuel oil (purchased by Charterer and consumed by Vessel) during the relevant Performance Period based on GAAP.

TGFC =          the total guaranteed fuel consumption (in tons) for the Performance Period for all Passages, calculated by summing the GFC for all such Passages during the Performance Period.

where:

GFC =             the guaranteed fuel consumption as specified in Schedule I of this Charter in tons (calculated by interpolation or extrapolation on a straight-line basis) for the AAS for all Passages in the Performance Period, as the case may be, multiplied by the number of days (or proportionate parts thereof excluding

5

periods of Off-Hire during which Owner paid for fuel oil and boil-off gas) steamed for each Passage.  Passages where AAS is above ***** knots or below ***** knots shall be excluded from the Performance Period.

4.3           Discharge Time.

(a)           Determination of Actual Discharge Time.

At the completion of each Performance Period, Charterer shall compute the actual discharge time (“ADT”) for each voyage during the Performance Period, except for voyages where:

(i)            Vessel is Off-Hire during the discharge;

(ii)           the shore installations at such terminal are not able to receive cargo at the relevant rate;

(iii)          the shore installations do not supply a suitable gas return line;

(iv)          there is any other delay outside the control of Owner.

(b)           Calculation of Discharge Compensation (P/D).

The compensation due from Owner to Charterer as a result of Vessel or Owner not meeting the guaranteed discharge time specified in section 16.3 and Schedule I of this Charter shall be the amount calculated as follows

*****

where:

RPH =             the hourly time charter rate, calculated as the daily Hire Rate during the relevant Performance Period, divided by 24 hours.

EHD =             the excess hours (including parts thereof), calculated as the amount, if any, by which the ADT for the relevant voyage, subject always to the other exceptions provided in section 16.3 of this Charter, exceeds the guaranteed discharge time as specified in section 16.3 and Schedule I of this Charter.

4.4           Loading Time.

(a)           Determination of Actual Loading Time.

At the completion of each Performance Period, Charterer shall compute the actual loading time (“ALT”) for each voyage during the Performance Period, except for voyages where:

6

(i)            Vessel is Off-Hire during the loading;

(ii)           the shore installations at such terminal are not able to load cargo at the relevant rate;

(iii)          the shore installations do not supply a suitable gas return line;

(iv)          there is any other delay outside the control of Owner.

(b)           Calculation of Loading Compensation (P/L).

The compensation due from Owner to Charterer as a result of Vessel or Owner not meeting the guaranteed loading time specified in section 16.4 and Schedule I of this Charter shall be calculated as follows:

*****

where:

RPH =             the hourly time charter rate, calculated as the daily Hire Rate during the relevant Performance Period, divided by 24 hours.

EHL =             the excess hours (including parts thereof), calculated as the amount, if any, by which the ALT for the relevant voyage, subject always to the other exceptions provided in section 16.4 of this Charter, exceeds the guaranteed loading time as specified in section 16.4 and Schedule I of this Charter.

4.5           Boil-Off Gas.

(a)           Determination of Boil-Off Gas Volume.

At the completion of each Performance Period, Charterer shall compute BOVL during the Performance Period according to the method set forth in paragraph 4.2(a) above and the compensation, if any, due from Owner to Charterer as a result of Vessel not meeting the guaranteed boil-off rate specified in Article 26 and Schedule I of this Charter.

(b)           Calculation of Boil-Off Gas Compensation (P/B).

To determine the P/B compensation, if any, due from Owner to Charterer the BOVL (less amounts measured in cubic meters of LNG which Vessel was induced to boil-off on Charterer’s instruction by the use of forcing vaporizer or otherwise) for all Laden Voyages completed during the Performance Period shall be determined and compared to “GBOV,” being the aggregate total of LNG in cubic meters that would have resulted if the actual boil-off rates had been identical to the applicable guaranteed boil-

7

off rates for all Laden Voyages.  GBOV for all Laden Voyages is determined as follows:

*****	*****	*****

where:

TETL =           the total elapsed time, expressed in hours, for all Laden Voyages during the Performance Period.

CTC =             actual cargo tank capacity, as set forth in paragraph 17 of Schedule I of this Charter.

To the extent that BOVL is greater than GBOV, then Owner shall pay Charterer compensation for boil-off in an amount determined by converting the differential in cubic meters into BTUs and multiplying the result by the average Contract Sales Price per BTU (as defined in the Sales Contract, as amended, between Charterer and Buyers) in effect during the Performance Period (or if not in effect, which would apply if the Sales Contract were in effect).  Charterer shall provide Owner with reasonable evidence in support of the said price computation and BTU conversion,

In the absence of manifest error, the volume of LNG at any time shall be determined by reference to the voyage reports, custody transfer documentation referred to in the preamble to this Schedule II and forced boil-off shall prima facie be calculated in accordance with flow meter measurements.

8

SCHEDULE III

TO

TIME CHARTER PARTY

BADAK VI NEW-BUILD VESSEL

HIRE RATE AND ADJUSTMENTS

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

1.             Hire Rate.  The Hire Rate shall consist of three Components as follows:

1.1           Owner’s Cost Component.  Comprising U.S.$ ***** per annum payable on a daily basis to provide for ownership costs (including construction financing) and all remuneration due to Owner under this Charter.  This Component is fixed and not subject to adjustment during the Original Period.  For the remainder of the Term, if any, the Owner’s Cost Component shall be such amount as may be agreed between the parties to this Charter.

1.2           Operating Cost Component.  Comprising U.S.$ ***** per annum payable on a daily basis to provide for the annual operating costs of Vessel.  This Component is subject to annual adjustment, up or down, to reflect changes in such operating costs in accordance with paragraph 2 of this Schedule III.  The amount of this Component which initially formed the basis for agreement in respect of this Charter was based on estimated operating costs for the calendar year 1996.  These estimates shall be readjusted as of the Delivery Date.  For such purpose Owner and Charterer shall meet at a mutually agreed date at least forty five (45) days prior to the Scheduled Delivery Date for the purpose of establishing estimated operating costs for the year 2000, and for the period from the Scheduled Delivery Date until January 1, 2000 if any.  Thereafter, at least forty five (45) days prior to January 1 of each calendar year during the Term, Owner and Charterer shall meet for the purposes of establishing such estimated costs with respect to that year.

1.3           Additional Cost Component.  Comprising reimbursements for certain costs in accordance with paragraph 3 of this Schedule III, payable on a daily basis as described in paragraph 5(iii) of this Schedule III.

Any items included in the Hire Rate on the basis of actual costs, including estimated costs, shall be determined net of any rebates, discounts, or similar credits received directly or indirectly in respect of Vessel or its operation by Owner or Manager or any of their Affiliates.

2.             Adjustments.        The Operating Cost Component shall be adjusted in accordance with the following procedure:

2.1           Categories.  For the purposes hereof, the operating costs of Vessel shall be deemed to consist of the following categories and the amount estimated in respect of the calendar year 1996 is set opposite each such category below:

Amount Estimated for 1996
Manning	*****
Maintenance & Repair	*****
Consumables & Stores	*****
Dry-dock Amount (average estimate)	*****
Insurance	*****
Other Costs	*****
Supplemental Costs	*****

2.2           Estimates.  At least forty five (45) days prior to the commencement of each calendar year during the Term, Owner shall submit to Charterer for Charterer’s approval a written estimate of the operating costs Owner anticipates will be incurred during such year in the following categories (taking into account any anticipated lay-up savings):

(a)           Manning

(b)           Maintenance & Repair

(c)           Consumables & Stores

(d)           Dry-dock Amount

(e)           Insurance

(f)            Supplemental Costs

Charterer shall have the right to review the reasonableness of all such estimates.  If at any time during the year Owner anticipates that actual expenditures in the aggregate are likely to vary from the approved estimate by more than ten percent (10%), Owner shall prepare and submit a revised estimate to Charterer for approval and, if approved, the Hire Rate shall then be adjusted with effect from the Hire Payment Date which first occurs following the twentieth day after the date upon which Charterer received such revised estimates.

2.3           Price Indexes.  The amount agreed to provide for the balance of the operating costs, described as Other Costs in paragraph 2.1 above, shall be adjusted as of each January 1st in accordance with the following formula:

*****

*****             Is the arithmetic average of the monthly published values of the United Kingdom Index of Retail Prices for the most recent 12 months for which such values are available at the time an adjustment hereunder is being made.

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*****             Is ***** (the arithmetic average of the monthly published values of the United Kingdom Index of Retail Prices for the 12-month period ending December 31, 1996).

*****             Is ***** (the closing British Pound exchange rate on December 31, 1996).

*****             Is the arithmetic average of the closing Pound exchange rate in New York on the last banking day of each month during the period for which the corresponding UKN is determined.

*****             Is the arithmetic average of the monthly published values of the Consumer Price Index of 17 towns in Indonesia published by Biro Pusat Statistik in Jakarta, base April 1988 - March 1989 (the “Indonesian Consumer Price Index”) for the most recent 12 months for which values are available at the time an adjustment hereunder is being made.

*****             Is ***** (the arithmetic average of the monthly values of the Indonesian Consumer Price Index for the 12-month period ending December 31, 1996).

*****             Is Rupiah ***** (the closing Rupiah exchange rate on December 31, 1996).

*****             Is the arithmetic average of the closing Rupiah exchange rate in New York on the last banking day of each month during the period for which the corresponding IPN is determined.

The term “closing exchange rate” shall be the closing currency exchange rate for commercial purposes for interbank transfers in the United States for payments abroad, expressed as the number of British Pounds or Indonesian Rupiah, as the case may be, required to purchase, exclusive of commissions and charges, one U.S. Dollar in the New York market.

In the event the authority which publishes an index used above should cease to publish the same but the same authority issues a conversion table by which a new index can be related to the former index, such new index and said conversion table shall be used to make the applicable adjustment calculations hereunder.  In the event no such conversion table is published, the parties shall agree upon a comparable, alternative adjustment formula.

2.4           Operating Cost Component Payable.  The Operating Cost Component payable as part of the Hire Rate during each year shall be the sum of (i) the approved estimates for that year under paragraph 2.2 above, and (ii) the amount described as Other Costs in paragraph 2.1 above, adjusted under paragraph 2.3 above.

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2.5           Audits.  Audits shall be conducted as follows:

2.5.1        Following the end of each calendar year an audit shall be conducted of Manager’s books, with respect to Owner, of account or any other books of original entry for financial activity related to Vessel (which shall be maintained in U.S. Dollars), by an internationally recognized firm of accountants appointed by Charterer at Charterer’s sole expense, for the purpose of determining the actual amounts chargeable in accordance with paragraphs 2.5.3 and 2.6 below to operate Vessel during such year in respect of Manning, Maintenance and Repair, Consumables & Stores, Dry-docking, Insurance and Supplemental Costs.  Such actual amounts chargeable are to be determined following Generally Accepted Accounting Principles (“GAAP”) as practiced in the United States and considering shipping industry practices.  GAAP generally requires accrual accounting methods; however, unless agreed otherwise, cash basis accounting wilt prevail for purposes of this Charter.

2.5.2        Said firm of accountants shall conduct such audits in accordance with Generally Accepted Auditing Standards (“GAAS”) then in effect in the United States including, but not limited to, reviews of the controls and procedures applicable to those costs subject to audit and confirmation, by way of direct communication, of such costs paid to vendors/suppliers.  For purposes of such audit, Owner shall make available or shall cause to be available to Charterer and its auditor full access to the offices of Manager during normal business hours to review such books and records as relate to Vessel and its operation except books and records which relate solely to the Owner’s Cost Component or to the Other Costs category of the Operating Cost Component.  Owner shall instruct the Manager to assist and cooperate with Charterer in reviewing such books and records and shall provide Charterer with copies and explanations as requested.  Each party shall cooperate to ensure that each such audit is conducted diligently and expeditiously with the objective that such audits shall be completed within ninety (90) days after each calendar year end.

2.5.3        Adjustment for the Operating Cost Component.  Based on the above audit, Charterer shall calculate and agree with Owner the Operating Cost Component, which would have been applicable for the relevant year if actual costs in the aforesaid categories had been used to calculate such Component as opposed to estimates thereof (“Adjusted Operating Cost Component”).  The difference between actual payments made in respect of the Operating Cost Component, during such year (after adjustment for Off-Hire to the extent it relates to such Component) and the payments which would have been made if the Adjusted Operating Cost Component had been in effect (after adjustment for Off-Hire to the extent it relates to such Component) shall be either paid to Owner or refunded to Charterer, as the case may be, within thirty (30) days of the completion of the applicable audit, plus an amount equal to interest on the amount refunded

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or paid for the period from the preceding June 30 to the date upon which the refund or payment is made calculated at LIBOR plus ***** for each calendar month during such period.

2.6           Charges to Specific Categories.  The items of expenditure which can be charged to the specific operating cost categories shall be those specified below, or others expressly approved by Charterer, which (unless otherwise agreed for a specific cost category) are incurred and paid for in respect of the relevant year and are consistent with good ship operating practice and with Owner and Manager exercising sound and prudent management at all times:

2.6.1        Manning.  To the extent not covered by insurance, Charterer shall reimburse Owner the full amount of Owner’s manning costs including but not limited to, wages, overtime (subject to a reasonable limit accepted by Charterer), consular charges on crew, currency compensation, payroll burden (contributions required by governmental authorities, syndicates or unions such as medical and welfare contributions, life insurance, accident and disability and pension funds), leave pay, crew agency and joining and repatriation costs and training where required by Charterer or due to long-term Indonesianization Plan and subsistence, for the following positions:

European Crew	Indonesian Crew

Deck Officers	Deck Ratings

Master	Bosun
Chief Officer	A/B (6)
2nd Officer	O/S
2nd Officer	Appr/Secretary
3rd Officer
Cargo Engineer	Engine Ratings

Chief Steward	Donkeyman
Repairman
Engine Officers	Fireman (3)
Chief Engineer	Oiler
1st Assistant Engineer
2nd Assistant Engineer	Catering Ratings

2nd Assistant Engineer	Chief Cook
3rd Assistant Engineer	Assistant
Electrician	Messman (2)

Any alteration to the above crew list shall only be made with the mutual agreement of Owner and Charterer (including an agreed long-term Indonesianization Plan), except when such alterations are required by applicable law, regulation or international convention and, with respect to voyages ordered by Charterer to or from North America, Europe, Australia, New Zealand or the Republic of South Africa, except when

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such alterations are required by labor organizations having jurisdiction over personnel sailing to or from ports located in said geographical areas to ensure there will be no interference from any such labor organization whether it has jurisdiction or not.

2.6.2        Maintenance and Repair.  Maintenance and repairs shall include, but not be limited to, all costs of servicing and repairs (other than those associated with dry-docking) provided by outside contractors and additional maintenance staff (as opposed to the normal complement of shipboard personnel).  The expenditures shall include, but not be limited to, costs of servicing and repairs to the Vessel’s cargo systems/tanks, Vessel’s other systems, main machinery, other equipment (e.g. navigational aids), personnel and related costs as well as the cost of any spare parts used in specific non-routine repairs and servicing, classification expenses and the costs of transporting such spares to the Vessel.  At least ninety (90) days prior to the Scheduled Delivery Date and forty five (45) days prior to the beginning of each calendar year, Owner shall submit to Charterer for approval the general preventative maintenance program to be followed during the subsequent five (5) years in respect of Vessel and the estimated Cost thereof to be incurred within such five (5) year period.  The estimated cost will be made in U.S. Dollars using the expected cost for each item in the year in which it is expected to be incurred.  Owner shall keep said maintenance program under continuous review and shall from time to time consult with Charterer and shall obtain Charterers approval prior to implementing any change in said program, such approval not to be unreasonably withheld.  Far the avoidance of doubt, in respect of expenditures made to repair Vessel on a day to day basis, which are not included in the general preventative maintenance program, Owner will submit such expenditures to Charterer for approval as to whether they should properly be included in maintenance and repair cost which will be part of the Operating Cost Component.

2.6.3        Consumables and Stores.  Consumables and Stores cover the spare parts and consumables which are purchased directly by Manager and used by shipboard personnel in implementing Owner’s maintenance program.  These costs include:

(i)            General Expenses (including shipments)

(ii)           Hull Expenses (including paint)

(iii)          Spares, for cargo systems

(iv)          Spares, for ship equipment

(v)           Spares, for crew and galley equipment

(vi)          Spares, for main machinery

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(vii)         Spares, for systems for main machinery

2.6.4        Dry-Docking.  To the extent not covered by insurance or Builder’s guarantee, the amount payable to the shipyard and to other contractors during or in connection with the dry-docking of Vessel pursuant to Article 15 of this Charter, including, but not limited to, general services provided by the shipyard services related to bottom cleaning, all painting included in the approved Dry-dock specifications (including all paint), overhaul, hull repair, cargo system repair, ship’s equipment repair, equipment for crew/galley repair, main machinery repair, systems for main machinery repair and ships systems repair, replacement parts purchased for and consumed during the dry-docking, towage, pilotage and port charges at the dry-dock port and other costs incurred by Owner under Sections 1.1(i), 1.2(i), 15.1 and 29 of this Charter in connection with such dry-docking.  At least six (6) months prior to each scheduled dry-docking, Owner shall submit to Charterer for approval the dry-docking specifications to be followed and the estimated cost thereof to be incurred.  The estimated cost will be made in U.S. Dollars using the expected cost for each item in the year in which it is expected to be incurred.  Owner shall keep said dry-docking specifications under continuous review and shall from time to time consult with Charterer and shall obtain Charterer’s approval prior to implementing any change in said program, such approval not to be unreasonably withheld.  Charterer shall have the right to approve Owner’s selection of a yard pursuant to Section 15.3 of this Charter, dry-docking specifications and the acceptance of estimates for individual items in excess of U.S. $50,000.

2.6.5        Insurance.  Net premiums or calls in respect of the Compulsory Insurances as described in Schedule IV to the extent provided therein and deductibles under the Protection & Indemnity Insurance (referred to in Paragraph 2 of Part A of Schedule IV) in respect of third-party liabilities.

2.7           Other Costs.  Any item of expenditure can only be included in one category of operating costs and if it is not included in paragraph 2.6 or paragraph 2.8 it will be deemed to fall into the category of Other Costs.  Other Costs include but are not limited to communication, management travel, training expenses, administration and overhead and all other miscellaneous expenditure items required to operate Vessel.  Other Costs shall also include costs for certificates of financial responsibility, tonnage and safety certificates, annual fees, taxes on Vessel and Governmental Authority fees.

2.8           Definition of Supplemental Costs.  Supplemental Costs shall consist only of the following:

2.8.1        All incremental costs associated with voyages to ports other than Primary Terminals and other than a lay-up port or place, dry-dock shipyard or other repair facility to which Charterer may direct the Vessel, including:

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(i)            such costs as provided in Section 6.1(b) of this Charter;

(ii)           such costs relating to compliance with the requirements of governmental authorities other than those defined in Section 1.23 of this Charter;

(iii)          such costs incurred by Owner to comply with the requirements of Section 33(b) of this Charter;

The Supplemental Costs shall be determined monthly based on the actual Costs incurred in such month.  The Supplemental Costs shall be separately identified in the next succeeding monthly invoice sent in accordance with Section 8.2 of this Charter.  After the audit of Operating Costs pursuant to paragraph 2.5, any difference between the actual Supplemental Costs and the amount invoiced for such Costs in a calendar year shall be settled by a lump sum payment.  Within thirty (30) days of redelivery of the Vessel, a final settlement of any difference between the actual amount of Supplemental Costs and the amount paid by Charterer with respect thereto shall be calculated and included in the final payment under Section 8.4 of this Charter.  The above provisions for the payment of Supplemental Costs shall be the exclusive method for payment of such costs and Supplemental Costs shall not be included in any of the calculations described in paragraph 5 of this Schedule III.

2.9           Insurance and Third Party Recoveries.  Owner shall diligently pursue recovery of all claims under insurance coverages or from third parties in all cases where a claim for recovery can be responsibly made.  Owner shall notify Charterer of the amount and the nature of any expected or actual claims and recoveries.  Any operating costs which are expected to be recovered by Owner under insurance coverages or from third parties (including Builder) within the estimate year, shall not result in a revision of the Operating Cost Component pursuant to paragraph 2.2 of this Schedule III.  Subsequent recovery by Owner under insurance coverages or from third parties (including Builder) shall be retained by Owner to the extent utilized for Vessel.  Where the recovery of the claim is expected to occur in a subsequent estimate year, the expenditure will be included in a revision to the estimation of operating costs pursuant to paragraph 2.2 of this Schedule III, provided, however the ten percent (10%) limitation in such provision shall not apply.  Operating costs which have been included in the Operating Cost Component which has been paid by Charterer to Owner and are subsequently recovered by Owner under insurance coverages or from third parties (including Builder), shall be paid from Owner to Charterer immediately following such recovery.  In addition, if any costs incurred by Charterer are costs which can be recovered under the Compulsory Insurances, Owner shall make a claim under the Compulsory Insurances on behalf of Charterer, and the amounts recovered shall be paid from Owner to Charterer immediately following such recovery.

2.10         Capital Costs.  Except for certain qualified, minor expenditures which are treated as an operating cost under paragraph 3 of this Schedule III, any expenditure on a

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modification, improvement, alteration, replacement or addition to Vessel or any part thereof, which under standard shipping industry practice, consistently applied, would be treated as a cost which should be capitalized, shall not be treated as an operating cost of Vessel.  Where appropriate, such expenditure shall be dealt with as provided in paragraph 3 of this Schedule III.  Where such expenditure is not covered by paragraph 3 of this Schedule III, it shall be excluded from all calculations of Hire Rate.

2.11         Delivery Date Readiness.  Owner warrants that Vessel will be fully stored, equipped, manned and ready in all respects for service as of the Delivery Date and therefore any expenditure required to comply with this warranty or to remedy any shortfall therein shall not be charged as an operating cost for the purposes hereof.

2.12         Late-in-Term Expenditures.  During the Term, it is recognized that some portion of the expenditure on Dry-docking, Maintenance and Repair and Additional Cost Component items may accrue to the benefit of Owner after the expiration of the Term, whether or not Vessel is employed immediately after the Term.  The parties shall agree upon a portion of the said expenditure which accrues to the benefit of Owner after the expiration of the Term and said portion shall be excluded from operating costs, or if previously included in operating cost shall he refunded to Charterer within thirty (30) days of redelivery of Vessel.  A portion of Dry-docking expenditures incurred within eighteen (18) months of redelivery are specifically presumed to accrue to the benefit of Owner after the expiration of the Term.

2.13         Spare Parts Allowances.  On the Delivery Date, Owner shall provide for Charterer’s approval an inventory of the spare parts to be maintained on board Vessel, or on shore and available to Vessel, which is adequate for performance of Owner’s obligations hereunder (“Agreed Allowance List”).  Charterer shall be entitled to verify the availability of such spare parts upon the entry of Vessel into service and Owner will, for Owner’s account, at the request of Charterer remedy any deficiency.  Any spare parts consumed must be replaced so as to maintain the inventory of spare parts in accordance with the Agreed Allowance List throughout the term of this Charter.  Any change in the Agreed Allowance List (either a reduction due to non-replacement of consumed spare parts or order of additional spare parts not included on the Agreed Allowance List) must have Charterer’s prior approval.

2.14         Spare Parts Purchase and Settlement.  On the Delivery Date Owner shall provide Charterer with a list of spare parts which are held on board Vessel or on shore solely for the use of Vessel (“Agreed Allowance List”).

The purchase cost of spare parts (including the cost of delivery to Vessel or the place where they are to be stored for the use of Vessel, but excluding any administrative cost incurred by Owner or Manager) for the replacement of consumed spare parts included on the Agreed Allowance List or additional spare parts which have been approved by Charterer shall be charged on a current basis.

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Spare parts which are purchased in excess of the Agreed Allowance List shall be valued at their then purchased costs.

At the expiry of the Term a settlement shall be made for the value of spare parts in excess of the Agreed Allowance List, valued at the purchase cost of each part.

Charterer shall have the right to verify the initial inventory included on the Agreed Allowance List and the final inventory.

To enable spare parts held on shore solely for the use of Vessel to be verified, such parts shall be stored and recorded separately from any parts which are the same or similar which may be held by Owner or Manager for any other vessel.  Owner shall require Manager to maintain records of the stock of spare parts in such a manner that they can be audited and the stock verified at any time during the Term by Charterer’s auditors.  Owner shall install, on board and on shore, at Owners expense an industry-standard computerized spare parts management system which will enable Manager to accomplish the foregoing.

2.15         Reports.  As soon as possible, but within sixty (60) days after the end of each calendar quarter during the Term, Owner shall provide Charterer (in form and substance from time to time satisfactory to Charterer) with a detailed statement of all operating costs incurred during the said quarter (together with year-to-date activity, cost comparison to approved budget and comparison to the prior year) in the cost categories specified in paragraph 2.6 above.

Owner shall also provide:

(a)           computations of Vessel compliance with Owner’s performance undertakings under Article 16 of this Charter with respect to each calendar year, and

(b)           reports accounting for spare parts/replacement parts with respect to each calendar year, and

(c)           with such other operational data as Charterer may reasonably require.

2.16         Proration.  Operating costs shall only be charged in respect of the Term.  Any reference to “year” herein shall include the portion of the first year following entry into service and the portion of the last year prior to departure from service and for such years operating costs will be prorated from the Delivery Date in the case of the first year and the date of redelivery in the case of the last year.  The principle set out in this paragraph 2.16 shall apply to extensions under Section 2.2 of this Charter.  Calculations and payments for the Dry-docking category of the Operating Cost Component shall be done on the same basis as above.

3.             Additional Cost Component.  The Additional Cost Component shall be calculated as follows:

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3.1           Estimates.  Estimate the cost in U.S. Dollars of any modification, improvement, alteration, replacement or addition to Vessel which Owner proposes to undertake during the applicable year as compared with Vessel specifications approved by Charterer pursuant to Article 31 of this Charter, which either:

(a)           is required as a consequence of the operation of Sections 4.2(a)(i) or 6.1(b) of this Charter or to maintain the classification of Vessel due to a change in class rules or to comply with any change in the requirements of Governmental Authorities; provided, however, that the estimate shall in either case be limited to the amount to be borne by Charterer pursuant to Sections 4.2(a)(ii) or 4.2(c) of this Charter; or

(b)           has been requested or approved by Charterer or is permitted under Section 4.2(a)(ii) of this Charter; and

(c)           is estimated to cost more than US$*****; provided the cost of any such modification, improvement, alteration, replacement or addition which has an estimated cost of less than U.S.$***** and which has been approved by Charterer in accordance with clauses 3.1(a) and 3.1(b) of this paragraph 3 shall be treated as though it was Maintenance and Repair or, if appropriate, Dry-docking under paragraph 2.6.2 or 2.6.3 of this Schedule III rather than as part of the calculation of the Additional Cost Component.

3.2           Financing.  If Charterer requests Owner to obtain financing in respect of any amount covered by this paragraph 3 permitting repayment over the Term or any shorter period, Owner shall use its best efforts to obtain such financing upon terms acceptable to Charterer; and, in the event such financing is obtained, the monthly amount with respect to the expenditure covered by such financing shall be calculated based on the applicable annual payment of principal divided by twelve plus non-default interest payable under such financing.

3.3           Section 4.2(b) Changes.  Costs incurred by Owner under Section 4.2(b) of this Charter which are to be reimbursed by Charterer shall be paid in equal installments beginning with the Delivery Date and ending with the last Hire Payment Date in the year the Delivery Date occurs, plus interest at LIBOR on the amount outstanding in respect of such costs from the Delivery Date until such Cost is reimbursed in full.  Accrued but unpaid interest shall be paid on each Hire Payment Date after the Delivery Date and upon reimbursement of such cost in full.

3.4           Calculation.  The Additional Cost Component for any Hire Payment Date shall be the sum of:

(a)           the estimates of items qualifying for inclusion in the Additional Cost Component under paragraph 3.1 above (minus, any amounts in respect of such items which are financed under paragraph 3.2 above) divided by the

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number of Hire Payment Dates in the applicable calendar year of the Term; plus

(b)           the monthly amounts, if any, due under paragraph 3.2 above; plus

(c)           during the first calendar year of the Term, the monthly amounts, if any, due in respect of Section 4.2(b) of this Charter payable under paragraph 3.3 above.

3.5           Actual Cost. The actual Cost of any modification, improvement, alteration, replacement or addition or any other expenditures included in the calculation of the Additional Cost Component shall be subject to audit and subsequent adjustment in the manner provided for in paragraph 2.5 of this Schedule III.

4.             Disputes.  In the event Charterer and Owner are unable to resolve their differences within sixty (60) days after notice thereof with regard to:

(i)            the reasonableness of any cost estimate;

(ii)           the actual amount incurred in respect of any cost category during any year;

(iii)          whether any item of expenditure can be properly charged as an operating cost hereunder;

(iv)          the applicability or content of GAAP or GAAS;

(v)           the scope or contents of any preventative maintenance program or dry-dock specification;

(vi)          the extent to which any expenditure on Dry-docking or Maintenance and Repair or Additional Cost Component accrues to the benefit of Owner;

(vii)         any issue concerning indices; or

(viii)        any other issue relating to the computation or adjustment of the Hire Rate,

the dispute shall he referred to arbitration as provided in Article 39 of this Charter with the arbitrators being instructed to make a final determination of the issue, using the standard of a prudent owner/operator of LNG vessels of similar age, engaged in a similar trade and employing crew of the same nationalities.  Pending the outcome of any such arbitration on the reasonableness of any cost estimate, the actual costs incurred during the preceding year shall be used to adjust the Operating Cost Component in lieu of Owner’s disputed estimate, except in the case of Dry-docking costs where the actual amount for the previous period shall be used.

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5.             Calculation of Hire Rate.

Subject to the provisions of Article 8 of this Charter, the daily Hire Rate shall be the sum of the following:

(i)            *****

plus        (ii)           The amount of the estimated Operating Cost Component that has been agreed by Charterer in accordance with paragraph 2 of this Schedule III, for the relevant year divided by 365 days.

plus        (iii)          The amount of the Additional Cost Component for the relevant calendar month divided by the number of days in that month.

provided that in the above calculations in respect of any leap year the number 366 shall be substituted for 365 in the denominator.

6.             Currency Conversion.  All accounts subject to adjustment under this Schedule III shall be maintained in United States Dollars except as otherwise provided in this Charter or this Schedule III.  Charges, credits and other computations representing transactions in other currencies shall be made at the free market value of such other currencies in terms of United States Dollars (or, if Manager, on behalf of Owner has been able to secure a better rate, then at such better rate) to the end that Manager, on behalf of Owner neither gains nor loses on account of such computations as of the date accrued.

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SCHEDULE IV

TO

TIME CHARTER PARTY

BADAK VI NEW-BUILD VESSEL

INSURANCE

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

PART A — TYPES OF INSURANCE COVERAGE

Owner shall at all times during the Term procure and maintain insurances on Vessel in accordance with the following provisions.  In all cases, Owner and Charterer shall work toward establishing insurance values, amounts, fleet coverages and deductibles which result in the most economical premiums as compatible and consistent with insurances to the standards which prudent shipowners operating first-class LNG vessels should observe in insuring LNG vessels of similar type, size, age and trade as Vessel and which otherwise conform with the terms of this Charter.  An annual review shall be undertaken by Charterer and Owner of all insurance requirements during the Term to assess the reasonableness of coverage levels, terms and conditions, deductibles and premiums.  The objective of the review is to ensure that adequate and appropriate insurance protection and security is available at the most reasonable premiums possible.  Subsequent to each review, without prejudice to the provisions of clause 8 of this Schedule IV, the insurance program outlined in this Schedule IV shall be adjusted based on the mutual agreement of Charterer and Owner.

1.             Hull and Machinery Insurance

(a)           Owner shall take out and maintain Hull and Machinery insurance with first-class marine underwriters in the London, Japanese, American, French or Norwegian markets up to the values set out in this clause.

(b)           Unless otherwise agreed, the maximum insured value of Vessel for purposes of calculating adjustments to Hire based on changes in net premiums under clause 6 below is agreed (i) to be U.S. $***** on the Delivery Date and (ii) to be reduced annually on a straight line basis (or other basis agreed by Owner and Charterer from time to time) until the maximum insured value is reduced to U.S. $***** by the end of the Original Period (or such greater amount as does not fall below the amount as from time to time established under applicable limitation of liability conventions with respect to Vessel) provided that, if Owner’s underwriters and financiers permit semiannual reductions in insured values, the maximum insured value hereunder will be so reduced, and the applicable value for the time being is hereinafter called the “Insured Value.” Coverage obtained pursuant to clause 4(b) hereof shall be included within Insured Value and shall result in a corresponding reduction in the level of Hull and Machinery insurance coverage, as permitted by underwriters.

(c)           (i)            The Hull and Machinery insurance shall be placed on terms generally equivalent to or wider than the Standard Indonesia Hull Form applicable at the date of original issue and the date of each renewal, respectively, or their London, Japanese, American or Norwegian equivalents.

(ii)           The Hull and Machinery insurance specifically shall include:

(A)          Additional Perils Clause (LNG vessel), or

(B)           the (London) Institute Additional Perils Clause-Hulls or the American Hull Syndicate Liner negligence clause, and Four-fourths Running Down Clause cover provided that one-fourth of such risk may be taken out by means of Protection and Indemnity insurance placed with one of the leading London, Japanese or international insurance P&I associations (“Approved Clubs”), and

(C)           such additional coverages and amounts as Charterer may reasonably require.

(iii)          Owner shall arrange for, and Charterer shall approve, a deductible on Hull and Machinery insurance which results in the most economical premiums as compatible and consistent with insurances to the standards which prudent shipowners operating first-class LNG vessels should observe in insuring LNG vessels of similar type, size, age and trade as Vessel and which otherwise conform with the terms of this Charter.  Owner shall make such arrangements as are necessary to conform to the Conditions of Use referred to in clause 2(c) of this Schedule IV.

2.             Protection & Indemnity Insurance (“P&I Insurance”)

(a)           P&I Insurance shall be placed as an unlimited entry, with and subject to and on the basis of the rules of one of the Approved Clubs.

(b)           The terms of the P&I Insurance shall be those of the standard rules of one of the Approved Clubs.  The deductibles for this insurance should result in the most economical premiums as compatible and consistent with insurances to the standards which prudent shipowners operating first-class LNG vessels should observe in insuring LNG vessels of similar type, size, age and trade as Vessel and which otherwise conform with the terms of this Charter.

(c)           Special provisions resulting from Owner’s acceptance of the Conditions of Use of Ports in Indonesia, as modified by the Omnibus and Waiver Agreements specified in Section 22.6 of this Charter, shall be incorporated into the terms of Owner’s P&I Insurance.

(d)           In the event Four-fourths Running Down Clause cover is taken out by means of Hull and Machinery Insurance, P&I Insurance coverages shall be reduced but only to the extent necessary to avoid overlap.

3.             War Risks Insurance

(a)           Owner shall (save as specifically provided in this clause) have the same rights and obligations in respect of insurance of war risks as provided for all the risks referred to in clauses 1 and 2 hereof and, where applicable, up to the same cover amounts.

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(b)           Hull and Machinery War Risks insurance shall cover no less than the American Institute Hull War Risks and Strikes Clauses (December 1, 1977) or their London, Japanese or Norwegian Institute equivalents and shall correspond with the applicable Hull and Machinery Clauses.

4.             Compulsory Insurances

(a)           The insurances required under clauses 1, 2 and 3 hereof are hereinafter sometimes together referred to as the “Compulsory Insurances.”

(b)           Owner may obtain Increased Value Insurance and/or Hull Interest for an amount recommended by underwriters and approved by Charterer for a portion of the Insured Value on Hull and Machinery on terms (so far as applicable) comparable with those for the Hull and Machinery insurance and with the same insurers or others of similar standing.  The decision whether to use such insurance and the percentage of the Insured Value to be covered by such insurance shall be made by Owner taking into consideration the amount of premium savings (if any) resulting therefrom and the adequacy of the insurance coverage.

(c)           When Vessel is idle or laid up, Owner may (or subject to availability, at the request of Charterer, Owner shall), in lieu of insurances required hereunder, arrange port risk insurance under such forms as Charterer may approve in writing insuring Vessel against the usual risks covered by such forms.

(d)           Such insurances as are specified in paragraphs (b) and (c) above shall be deemed Compulsory Insurances for the purposes of reimbursement as specified in this Charter and shall be placed under forms which relate to the other Compulsory Insurances.

PART B — PREMIUMS AND CLAIMS

5.             Payment of Premiums

(a)           Owner shall be responsible for the timely payment of any and all premiums and calls of whatsoever nature lawfully demanded by insurers for all insurances taken out on Vessel.

(b)           If Owner shall default in the payment of any premiums or calls as aforesaid, Charterer may, but shall not in any circumstances be obliged to, pay any such premiums or calls direct to the insurers in question and shall then be entitled to deduct any such payments made from the next due payment of Hire.

6.             Reimbursement of Owner

Compulsory Insurances are an item included in the Operating Cost Component of Hire as described in Schedule III of this Charter.  Changes in net premiums for the Compulsory Insurances shall be dealt with as provided in Schedule III (Insurance cost category of the

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Operating Cost Component).  The expression “net premiums” as used herein or in this Charter means the actual amount expended by or on behalf of Owner ascertained by deducting from the gross premiums paid the full amount of any return premium (for whatsoever reason received) commissions, rebates and/or discounts on premiums received by either Owner or Manager and includes and applies (mutatis mutandis) to calls payable to the Approved Clubs.

7.             Claims

Except as otherwise agreed by Charterer, Owner shall diligently pursue all claims which can be made under the Compulsory Insurances.  Subject to the provisions of this Charter (including all Schedules, and in particular paragraph 2.9 of Schedule III), and the interests of other parties to insurance proceeds as such interests may appear, Owner shall retain for its own benefit the proceeds for all insurance claims from any Insurances which were not included in the Operating Cost Component.  Any amount not recoverable by Owner from insurers by reason only of default in premium payment or breach of express or implied warranties shall be deemed to have been paid to Owner in calculating its operating costs in Schedule III of this Charter.  Owner may not agree or compromise a total loss without Charterer’s consent (which consent may not be unreasonably withheld).

PART C — PLACING OF INSURANCE; MISCELLANEOUS

8.             Renewal Quotations

Owner shall as early as possible but in no event less than twenty-five (25) days before the expiry of any of the Compulsory Insurance provide Charterer with renewal quotations in sufficient detail to provide Charterer with all information it reasonably requires to assess Owner’s intended renewal proposal.  Charterer may within twenty (20) days of receipt of the required information suggest changes to Owner’s proposed arrangements.  If Owner, for its own reasons, declines to accept any such suggestions and such suggestions are consistent with the practice of prudent owners and operators of vessels engaged in the LNG trade, any additional direct cost resulting from the failure to accept such suggestion shall not be reimbursed as part of the Operating Cost Component of Hire.

9.             Evidence of Insurance

Owner shall furnish to Charterer in respect of any Compulsory Insurances:

(a)           on the Delivery Date and on the effective date(s) of renewal of such insurances, cover notes for such insurances;

(b)           within forty-five (45) days after the Delivery Date or the renewal date, a copy of the policies or certificates of entry and the latest Rules of any relevant Approved Club.

The provision of such information shall not impose any obligation on Charterer.

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10.           Additional War Zone Expenses

Notwithstanding anything contained elsewhere in this Schedule IV, all extra expenses incurred by Owner (in relation to insurances) if Vessel is required to trade in areas where there is war or, as determined by the insurers of Vessel, a warlike situation (de facto or de jure) shall be reimbursed by Charterer to Owner, provided that, if practicable, Charterer shall be given an opportunity of signifying its approval before such expenses are incurred.  Charterer shall reimburse Owner for such expenses as part of the Insurance cost category of Operating Cost Component under Schedule III.

11.           Waiver of Subrogation, etc.

Where customary or where necessary to give effect to the allocation of risks between the parties under this Charter, except as Charterer may otherwise agree, all insurance policies related to Vessel and its operations shall (a) provide that Charterer is an additional assured and, if appropriate to give effect to the allocation of risks under this Charter but not otherwise, a loss payee, (b) waive insurers’ rights of subrogation against Charterer and (c) otherwise recognize, in a manner acceptable to Charterer, Charterer’s interests in Vessel and its operations.  Except for war risks insurances, Owner shall cause all insurers to agree in writing to give Charterer and LNG Associates (as such parties are defined under the Omnibus and Waiver Agreements provided for under Section 22.6 of this Charter) as much prior written notice as possible, but in no event less than fifteen (15) days’ prior written notice, of the cancellation of Compulsory Insurances which such insurers arrange.

12.           No Prejudice to Charterer Clause

Owner shall cause to be inserted in all policies and Approved Club entries a clause stating that the insurance under the policy or entry, as to the interest only of Charterer, shall not be impaired in any way by any change in the interest of Owner in the property described in the policy or entry, or the transfer of possession thereof without the consent of Charterer, or by any breach of warranty or condition of the policy or entry, or by any omission or neglect, or by the performance of any act in violation of any terms or conditions of the policy or entry or because of the failure to perform any act required by the terms or conditions of the policy or entry or because of the subjection of the property to any conditions, uses or operation not permitted by the policy or entry, or because of any false statement concerning the policy or entry or the subject thereof, by Owner or Owner’s employees, contractors, subcontractors, agents or representatives; whether occurring before or after the attachment of the policy or entry, or whether before or after any loss or damage.

13.           Broker’s Opinion

At least once annually during the Term, Owner shall deliver to Charterer an opinion of an internationally recognized independent marine insurance broker reasonably acceptable to Charterer covering the following:

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(a)           a statement that the insurances carried with respect to the Vessel and its operations: (i) conform with the requirements of this Schedule IV (ii) conform with the coverage a prudent owner and operator engaged in the LNG trade should carry for vessels of the type, size, class and age of Vessel (considering the activity for which Vessel is then engaged); and (iii) are placed with underwriters who meet the brokers’ minimum financial standards;

(b)           any recommendations such insurance broker may have for additional liability insurance (or substitute therefor) which a prudent owner or operator of a vessel of the same flag and of similar size, type, trade and cargo as the Vessel should carry; and

(c)           such broker’s undertaking to advise Charterer promptly of any default in payment of any premium required and of any other act or omission of which said insurance broker has knowledge which might invalidate or render unenforceable, or cause the lapse of or prevent the renewal or extension of, in whole or in part, any insurance on or with respect to a Vessel or the operation thereof.

14.           Other Insurances

Nothing herein provided shall prevent Owner from arranging, for its sole benefit and at its own sole expense, additional insurance cover of the types included in the Compulsory Insurances and/or insurance of other types on such terms as Owner thinks fit, provided, however, that

(a)           to the extent that any claim amount recoverable under the Compulsory Insurances (for which Charterer was directly or indirectly to have received a benefit) is reduced by reason of the existence of any such other insurance, Owner shall credit Charterer with the amount of such lost benefit;

(b)           in the event Owner arranges Hull and Machinery and Hull and Machinery war risk insurance coverages (including insurances under clause 4(h) of this Schedule IV in excess of the Insured Value of Vessel established pursuant to clause 1(b) of this Schedule IV, the premiums and changes in premiums borne by Charterer shall be determined in the ratio which the Insured Value established pursuant to clause 1(b) bears to the actual insured value of the coverages arranged by Owner; and

(c)           such additional insurance may be purchased but only to the extent permitted by and within the warranties of the form on which Vessel’s Hull and Machinery insurance is written.

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SCHEDULE V

TO

TIME CHARTER PARTY

BADAK VI NEW-BUILD VESSEL

SECONDARY TERMINALS

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

Each of the following terminals shall be considered (subject to the restrictions referred to below) as a Secondary Terminal:

*****

Secondary Terminals indicated (*) have an LOA restriction of less than Vessel’s LOA of 290m.  In the event that Charterer orders Vessel to one of these Secondary Terminals, Charterer shall be responsible, at its entire risk and expense, for obtaining the necessary dispensation to allow for Vessel’s entry.  Owner shall not be responsible for any loss or delay caused thereby.

It is understood that in respect of terminals indicated (#) information regarding compliance with cargo arm arrangements will not be available at the date Charter is completed.  Owner will endeavor to ensure compliance but without any guarantee.

SCHEDULE VI
TO

TIME CHARTER PARTY

BADAK VI VESSEL

FORCE MAJEURE

“Force Majeure” shall mean any cause whatsoever (other than an event caused by the default of the CONTRACTOR) arising after the Effective Date of Contract preventing or hindering due performance of any obligation hereunder which could not have been foreseen or avoided and which cannot be overcome, in each case, by the exercise of reasonable diligence by the CONTRACTOR including, but not limited to, where the foregoing criteria are met, Acts of God; acts of princes or rulers; requirements of government authorities; war or other hostilities or preparations therefor; blockade; revolution; insurrections; mobilization; civil wars; civil commotion or riots; vandalism; sabotage; strikes, having a national character; plague or other epidemics; quarantine; floods, typhoons, hurricanes, storms, lightning or other weather conditions not included in normal planning; weather conditions delaying sea or gas trials; earthquakes; tidal waves; landslides; fires, explosions; collisions or strandings; embargoes; import restrictions; prolonged failure, shortage or restriction of oil, electric current supplied by public utilities or gas supplied by public utilities; major casting or forging rejects not due to negligence; exceptional delays in approval of documents caused by the Classification Society or other bodies whose documents are required; destruction of or damage to the CONTRACTOR’s Building Site or works of the CONTRACTOR, its subcontractors or suppliers, or of or to the Vessel or any part thereof, by any causes herein described; delays in the CONTRACTOR’s other commitments resulting from any causes herein described which in turn physically delay the construction of the Vessel or the CONTRACTOR’s performance under this Contract; delays to the CONTRACTOR caused by the foregoing clauses which affect Subcontractors, Manufacturers or Suppliers.

EXHIBIT A

PROTOCOL OF DELIVERY AND ACCEPTANCE

FOR

LNG VESSEL “          ”

The LNG carrier “               ,” formerly known as Mitsubishi Hull No. 2148, was delivered to and accepted by PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA (PERTAMINA) under the Time Charter Party dated                            , 1997 made between Faraway Maritime Shipping Company and PERTAMINA, at              hours on the              of                     ,               at                                                   .

Charterer:	Owner:

Perusahaan Pertambangan Minyak dan Gas Bumi Nogara (PERTAMINA)	Faraway Maritime Shipping Company

By:	By:

Name:	Name:

Title:	Title:

EXHIBIT B

DEED OF GUARANTEE

In order to induce Perusahaan Pertambangan Minyak dan Gas Bumi Negara (“PERTAMINA”) to enter into the Badak VI Time Charter Party (“Charter”), Osprey Maritime Limited whose registered office is at 6 Shenton Way # 19-08, DBS Building Tower Two, Singapore (“Guarantor”) hereby unconditionally and irrevocably guarantees to PERTAMINA and its successors and assigns that Faraway Maritime Shipping Company, a joint venture corporation incorporated in Liberia (“Owner”) will duly perform and comply with all of its obligations under the Charter when due. In the event Owner shall fail to perform or comply with any term of the Charter then, provided that such failure was not caused directly or indirectly by any default by PERTAMINA in the performance of or in complying with the terms of the Charter, Guarantor, upon receipt of written notice from PERTAMINA of such failure, shall promptly perform or comply with such terms or cause the same promptly to be performed or complied with. This is a guarantee of performance and payment and not of collection.

Guarantor hereby waives notice of any amendments, modifications or extensions of the Charter and any notices provided thereunder. Guarantor further agrees that PERTAMINA and its successors and assigns may pursue, at its election, any remedy or remedies hereunder directly against Guarantor without first proceeding against or foreclosing on any security for the performance or payment of the obligations of Owner.

The obligations of Guarantor hereunder are unconditional and irrevocable and such obligations shall not be subject to any counter-claim, set-off, reduction, deferment or defense (other than due performance and payment of the obligations of Owner under the Charter). Any arbitral award (whether in a contested arbitration, by default or otherwise) under the Charter (which is not subject of appeal) shall conclusively determine the liability of Owner guaranteed hereunder with respect to the subject matter of such arbitral award. Any claims of Guarantor against Owner, whether arising from payments or performance by Guarantor hereunder or otherwise, shall be subordinate to the full and indefeasible payment and performance of the obligations guaranteed hereunder.

No delay or omission by PERTAMINA in exercising any right hereunder shall operate as a waiver of such right or of any other right hereunder or under the Charter.

This Guarantee shall be binding on Guarantor, its respective successors and assigns, and shall enure to the benefit of PERTAMINA and its successors and assigns save that PERTAMINA may not assign the benefit of the Guarantee to any party other than a party to whom it assigns the Charter.

Guarantor agrees to take such further action as PERTAMINA may reasonably request in order to establish, preserve, perfect and protect the rights created and intended to be created in favour of PERTAMINA under this Guarantee.

This Guarantee shall be governed by and construed in accordance with the laws of England. Guarantor hereby irrevocably submits to the non-exclusive jurisdiction of the courts of

1

England for purposes of any legal action or proceeding arising out of or in connection with this Guarantee and waives any objection in such legal action or proceeding that the venue is improper or the forum is inconvenient.

Guarantor hereby irrevocably appoints the agent mentioned opposite its name in Schedule I hereto to accept service in England of any process on its behalf, except that Guarantor may terminate such appointment if, prior thereto, it delivers to PERTAMINA in writing the irrevocable appointment of a successor agent in England together with the acceptance of such appointment by the successor agent.

This Guarantee may not be assigned in whole or in part by the Guarantor without the consent of PERTAMINA, provided however, that if PERTAMINA consents to a transfer of Guarantor’s direct or indirect ownership interest in Owner pursuant to Section 23.2(e) of the Charter, such consent shall be deemed also to be consent to assignment of this Guarantee to the transferee of the ownership interest. Following such assignment and the transferee’s assumption of all the obligations of the Guarantor hereunder, the original Guarantor will be released from its obligations under this Guarantee.

The address of Guarantor for the purposes of giving notices hereunder is as follows:

Osprey Maritime Limited
6 Shenton Way #19-08
DBS Building Tower Two
Singapore 068809
Telefax No. : 65-224-9225
Telex No. : RS 25383 osprey

Except as otherwise defined herein, all capitalized words and expressions used in this Guarantee shall have the same meanings as ascribed thereto in the Charter.

IN WITNESS WHEREOF, this Guarantee has been executed as a Deed the            day of                                     , 1997

Accepted:	For and on behalf of

Perusahaan Pertambangan Minyak dan Gas Bumi Negara (PERTAMINA)	Osprey Maritime Limited

By:	By:
Name:	Name:
Title:	Title:

Witness	Witness

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SCHEDULE I
TO
DEED OF GUARANTEE

Name of Guarantor	Name and Address of Agent in England
Osprey Maritime Limited	Norose Notices Limited Kempson House PO Box 570 Camomile Street London EC3A 7AN

Executed as a Deed for and on behalf of Osprey Maritime Limited

By:	By:

Name:	Name:

Title:	Title:

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EXHIBIT C

ASSIGNMENT

THIS ASSIGNMENT is made the                   day of                     ,199      .

(1)           Faraway Maritime Shipping Company, a company incorporated under the laws of Liberia with its registered office at 80, Broad Street, Monrovia, Liberia (“Owner”); and

                                     BANK a company incorporated under the laws of                                           with its registered office at                                                                                                                                                                                                                                   acting through its office at                                                                                                         as [There may be one or more agents but they must act jointly] (“Agent”).

WHEREAS:

(A)          Owner [will become upon delivery] or [is] the registered and beneficial owner of “                  ” [registered under the laws and flag of Liberia with Official No.             ] [or] [Builder’s Hull No. 2148] (“Vessel”);

(B)           By that certain Time Charter Party dated                   , 1997 (“Charter”) made by and between Owner and Perusahaan Pertambangan Minyak dan Gas Bumi Negara (“PERTAMINA”), Owner has agreed to time charter the Vessel to PERTAMINA for the period and upon the terms and conditions therein set forth;

(C)           By a Loan Agreement dated                            ,             made by and between Agent, the Banks listed in the first schedule thereto (“Banks”) and Owner (as amended, varied and/or supplemented from time to time, “Loan Agreement”) the Banks agreed to advance a loan (“Loan”) to Owner of an amount and on the terms and conditions therein contained;

(D)          Pursuant to the terms of the Charter, Owner is obligated to obtain the written consent of PERTAMINA to this Assignment in the form set forth in the Appendix B hereto;

(E)           In consideration of and as a condition precedent to the Banks agreeing to advance the Loan and as security for the obligations of Owner to the Banks pursuant to the terms of the Loan Agreement and the Security Documents therein defined, Owner has agreed to enter into this Assignment.

NOW THIS ASSIGNMENT W I T N E S S E T H as follows:

1                                          ASSIGNMENT

1.1           For the consideration aforesaid and as security for payment of all sums payable pursuant to and performance of all its obligations under the Loan Agreement Owner HEREBY ABSOLUTELY, UNCONDITIONALLY AND IRREVOCABLY (subject to the terms of clause 4.1 hereof) ASSIGNS AND AGREES TO ASSIGN to Agent as agent for the Banks [or to Banks with Agent having sole enforcement powers] all its right, title and interest in and to and all the

1

benefit of the Charter, including (but without limitation) all Hire and other moneys payable by PERTAMINA thereunder; and by separate instruments, true copies of which are hereby delivered to Charterer, Owner has mortgaged the Vessel to Agent and assigned all insurances on the Vessel and any compensation payable as a consequence of the requisition of Vessel and all earnings of Vessel (subject to this Assignment) to Agent (all for the benefit of the Banks); and for purposes of Charterer’s rights under Clause 5 below, Owner and Agent and the Banks agree that all of said assignments and mortgages shall be included in the term “Assignment”;

1.2           Owner undertakes forthwith upon execution of this Assignment to give written notice thereof to PERTAMINA and to procure the written consent of PERTAMINA to such Assignment in the form of Appendix B hereto;

1.3           Charterer’s consent to the Assignment shall not constitute waiver of or impair any right of Charterer under the Charter, including, without limitation, Charterer’s right to recover from Owner hire that has been paid but not earned, nor shall it constitute a waiver of or impair any obligation of Owner to perform or fulfill its obligations under the Charter.

2                                          OWNER TO PERFORM ASSIGNED DOCUMENTS

2.1           Notwithstanding anything herein contained to the contrary, Owner shall remain liable under the Charter to perform all the obligations assumed by it thereunder and neither Agent nor any of the Banks shall be under any obligation or liability under the Charter by reason of this Assignment or otherwise nor shall Agent or any of the Banks be required to assume or be under any obligation whatsoever in any manner to perform or fulfill any obligation of Owner under the Charter.

3                                          PROPER LAW AND JURISDICTION

3.1           This Assignment shall be governed by and construed in accordance with the laws of England. Owner hereby submits to the non-exclusive jurisdiction of the Courts of England and agrees that any writ, summons, notice, order, judgment or other legal process with respect to this Assignment or any matter arising hereunder shall be duly served upon it if served upon                                   at its registered office in England at                         as its agent in England for such purpose. The aforesaid submission by Owner shall not limit the right of Agent and/or the Banks to commence proceedings against Owner in any jurisdiction Agent and/or the Banks shall think fit or in any two or more jurisdictions.

4                                          REDEMPTION

4.1           On repayment to Agent of all moneys owing to the Banks under the Loan Agreement Agent shall, at the request and cost of Owner, re-assign to Owner all Agent’s right, title and interest in and to and all the benefit of the Charter.

5                                          CHARTERER’S RIGHTS

5.1           Notwithstanding this Assignment, until further notice, the Agent and the Banks hereby authorize and instruct PERTAMINA to pay to the account of Owner with                        Bank all payments due and to become due to Owner under the terms of the Charter.

2

5.2           Except as otherwise provided under the Charter, the Charterer shall be entitled to all its benefits, rights and powers under the Charter and to the use of the Vessel as permitted under the Charter, notwithstanding the Mortgage, the General Assignment, this Assignment or the Loan Agreement or anything contained therein.

IN WITNESS whereof the parties hereto have executed this Assignment on the day and year first before written.

SIGNED SEALED AND DELIVERED	SIGNED SEALED AND DELIVERED
by )	by )
the duly appointed Attorney )	the duly appointed Attorney )
of )	of )
in the presence of: )	in the presence of: )

Name:	Name:

Address:	Address:

Occupation:	Occupation:

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EXHIBIT C (continued)

Appendix A

NOTICE OF ASSIGNMENT

To:          PERTAMINA

We, Faraway Maritime Shipping Company, of Monrovia, Liberia, (“Owner”) hereby give (PERTAMINA) notice that we have assigned to [                               (“Agent”) on behalf of [                          ] (“Lenders”) all of Owner’s rights and interests in and to the Time Charter Party dated [                          ] 1997 (as it may be amended “Time Charter Party”) made between Owner and PERTAMINA in respect of the LNG Carrier “                   ” (“Vessel”), and all Hire and other moneys payable under the Charter pursuant to an Assignment dated [                     ] 199[     ] (“Assignment”) (a copy of which is annexed hereto.)

You are hereby directed to pay all Hire and other moneys due under the Charter to Account no.                    in Owner’s name with [name of Bank] [here describe Instructions]. No change may be made to such payment directions without the written consent of the Agent and the Agent may amend this instruction by notice in writing given to you in the event of a default by Owner.

We are not permitted under the Assignment to make any amendment to or waive or forego any of our rights under the Charter without the consent of the Agent.

Nothing contained in the Assignment shall be construed to impair and amend any of your rights or obligations under the Charter or any of Owner’s rights or obligations under the Charter.

You are requested to acknowledge this Notice of the Assignment and Consent to the Assignment in the form attached hereto and marked with the Letter A and to return the same after it has been duly executed to [the Agent] at its address on the form of consent.

The provisions of section 39.1 and 39.4, relating to Law and Arbitration, of the Charter shall apply to this Notice and to the Consent.

Dated:

By

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EXHIBIT C (continued)

Appendix B

CONSENT

To:	Date:

We acknowledge receipt of Notice of Assignment dated                               and the Assignment dated                               to which this Consent is attached subject to the conditions in favour of Charterer contained therein and as provided below, we hereby consent to the Assignment.

Neither this Consent nor the Assignment shall be construed as a waiver, variation or amendment of any of our rights under the Charter, including in particular, but without limitation, our right to recover from Owner any sum due to us under or in respect of the Charter or by way of Hire paid, but not earned.

Except as otherwise provided under the Charter, the Charterer shall be entitled to all its benefits, rights and powers under the Charter and to the use of the Vessel as permitted under the Charter, notwithstanding the Mortgage, the General Assignment, this Assignment or the Loan Agreement or anything contained therein.

Yours faithfully,

PERTAMINA

By:
Authorized Signatory
Accepted:

By:
Authorized Signatory

, Agent

By:
Authorized Signatory

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EXHIBIT D

PERTAMINA
AND P.T. BADAK NATURAL GAS LIQUEFACTION COMPANY
CONDITIONS OF USE OF BONTANG SELATAN LNG MARINE TERMINAL

All facilities and assistance of any kind whatsoever provided by PERTAMINA and/or P.T. BADAK NATURAL GAS LIQUEFACTION COMPANY (hereinafter collectively and severally referred to as “Company” which term shall be deemed to include their respective servants, agents and contractors - including production sharing contractors and their affiliates - in whatever capacity they may be acting) to vessels calling at the BONTANG SELATAN LNG MARINE TERMINAL, (including the Port of Bontang, its anchorage, turning basin and approaches associated therewith and the liquefaction plant terminals or facilities therein, collectively hereinafter called the “Port”) whether charged for or not by the Company, are provided subject to the following conditions (whether or not a copy of the same has been signed):

1              The Company shall not be responsible for any loss, damage or delay from whatsoever cause arising in consequence of any assistance, advice or instruction whatsoever, given or tendered in respect of any vessel, whether by way of Pilotage or berthing services, the provision of navigational facilities including buoys or other channel markings, or otherwise. In all circumstances the master of any vessel shall remain solely responsible on behalf of its Owners and the Operators for the proper navigation and safety of his vessel and her cargo.

2              While the Company endeavors to ensure that the Port is safe and suitable for vessels permitted or invited to use it, no guarantee, undertaking or warranty of such safety or suitability is given, nor shall any be implied. The Company shall not be responsible for any loss, damage or delay of any sort that may be sustained by or occur to any vessel or her Owners or Operators or her cargo or any part thereof (whether such cargo is on board or in course of or awaiting loading or discharging) by whomsoever and by whatsoever cause such loss, damage or delay is occasioned and whether or not it is due in whole or in part to any act, neglect, omission or default on the part of the Company or by any fault or defect in the Port.

3              The Company will not be responsible for any loss, damage or delay directly or indirectly caused by or arising from strikes, lock-outs or labor disputes or disturbances whether the Company is party thereto or not.

4              (A)          If in connection with or by reason of the use or intended use by any vessel or by her Master or crew or by any other servant or agent of the Owners or Operators of the Port or any gear or equipment belonging to or provided by the Company or of any craft or of any other facility or property, of any sort whatever, whether ashore or afloat belonging to or provided by the Company, any damage or loss is caused to the Port and any such other gear, equipment, craft or other facility or property, from whatsoever cause such damage or loss may arise, irrespective of whether or not such damage or loss has been caused or contributed to by the negligence of the Company and irrespective of whether there has been any neglect or default on the part of the vessel or her Owners or Operators, then in any such event the vessel, her Owners and Operators jointly and severally shall pay for all such damage or loss (including consequential

1

loss) and shall hold the Company harmless from and indemnified against all damage and loss sustained by the Company consequent thereon.

(B)           Further the vessel and her Owners and Operators shall jointly and severally hold the Company harmless from and indemnified against all and any claims, damages costs and expenses arising out of any loss, damage, death, injury or delay caused to any third party (including crew members) or to the property of such third party, by or attributable to the vessel or by her Master or crew or by any other servant or agent of her Owners or Operators or by the Company, its servant or agents or attributable to its or their presence in the Port.

(C)           No amount will be recoverable under paragraph (A) of this Condition 4 if it can shown by Owners and Operators that the incident which was the proximate cause of the damage or loss concerned:

(A)          resulted from an act of war, hostilities, civil war insurrection (which expressions shall not include unconnected acts of sabotage) or Act of God including, but not limited to, earthquake, volcanic eruption, tidal wave, lightning or typhoon provided in any such case the Owners, Operators and Master of the vessel acted reasonably in the circumstances to protect the property of the Owners and the Company from damage or loss;

(B)           was wholly caused by an act or omission done with intent to cause loss or damage by a third party (which expression shall not include by Master or crew members of or invitee to the vessel concerned or any other employee or other servant of any of the Owners and/or Operators);

(C)           was wholly caused by the negligence or wrongful act of the government or other authority responsible for maintaining lights or other navigational aids (unless such responsibility devolves on the Owners and/or Operators by reason of Condition 6(A) hereof).

(D)          The Owners and Operators hereby waive any right they or either of them may have to limit their liability whether in conformity with any International Maritime or Shipping Convention or any other statutory provision now or hereinafter enacted affording shipowners a right to limit their liability. The waiver herein contained applies to all persons claiming through Owners or Operators.

5              In the event of any escape or discharge of oil or oily mixture or contaminants from any vessel or from loading arm, hose or other loading device connected to such vessel (from whatsoever cause such escape or discharge may arise and irrespective of whether or not such escape or discharge has been caused or contributed to by the negligence of the Company, and irrespective of whether there has been any neglect or default on the part of the vessel or her Owners and/or Operators), the Company by itself or by its subcontractors or by any other person whatsoever shall have the right to take any measures it deems fit to clean up the pollution resulting from such escape or discharge and (except to the extent to which the provisions of paragraph (C) of Condition 4 applies) to recover the full cost thereof from such vessel, her

2

Owners and/or Operators. Such cost shall constitute a joint and several debt due from the vessel, her Owners and Operators to the Company.

6              (A)          If any vessel sinks, grounds, is abandoned or in the opinion of the Company is, or is likely to become, an obstruction or danger in the Port (whatever may be the cause of such event or events and irrespective of whether or not such event or events have been caused or contributed to by the negligence of the Company, and irrespective of whether there has been any neglect or default on the part of the vessel or her Owners and Operators), the Owners and/or Operators at their own expense shall take such steps as may be necessary to remove and/or destroy the vessel or wreck thereof (which expression shall in this Condition 6 include the cargo and/or bunkers laden on board the vessel) to the satisfaction of the Company, and any appropriate authority, and pending such removal at their expense to mark, light and watch the same.

(B)           In the event that the Owners or Operators of the vessel fail to remove and/or destroy the vessel or the wreck thereof to the satisfaction of the Company and any appropriate authority within a reasonable period, the Company is entitled to take, at the sole risk of the Owners and Operators, such steps as in its absolute discretion it may think necessary to remove and/or destroy the same, and any risk and expenses associated therewith shall be recoverable from the vessel, her Owners and/or Operators.

(C)           The vessel, her Owners and Operators shall jointly and severally indemnify the Company for all damages and losses of whatsoever nature direct or indirect arising from (i) the failure by such Owners to remove and/or destroy the vessel or the wreck thereof to the satisfaction of the Company and any appropriate authority or (ii) the removal or destruction of the vessel or the wreck thereof, whether by the Owners or Operators under paragraph (A) or the Company under paragraph (B) of this Condition 6.

(D)          The foregoing paragraphs (A) to (C) of this Condition 6 shall not apply if the accident or incident causing such sinking, grounding or abandonment resulted from an act of war, hostilities, civil war or insurrection (which expressions shall not include unconnected acts of sabotage).

7              The Master or the person in charge of the vessel shall, from time to time, place, transport, and remove the vessel to, at or from any berth within the Port, as reasonably required for the proper and efficient use of such berth, when so instructed by the Company’s marine supervisor or any other authorized servant of the Company in charge of the Port.

8              (A)          These Conditions shall be construed and interpreted according to the law of the Republic of Indonesia, but excluding therefrom any legislative or similar provisions of such law giving the Owners, the Operators or the vessel the right to limit their liability in conformance with any International Maritime or Shipping Convention which right is expressly waived by paragraph (D) of Condition 4.

(B)           The Company and the vessel, Owners and Operators agree to submit to the jurisdiction of the Indonesian Courts with regard to matters arising hereunder.

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ACKNOWLEDGEMENT

Name of vessel

As Master of the above named vessel, I acknowledge, for and on behalf of the vessel’s Owners and Operators, that the above Conditions of Use of the BONTANG SELATAN LNG MARINE TERMINAL govern the use by such vessel of the said Port.

Signed:
Master for Owners and
and Operators

4

EXHIBIT D (continued)

PERTAMINA
AND P.T. ARUN NATURAL GAS LIQUEFACTION COMPANY
CONDITIONS OF USE OF BLANG LANCANG LIQUEFIED GAS AND OIL
MARINE TERMINAL

All facilities and assistance of any kind whatsoever provided by PERTAMINA and/or P.T. ARUN NATURAL GAS LIQUEFACTION COMPANY (hereinafter collectively and severally referred to as “Company” which term shall be deemed to include their respective servants, agents and contractors - including production sharing contractors and their affiliates - in whatever capacity they may be acting) to vessels calling at the BLANG LANCANG MARINE TERMINAL, (including the Port of BLANG LANCANG, its anchorage, turning basin and approaches associated therewith and the liquefaction plant terminals or facilities therein, collectively hereinafter called the “Port”) whether charged for or not by the Company, are provided subject to the following conditions (whether or not a copy of the same has been signed):

1              The Company shall not be responsible for any loss, damage or delay from whatsoever cause arising in consequence of any assistance, advice or instruction whatsoever, given or tendered in respect of any vessel, whether by way of Pilotage or berthing services, the provision of navigational facilities including buoys or other channel markings, or otherwise. In all circumstances the master of any vessel shall remain solely responsible on behalf of its Owners and the Operators for the proper navigation and safety of his vessel and her cargo.

2              While the Company endeavors to ensure that the Port is safe and suitable for vessels permitted or invited to use it, no guarantee, undertaking or warranty of such safety or suitability is given, nor shall any be implied. The Company shall not be responsible for any loss, damage or delay of any sort that may be sustained by or occur to any vessel or her Owners or Operators or her cargo or any part thereof (whether such cargo is on board or in course of or awaiting loading or discharging) by whomsoever and by whatsoever cause such loss damage or delay is occasioned and whether or not it is due in whole or in part to any act, neglect, omission or default on the part of the Company or by any fault or defect in the Port.

3              The Company will not be responsible for any loss, damage or delay directly or indirectly caused by or arising from strikes, lock-outs or labor disputes or disturbances whether the Company is party thereto or not.

4              (A)          If in connection with or by reason of the use or intended use by any vessel or by her Master or crew or by any other servant or agent of the Owners or Operators of the Port or any gear or equipment belonging to or provided by the Company or of any craft or of any other facility or property, of any sort whatever, whether ashore or afloat belonging to or provided by the Company, any damage or loss is caused to the Port and any such other gear, equipment, craft or other facility or property, from whatsoever cause such damage or loss may arise, irrespective of whether or not such damage or loss has been caused or contributed to by the negligence of the Company and irrespective of whether there has been any neglect or default on the part of the vessel or her Owners or Operators, then in any such event the vessel, her Owners

5

and Operators jointly and severally shall pay for all such damage or loss (including consequential loss) and shall hold the Company harmless from and indemnified against all damage and loss sustained by the Company consequent thereon.

(B)           Further the vessel and her Owners and Operators shall jointly and severally hold the Company harmless from and indemnified against all and any claims, damages costs and expenses arising out of any loss, damage, death, injury or delay caused to any third party (including crew members) or to the property of such third party, by or attributable to the vessel or by her Master or crew or by any other servant or agent of her Owners or Operators or by the Company, its servant or agents or attributable to its or their presence in the Port.

(C)           No amount will be recoverable under paragraph (A) of this Condition 4 if it can be shown by Owners and Operators that the incident which was the proximate cause of the damage or loss concerned:

(A)          resulted from an act of war, hostilities, civil war insurrection (which expressions shall not include unconnected acts of sabotage) or Act of God including, but not limited to, earthquake, volcanic eruption, tidal wave, lightning or typhoon provided in any such case the Owners, Operators and Master of the vessel acted reasonably in the circumstances to protect the property of the Owners and the Company from damage or loss;

(B)           was wholly caused by an act or omission done with intent to cause loss or damage by a third party (which expression shall not include by Master or crew members of or invitee to the vessel concerned or any other employee or other servant of any of the Owners and/or Operators);

(C)           was wholly caused by the negligence or wrongful act to the government or other authority responsible for maintaining lights or other navigational aids (unless such responsibility devolves on the Owners and/or Operators by reason of Condition 6(A) hereof).

(D)          The Owners and Operators hereby waive any right they or either of them may have to limit their liability whether in conformity with any International Maritime or Shipping Convention or any other statutory provision now or hereinafter enacted affording shipowners a right to limit their liability. The waiver herein contained applies to all persons claiming through Owners or Operators.

5              In the event of any escape or discharge of oil or oily mixture or contaminants from any vessel or from loading arm, hose or other loading device connected to such vessel (from whatsoever cause such escape or discharge may arise and irrespective of whether or not such escape or discharge has been caused or contributed to by the negligence of the Company, and irrespective of whether there has been any neglect or default on the part of the vessel or her Owners and/or Operators), the Company by itself or by its subcontractors or by any other person whatsoever shall have the right to take any measures it deems fit to clean up the pollution resulting from such escape or discharge and (except to the extent to which the provisions of paragraph (C) of Condition 4 applies) to recover the full cost thereof from such vessel, her

6

Owners and/or Operators. Such cost shall constitute a joint and several debt due from the vessel, her Owners and Operators to the Company,

6              (A)          If any vessel sinks, grounds, is abandoned or in the opinion of the Company is, or is likely to become, an obstruction or danger in the Port (whatever may be the cause of such event or events and irrespective of whether or not such event or events have been caused or contributed to by the negligence of the Company, and irrespective of whether there has been any neglect or default on the part of the vessel or her Owners and Operators), the Owners and/or Operators at their own expense shall take such steps as may be necessary to remove and/or destroy the vessel or wreck thereof (which expression shall in this Condition 6 include the cargo and/or bunkers laden on board the vessel) to the satisfaction of the Company, and any appropriate authority, and pending such removal at their expense to mark, light and watch the same.

(B)           In the event that the Owners or Operators of the vessel fail to remove and/or destroy the vessel or the wreck thereof to the satisfaction of the Company and any appropriate authority within a reasonable period, the Company is entitled to take, at the sole risk of the Owners and Operators, such steps as in its absolute discretion it may think necessary to remove and/or destroy the same, and any risk and expenses associated therewith shall be recoverable from the vessel, her Owners and/or Operators.

(C)           The vessel, her Owners and Operators shall jointly and severally indemnify the Company for all damages and losses of whatsoever nature direct or indirect arising from (i) the failure by such Owners to remove and/or destroy the vessel or the wreck thereof to the satisfaction of the Company and any appropriate authority or (ii) the removal or destruction of the vessel or the wreck thereof, whether by the Owners or Operators under paragraph (A) or the Company under paragraph (B) of this Condition 6.

(D)          The foregoing paragraphs (A) to (C) of this Condition 6 shall not apply if the accident or incident causing such sinking, grounding or abandonment resulted from an act of war, hostilities, civil war or insurrection (which expressions shall not include unconnected acts of sabotage).

7              The Master or the person in charge of the vessel shall, from time to time, place, transport, and remove the vessel to, at or from any berth within the Port, as reasonably required for the proper and efficient use of such berth, when so instructed by the Company’s marine supervisor or any other authorized servant of the Company in charge of the Port.

8              (A)          These Conditions shall be construed and interpreted according to the law of the Republic of Indonesia, but excluding therefrom any legislative or similar provisions of such law giving the Owners, the Operators or the vessel the right to limit their liability in conformance with any International Maritime or Shipping Convention which right is expressly waived by paragraph (D) of Condition 4.

(B)           The Company and the vessel, Owners and Operators agree to submit to the jurisdiction of the Indonesian Courts with regard to matters arising hereunder.

7

ACKNOWLEDGEMENT

Name of vessel

As Master of the above named vessel, I acknowledge, for and on behalf of the vessel’s Owners and Operators, that the above Conditions of Use of the BLANG LANCANG MARINE TERMINAL govern the use by such vessel of the said Port.

Signed:
Master for Owners and
and Operators

Dated:

8

EXHIBIT D (continued)

OMNIBUS AGREEMENT CONCERNING SPECIAL TERMS FOR USE OF
BONTANG AND BLANG LANCANG PORTS BY THE “          ”

This Agreement, with an effective date of                                             , 200     is made between:

(A)          the LNG Associates who have executed a counterpart of this Agreement, of the one part, and

(B)           the Vessel Owners of the “                         ” who have executed a counterpart of this Agreement, of the other part.

1                                          DEFINITIONS

Throughout this Agreement the following expressions shall have the meanings set opposite thereto, unless the context otherwise requires:

Expressions	Meanings

LNG Associates	(A)	Individually a party and collectively the parties so designated on the execution pages of this Agreement, and

	(B)	The successors-in-interest to the party or parties under this Agreement designated on the execution pages, and

	(C)	Any company, person, or entity of any type which controls, is controlled by or is under common control with any of the parties referred to in (A), (B) and agents, and

(D)

To the extent not covered by (A) through (C) above, independent contractors at the Terminal Facilities (excluding those providing ships while in the course of operating such ships) and any other person or entity associated in the production, storage or loading of LNG or LPG on behalf of such independent contractors or on behalf of the persons or entities described in (A), (B) or (C) above, and the respective parent companies, subsidiaries, affiliates and agents of such independent contractors, other associated persons and entities.

Vessel Owner(s)	(A)	The party so designated on the execution pages of this Agreement, and

	(B)	Each other person or company and their respective parent companies, subsidiaries, independent contractors and agents participating in the ownership and/or operation of

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the Vessel, but excluding any person included within the definition of LNG Associates.

Incident

Any occurrence or series of occurrences having the same origin in which the Vessel causes (A) damage to the Terminal Facilities and/or (B) an escape or discharge of oil or oily mixture within the Port or which interferes with the normal operation of the Terminal Facilities and/or (C) an obstruction or danger affecting or interfering with the normal operation of the Terminal Facilities.

Terminal Facilities

The LNG and LPG terminals known as Blang Lancang, North Sumatra and Bontang Selatan, East Kalimantan, Indonesia including their respective liquefaction plants and any other facilities for the treating, conditioning and processing of natural gas and associated liquid hydrocarbons, together with berths, buoys, gear, craft, equipment, and any related plant or equipment, facilities or property of any sort whatsoever (whether afloat or onshore) in the possession, control or ownership of any of the LNG Associates as at the date of the Incident.

Vessel	The Liberian Flag Vessel known as the “ ” (Official No. ).

Master	The Master of the Vessel or any other person for the time being in charge thereof.

LNG	Liquefied natural gas.

Ports	The ports of Blang Lancang, North Sumatra and Bontang, East Kalimantan, Indonesia including their respective anchorages, channels and turning basins associated therewith.

Port Authority	Any governmental authority or its agents responsible for the navigation or berthing in, to or from the Port.

2                                          APPLICATION

In the event of any inconsistency between the parties’ obligations undertaken and the responsibilities and exceptions from and limitations of liability provided for in any Conditions of Use signed by the Master or otherwise in use at the Ports, and the obligations undertaken and the responsibilities and exceptions from and limitations of liability provided for in this Agreement, the provisions of this Agreement shall be paramount and overriding. Nothing set forth herein shall be deemed to restrict or extinguish any rights PERTAMINA may have to enforce that certain LNG Vessel Time Charter Party, in respect of the “             ” dated              , 1997 and made between PERTAMINA and Faraway Maritime Shipping Company provided that PERTAMINA will not assert any claim under the said Time Charter Party in respect of any matters specifically dealt with in this Agreement in order to evade or nullify any of the restrictions on liability provided for herein. The terms of this Agreement shall inure to the benefit

10

of and be binding upon the successors-in-interest and assigns of LNG Associates and Vessel Owners. LNG Associates and Vessel Owners will advise successors-in-interest and assigns of the continuing application of the terms hereof.

3                                          RESPONSIBILITY OF VESSEL OWNERS

3.1           In all circumstances the Master of the Vessel shall remain solely responsible on behalf of the Vessel owners for the proper navigation and safety of the Vessel and her cargo. The Master shall from time to time place, transport and remove the Vessel to, at or from any berth within the Ports as reasonably directed by the LNG Associates’ marine supervisor or any other authorized servant of the LNG Associates or the Port Authority.

3.2           In the event of an Incident, then, subject to Clause 8, the liability for any damages or costs arising from such Incident shall, as between the Vessel Owners (considered as one entity on the one hand) and the LNG Associates (considered as one entity on the other), be borne as follows:

(A)          by the Vessel Owners, if the Vessel Owners are wholly or partially at fault and the LNG Associates are not at fault;

(B)           by the LNG Associates, if the LNG Associates are wholly or partially at fault and the Vessel Owners are not at fault;

(C)           by the Vessel Owners and the LNG Associates in proportion to the degree of their respective fault, if both are at fault; or

(D)          equally by the Vessel Owners and the LNG Associates, if neither of them appears to be at fault or it is not possible to establish the degree of their respective fault.

3.3           No amount will be recoverable from Vessel Owners under Clause 3.2 if it can be shown by Vessel Owners that the Incident:

(A)          resulted from an act of war, hostilities, civil war, insurrection or Act of God including, but not limited to, earthquake, volcanic eruption, tidal wave, lightning or typhoon, provided that in any such case the Vessel Owners and Master of the Vessel acted reasonably in the circumstances to protect the property of the Vessel Owners and the LNG Associates from damage or loss;

(B)           was wholly caused by an act or omission done, with intent to cause loss or damage, by a third party (which expression shall not include any Master or crew member of the Vessel or any other employee or other servant of any Vessel Owner); or

(C)           was wholly caused by the negligence or other wrongful act or omission of the government or other authority responsible for maintaining lights or other navigational aids (unless such responsibility devolves on the Vessel Owners by reason of Clause 8.1).

3.4           Notwithstanding that tug masters and pilots may be employees, agents, affiliates or subsidiaries of the LNG Associates, as between the Vessel Owners on the one hand and the

11

LNG Associates on the other, any acts or omissions of tug masters and/or pilots occurring in the course of rendering assistance to the Vessel shall be the responsibility of the Vessel Owners, and the consequences of any such act or omission shall be determined in accordance with the provisions of this Agreement to the exclusion of any other contract which may be or has been agreed between any of the Vessel Owners and any of the LNG Associates, or any tug master or pilot.

4                                          PERSONNEL CLAIMS

4.1           The LNG Associates shall be solely responsible for claims brought by any employee and/or member of the family or dependent of any employees of any LNG Associate arising out of or consequent upon the personal injury, loss or damage to property of, or death of such employee, family member or dependent, and each LNG Associate shall indemnify and hold any Vessel Owner harmless in the event any of its employees, or any family member or dependent thereof, or the executor, administrator, or personal representative of any of the foregoing, shall bring such a claim against any Vessel Owner.

4.2           The Vessel Owners shall be solely responsible for claims brought by any employee and/or member of the family or dependent of any employee of any Vessel Owner arising out of or consequent upon the personal injury, loss or damage to property of, or death of such employee, family member or dependent, and each Vessel Owner shall indemnify and hold the LNG Associates harmless in the event any such employee, or any family member or dependent thereof, or the executor, administrator or personal representative of any of the foregoing, shall bring such a claim against any LNG Associate.

4.3           The LNG Associates and the Vessel Owners shall consult together to the extent practicable before either makes any payment which would fall due to be indemnified by the other under the terms of Clauses 4.1 or 4.2. The indemnities contained in Clauses 4.1 and 4.2 are separate and distinct from, and independent of, the obligations undertaken and the responsibilities and exceptions from and the limitations of liability provided in Clauses 3, 5, 6, 7 and 8 of this Agreement.

4.4           The cross indemnities provided for in this Clause 4 are intended to be binding regardless of fault or negligence on the part of the party in whose favor they are being given.

5                                          LIMITS OF VESSEL OWNER’S LIABILITY

5.1           Save as is otherwise provided in Clauses 4, 7 and 8, the total aggregate liability of the Vessel Owners to the LNG Associates, howsoever arising, in respect of any one Incident shall not exceed One Hundred and Fifty Million United States Dollars (U.S. $150,000,000), whether or not the liability is asserted in United States Dollars. Payment of an aggregate of One Hundred and Fifty Million United States Dollars (U.S. $150,000,000) to one or more LNG Associates in respect of any one Incident shall be a complete defense to any claim, suit or demand relating to such Incident made by any LNG Associate against any Vessel Owner,

5.2           Save as is provided in Clause 8.2, no compensation or damages in respect of consequential loss including but not limited to loss of use and loss of profit shall be recoverable by the LNG Associates from the Vessel Owners in respect of any Incident unless the operations

12

of the LNG Associates shall have been materially disrupted for a period in excess of thirty (30) consecutive days, in which case any compensation in respect of consequential loss shall be recoverable for the whole period by the LNG Associates pursuant to this Agreement but shall be limited (i) to such compensation or damages as is or are properly recoverable in accordance with English law, and (ii) in accordance with Clause 5.1.

5.3           For the purposes of this Agreement only, it is understood that the property of any LNG Associate shall be deemed to be the property of all LNG Associates,

5.4           Each of the LNG Associates signing this Agreement agrees to indemnify and hold the Vessel Owners harmless against any claims, demands, awards or judgments entered against any Vessel Owner by any non-signatory LNG Associate (excluding those parties referred to in sub-clause (C) of the definition of LNG Associates herein), to the extent such claim, demand, award or judgment would not be maintainable or payable if the said non-signatory LNG Associate making such claim or demand, or receiving such award or judgment, had been signatory to this Agreement.

6                                          WAIVER AND THIRD PARTY CLAIMS

6.1           As to matters subject to this Agreement and regardless of fault or negligence on the part of either party:

(A)          Each of the LNG Associates waives any rights or claims it might otherwise have against the Vessel Owners under applicable laws, including any statute or international convention now or hereafter enacted, or under any Conditions of Use signed by the Master or otherwise in use at the Ports, save as and to the extent expressly preserved herein, and any rights to salvage, and

(B)           save as is provided in Clause 7, each of the Vessel Owners waives any entitlement to limit the liability of such Vessel Owner with respect to an Incident which such Vessel Owner might otherwise enjoy under applicable laws, including any statute or international convention now or hereafter enacted.

The waivers herein contained shall apply to all persons claiming through any Vessel Owner or LNG Associate.

6.2           Save as provided in Clauses 4.1 and 4.2 and, so far as indemnity by LNG Associates is concerned, in Clause 5.4, each LNG Associate and each Vessel Owner agrees that it will not seek an indemnity from the other group or any member thereof in respect of claims brought by third parties which arise from an Incident. However, in the event a Vessel Owner is required to satisfy a claim brought against such Vessel Owner (other than in accordance with this Agreement) by any person or entity which falls within the category of those persons or entities comprised within the definition of LNG Associates set out in Clause 1, the amount paid by the Vessel Owner shall be applied in reduction of the total aggregate liability of the Vessel Owners to the LNG Associates prescribed by Clause 5 in respect of the Incident out of which the claim arises.

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7                                          OIL POLLUTION

In the event of any escape or discharge of oil or oily mixture from the Vessel within the Port or which interferes with the normal operations of the Terminal Facilities, the LNG Associates shall be entitled to take such steps as are necessary to clean up the resulting pollution. Subject to Clause 3.3, the cost of such measures shall be recoverable from the Vessel Owners in accordance with the provisions of Clause 3.2. Where the 1969 Civil Liability Convention as ratified by the Republic of Indonesia or the TOVALOP agreement is applicable to the Vessel, then their respective provisions and limitations shall take precedence over the provisions of this Agreement. Any amount paid by the Vessel Owners pursuant to this Clause 7 shall be applied in reduction of the total aggregate liability of the Vessel Owners to the LNG Associates prescribed by Clause 5 in respect of the Incident giving rise to the pollution.

8                                          WRECKS

8.1           If the Vessel sinks or grounds or otherwise suffers a casualty so as to become, in the opinion of the LNG Associates, an obstruction or danger affecting or interfering with the normal operations of the Terminal Facilities, the Vessel Owners shall be responsible for the cost of, and shall be afforded an opportunity to effect, reasonable measures to remove the obstruction or danger and, pending such removal, at their expense to mark, light and watch the same, and the LNG Associates shall use their best endeavors to assist the Vessel Owners to fulfill this responsibility without, however, being obligated to incur any expenses in connection therewith.

8.2           If the Vessel Owners fail within a reasonable time to take such measures to remove the obstruction or danger, the LNG Associates may effect such removal at the Vessel Owners’ expense. The actual cost of such measures (and any damages to the property of the LNG Associates incurred during their execution by the Vessel Owners) shall be excluded from the aggregate limit of liability prescribed in Clause 5.1, but any consequential damages resulting from the failure of the Vessel Owners to effect reasonable measures within a reasonable time shall be recoverable, if the same are recoverable from the Vessel Owners in accordance with English law, and shall be subject to the aggregate limit of liability prescribed in Clause 5.1 and included within such limit for the Incident.

8.3           If the sinking, grounding or other casualty giving rise to the obstruction or danger was caused in whole or in part by the fault of any Vessel Owner, then the LNG Associates shall be entitled to seek to recover from such Vessel Owner such consequential damages as would otherwise be recoverable in accordance with the relevant principles of the English law of tort; provided, however, that such recovery shall be subject to:

(A)          the thirty (30) days franchise set out in Clause 5.2, and

(B)           the aggregate limit of liability prescribed in Clause 5.1 (and the amount of such recovery shall be counted for the purpose of determining whether such limit for the Incident has been reached).

8.4           The foregoing provisions of this Clause 8 shall be of no application whatever where the casualty giving rise to the obstruction or danger (a) resulted from an act of war, hostilities, civil war or insurrection or (b) was wholly caused by an act or omission done, with

14

intent to cause loss or damage, by a third party (which expression shall not include any Master or crew member of the Vessel or any other employee or other servant of any Vessel Owner). However, in the event that the casualty is wholly caused by such an act or omission of a third party, the Vessel Owners undertake to effect reasonable measures to remove the obstruction or danger at the Vessel Owners’ expense, but shall be under no liability in any event for any losses consequent upon any failure actually to remove the obstruction or danger if such reasonable measures are effected.

9                                          PROTECTION AND INDEMNITY

9.1           Subject to the provisions of Clause 9.2, the Vessel Owners will keep the Vessel fully entered in a P and I Association which is a member of the International Group of P and I Associations and will produce annually to the LNG Associates a copy of the said P and I Association’s current Rules and the Certificate of Entry endorsed to the effect that the P and I Association has agreed to cover the Vessel Owners as a member of the Association against the liabilities and responsibilities provided for in this Agreement in accordance with its Rules and will give the LNG Associates prior notice of cancellation of the Vessel’s entry at the same time and in the same manner as is customarily provided to mortgagees of entered ships.

9.2           In the event of the P and I Association in which the Vessel is entered giving notice to the Vessel Owners that customary protection and indemnity cover will no longer be provided for the Vessel Owners’ liabilities under this Agreement, the Vessel Owners shall forthwith notify the LNG Associates of the date from which cover will no longer be provided. The LNG Associates and the Vessel Owners shall thereupon consult to determine whether any mutually acceptable solution will suffice to reinstate protection and indemnity cover.

9.3           In the event that protection and indemnity cover for the Vessel Owners’ liabilities under this Agreement ceases, in whole or in part, or is not renewed, in respect of the Vessel, for any reason, then this Agreement shall thereupon cease to be in force with respect to any Incident or event occurring after the date of such termination of cover.

9.4           The Vessel Owners agree that, if requested by the LNG Associates, they will use their best efforts to secure an increase in the protection and indemnity insurance cover provided in respect of the Vessel should changing circumstances or increasing values make the aggregate limit of liability prescribed in Clause 5.1 inadequate in the opinion of LNG Associates. In such event, the LNG Associates and the Vessel Owners shall engage in a process of mutual review and consultation in order to determine what amendments should be made to the provisions hereof.

10                                    GOVERNING LAW

10.1         This Agreement has been negotiated and agreement on the terms hereof reached in accordance with English law and on the express understanding that such law will govern, accordingly it is hereby mutually agreed that this Agreement shall be governed by and construed in accordance with English law. The High Court of Justice in London (and appropriate appellate tribunals) shall have exclusive jurisdiction with regard to any claim or dispute arising under this Agreement.

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10.2         Each of the parties hereto irrevocably appoints the agent mentioned opposite its name in the Schedule hereto to accept service in England on its behalf, of any process issued in connection with any action or proceeding involving any claim or dispute arising under or relating to this Agreement, except that any party may terminate such appointment if prior thereto such party shall deliver to each other party in writing the irrevocable appointment of a successor agent in London together with the acceptance of such appointment by the successor agent.

11                                    NOTICES

11.1         All notices and other communications for purposes of this Agreement shall be in writing and sent by postage prepaid air mail, or by telex confirmed by letter so mailed, addressed to the respective parties as follows:

(A)                              to LNG Associates care of:

Perusahaan Pertambangan Minyak dan Gas
Bumi Negara (PERTAMINA)
PO Box 1012/JKT
Jalan Medan Merdeka Timur No.1-A
Jakarta 10110, Indonesia
Attn. General Manager
Gas Marketing Department
Telex No. 46471 or 45077

with copies to each of:

Mobil Oil Indonesia Inc.
Wisma GKBI
JI. Jendral Sudirman No. 28
P.O. Box 1400, Jakarta Pusat
Jakarta, 10014 Indonesia
Attn. President & General Manager
Telex No. 65022 MOI JKT IA

Virginia Indonesia Company
Plaza Kuningan, Meriara Selatan 11th Fl.
JI. H.R. Rasuna Said Kav. C11-14
P.O. Box 2828
Jakarta 10028, Indonesia
Attn. President
Telex No. 44421 VICO IA

16

Total Indonesie
Plaza Kuningan, Menara Utara 9th Fl.
JI. H.R. Rasuna Said Dav. C11-14
P.O. Box 1010
Jakarta 10010, Indonesia
Attn. President & General Manager
Telex No. 60921/60980 TOTAL IA

Unocal Indonesia Company
Ratu Plaza Office Tower 7th Floor
JI. Jendral Sudirman
Jakarta 10012, Indonesia
Attn. President and Managing Director
Telex No. 47335 UNOCAL IA

(B)                                to Vessel Owners:

Faraway Maritime Shipping Company
Gedung Artha Graha 11th floor
JI. Jend. Sudirman Kav. 52-53
Jakarta 12190 Indonesia
Attn. General Manager
Telefax No. 6221-5152232

11.2         Any party may change its address for notice as set forth above by written notice to the other parties given at least thirty (30) days in advance of such change.

12                                    SCOPE OF AGREEMENT

This Agreement governs only liabilities, obligations, defenses and immunities between the LNG Associates, on the one hand, and the Vessel Owners on the other, and is not intended, nor shall it be construed, as establishing liabilities, obligations, defenses or immunities between the members of the respective groups among themselves.

IN WITNESS WHEREOF, the parties hereto have duly signed and delivered this Agreement as of the date first above written.

Vessel Owners

Faraway Maritime Shipping Company

By:
Name:
Title:

17

LNG Associates

Perusahaan Pertambangan Minyak dan Gas Bumi Negara (PERTAMINA)	P.T. Badak Natural Gas Liquefaction Company

By:	By:
Name:	Name:
Title:	Title:

Mobil Oil Indonesia Inc.	P.T. Arun Natural Gas Liquefaction Company

By:	By:
Name:	Name:
Title:	Title:

Virginia International Company	Virginia Indonesia Company

By:	By:
Name:	Name:
Title:	Title:

LASMO Sanga Sanga Limited	Union Texas East Kalimantan Limited

By:	By:
Name:	Name:
Title:	Title:

Universe Gas & Oil Company, Inc.	Total Indonesie

By:	By:
Name:	Name:
Title:	Title:

18

Unocal Indonesia Company	Indonesia Petroleum Ltd.

By:	By:
Name:	Name:
Title:	Title:

OPICOIL Houston, Inc.

By:
Name:
Title:

19

SCHEDULE TO OMNIBUS AGREEMENT
CONCERNING SPECIAL TERMS FOR USE BY THE
“             ” OF BONTANG AND BLANG LANCANG PORTS

Name of Party (Vessel Owners)		Name and Address of Agent in London, England

1.	Faraway Maritime Shipping Company	Norose Notices Limited Kempsan House PO Box 570, Camomile Street London EC3A 7AN

Name of Party (LNG Associates)		Name and Address of Agent in London, England

1.	Perusahaan Pertambangan Minyak Dan Gas Bumi Negara (“PERTAMINA”)	Ince & Co. Knollys House 11 Byward Street London EC3R SEN

2.	P.T. Badak Natural Gas Liquefaction Company	”

3.	P.T. Arun Natural Gas Liquefaction Company	”

4.	OPICOIL Houston, Inc.	”

5.	Virginia International Company	”

6.	Virginia Indonesia Company	”

7.	LASMO Sanga Sanga Limited	”

8.	Union Texas East Kalimantan Limited	”

9.	Universe Gas & Oil Company, Inc.	”

10.	Total Indonesie	”

11.	Unocal Indonesia Company	”

12.	Indonesia Petroleum, Ltd.	”

13.	Mobil Oil Indonesia Inc.	Fleetside Legal Representatives Services Limited 9 Cheapside London EX2V 6AD

20

EXHIBIT D (continued)

WAIVER AGREEMENT
REGARDING THE “                  ”

This Agreement, with an effective date of                                                              , 199       is made between:

(A)                              the LNG Associates who have executed a counterpart of this Agreement, of the first part, and

(B)                                the Transportation Interests who have executed a counterpart of this Agreement, of the second part.

1                                          DEFINITIONS

Throughout this Agreement the following expressions shall have the meanings set opposite thereto, unless the context otherwise requires:

Expressions	Meanings

LNG Associates

Individually a party and collectively the parties so designated on the execution pages of this Agreement, together with their successors-in-interest under this Agreement and the party’s or parties respective parent companies, subsidiaries and affiliates (meaning any company which controls, is controlled by or is under common control with the signatory parties).

Transportation Interest

The party so designated on the execution pages of this Agreement, together with its parent companies, subsidiaries and affiliates (meaning any company which controls, is controlled by or is under common control with the signatory party).

Ports	The ports of Blang Lancang, North Sumatra and Bontong, East Kalimantan, Indonesia including their respective anchorages, channels, and turning basins associated therewith.

Terminal Facilities

The LNG and LPG terminals known as Blang Lancang and Bontang Selatan including their respective liquefaction plants and any other facilities for the treating, conditioning and processing of natural gas and associated liquid hydrocarbons together with berths, buoys, gear, craft, equipment, and any related plants or equipment, facilities or property of any sort whatsoever (whether afloat or onshore) in the possession, control or ownership of any of the LNG Associates at such locations.

LNG Tanker	The Liberian Flag vessel the “ ” (Off. No. ).

21

2                                          WAIVER OF CLAIMS

Each of Transportation Interests hereby agrees that it shall have no right, and will not directly or indirectly seek, to recover from LNG Associates any loss or damage (including, but not limited to, any and all consequential damages such as loss of profits, whether arising under tort, contract or otherwise) it may suffer or incur by reason of any physical loss of or damage to the LNG Tanker sustained in connection with the LNG Tanker’s use of the Ports or any of the Terminal Facilities, whether or not such loss or damage was caused in whole or in part by the negligence or fault of or breach by LNG Associates or their respective agents, employees, or contractors at the Terminal Facilities (excluding those providing ships while in the course of operating such ships other than tugs and escort vessels in the course of rendering assistance to the LNG Tanker), except when such loss or damage is caused solely by the willful misconduct, or conduct with reckless disregard for the consequences, of LNG Associates or their employees, or their agents while acting on behalf of LNG Associates.

3                                          WAIVERS OF SUBROGATION

3.1                                 Each of Transportation Interests further agrees that if any marine insurance policy (which term shall include, but not be limited to, policies issued by hull and machinery and disbursement insurers, loss of earnings (hire) insurers, blocking and trapping (detention) insurers and increased value hull insurers, all for marine, war and excess war risks) is obtained or maintained by Transportation Interests in respect of the LNG Tanker, then such marine insurance policy will at all times contain a waiver, in favour of LNG Associates, of rights of subrogation of claims by the insurers against LNG Associates to the extent such claims have been waived in this Agreement by Transportation Interests.

3.2                                 Transportation Interests shall deliver to LNG Associates reasonable evidence of such waivers of rights of subrogation.

3.3                                 Without prejudice to the waivers contained in Section 2 hereof, in the event of any insurer under any marine insurance policy giving notice to Transportation Interests that customary cover under such insurance policy will no longer be provided in respect of the waiver of subrogation described in Section 3.1, or in the event of inability to obtain such cover, the Transportation Interests shall forthwith notify LNG Associates of the date from which cover will not be provided, and LNG Associates and Transportation Interests shall thereupon engage in a process of mutual review and consultation, which may include modification of the waivers contained in Section 2 hereof, in order to determine how to cope with the changed circumstances.

4                                          LABOR DISPUTES

4.1                                 Each of Transportation Interests hereby agrees to waive all claims it may have against LNG Associates for loss of or damage or delay to the LNG Tanker in connection with the LNG Tanker’s use of the Ports or any of the Terminal Facilities caused by a labor dispute, whether LNG Associates are party thereto or not.

22

4.2                                 In the event that the LNG Tanker is insured for loss resulting from delay caused by strikes, Transportation Interests shall produce to LNG Associates reasonable evidence of waiver of rights of subrogation of claims by the insurer against LNG Associates.

5                                         EXCLUSIONS

The waivers contained in this Agreement do not affect the following:

(A)                              claims against any vessel (excluding tug or escort vessels in the course of rendering assistance to the LNG Tanker) owned, controlled, chartered or operated by LNG Associates, or claims against LNG Associates arising from the navigation of any such vessel, and

(B)                                personal injury and death claims of employees of LNG Associates, their families or dependents (all agreements of the parties with respect to such claims being contained in an Omnibus Agreement of even date herewith between Transportation interests, as “Vessel Owners”, and LNG Associates).

6                                          INDEMNITY

Each of the Transportation Interests agrees to indemnify and hold LNG Associates harmless against any claims, demands, awards or judgments made against any LNG Associate by any party having an ownership, financial, legal or other interest in the LNG Tanker or the operation thereof, who has not executed this Waiver Agreement, to the extent such claim, demand or award or judgment would not be maintainable or payable if the said non-signatory party making such claim or demand, or receiving such award or judgment, had been signatory to this Waiver Agreement.

7                                          APPLICATION

This Agreement may not be modified or amended except in writing. In the event of any inconsistency between waivers of claims contained in any Conditions of Use signed by the Master of the LNG Tanker or otherwise in use at the Ports, and the waivers of claims provided for in this Agreement, the provisions of this Agreement shall be paramount and overriding. This Agreement shall inure to the benefit of and be binding upon the successors-in-interest and assigns of LNG Associates and Transportation Interest. Both LNG Associates and Transportation Interest shall advise successors-in-interest and assigns of the binding continuing application of the terms hereof.

8                                          GOVERNING LAW

8.1                                 This Agreement has been negotiated and agreement on the terms hereof reached in accordance with English law and on the express understanding that such law will govern, accordingly it is hereby mutually agreed that this Agreement shall be governed by and construed in accordance with English law. The High Court of Justice in London (and appropriate appellate tribunals) shall have exclusive jurisdiction with regard to any claim or dispute arising under this Agreement.

23

8.2                                 Each of the parties hereto hereby irrevocably appoints the agent mentioned opposite its name in the Schedule hereto to accept service in England of any process on its behalf, except that any party may terminate such appointment if prior thereto such party shall deliver to each other party in writing the irrevocable appointment of a successor agent in London together with the acceptance of such appointment by the successor agent.

9                                          NOTICES

9.1                                 All notices and other communications for purposes of this Agreement shall be in writing and sent by postage prepaid air mail, or by telex confirmed by letter so mailed, addressed to the respective parties as follows:

(A)	to LNG Associates care of:

Perusahaan Pertambangan Minyak dan Gas
Bumi Negara (PERTAMINA)
PO Box 1012/JKT
Jalan Medan Merdeka Timur No.1-A
Jakarta 10110, Indonesia
Attn. General Manager
Gas Marketing Department
Telex No. 44134 or 44152

with copies to each of:

Mobil Oil Indonesia Inc.
Wisma GKBI
JI. Jendral Sudirman No. 28
P.O. Box 1400, Jakarta Pusat
Jakarta, 10014 Indonesia
Attn. President & General Manager
Telex No. 65022 MOI JKT IA

Virginia Indonesia Company
Plaza Kuningan, Menara Selatan 11th Fl.
JI. H.R. Rasuna Said Kav. C11-14
P.O. Box 2828
Jakarta 10028, Indonesia
Attn. President
Telex No. 44421 VICO IA

Total Indonesie
Plaza Kuningan, Menara Utara 9th Fl.
JI. H.R. Rasuna Said Kav. C11-14
P.O. Box 1010
Jakarta 10010, Indonesia
Attn. President & General Manager
Telex No. 60921/60980 TOTAL IA

24

Unocal Indonesia Company
Ratu Plaza Office Tower 7th Floor
JI. Jendral Sudirman
Jakarta 10012, Indonesia
Attn. President and Managing Director
Telex No. 47335 UNOCAL IA

(B)	to Transportation Interests care of Owners:

Faraway Maritime Shipping Company
Gedung Artha Graha 11th floor
Jl. Jend. Sudirman Kay. 52-53
Jakarta 12190 Indonesia
Attn. General Manager
Telefax No. 6221-5152232

9.2                                 Any party may change its address set forth above by written notice to the other parties given as provided in Section 9.1 at least thirty (30) days in advance of such change.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the date first above written.

Transportation Interests

Faraway Maritime Shipping Company

By:
Name:
Title:

25

LNG Associates

Perusahaan Pertambangan Minyak dan Gas Bumi Negara (PERTAMINA)	P.T. Badak Natural Gas Liquefaction Company

By:	By:
Name:	Name:
Title:	Title:

Mobil Oil Indonesia Inc.	P.T. Arun Natural Gas Liquefaction Company

By:	By:
Name:	Name:
Title:	Title:

Virginia International Company	OPICOIL Houston, Inc.

By:	By:
Name:	Name:
Title:	Title:

LASMO Sanga Sanga Limited	Virginia Indonesia Company

By:	By:
Name:	Name:
Title:	Title:

Universe Gas & Oil Company, Inc.	Union Texas East Kalimantan Limited

By:	By:
Name:	Name:
Title:	Title:

26

Unocal Indonesia Company	Total Indonesie

By:	By:
Name:	Name:
Title:	Title:

Indonesia Petroleum, Ltd.

By:
Name:
Title:

27

SCHEDULE TO WAIVER AGREEMENT RE “           ”

Name of (Vessel Owners)		Name and Address of Agent in London, England

1.	Faraway Maritime Shipping Company	Norose Notices Limited Kempsan House PO Box 570, Camomile Street London EC3A 7AN

Name of Party (LNG Associates)		Name and Address of Agent in London, England

1.	Perusahaan Pertambangan Minyak Dan Gas Bumi Negara (“PERTAMINA”)	Ince & Co. Knollys House 11 Byward Street London EC3R SEN

2.	P.T. Badak Natural Gas Liquefaction Company	”

3.	P.T. Arun Natural Gas Liquefaction Company	”

4.	Virginia International Company	”

5.	Virginia Indonesia Company	”

6.	LASMO Sanga Sanga Limited	”

7.	Union Texas East Kalimantan Limited	”

8.	Universe Gas & Oil Company, Inc.	”

9.	Total Indonesie	”

10.	Unocal Indonesia Company	”

11.	Indonesia Petroleum, Ltd.	”

12.	OPICOIL Houston, Inc.	”

13.	Mobil Oil Indonesia Inc.	Fleetside Legal Representatives Services Limited 9 Cheapside London EX2V 6AD

28

EXHIBIT E

RISK ALLOCATION AGREEMENT FOR USE OF PORT OF
YUNG-AN BY THE LNG TANKER

BETWEEN  :

CHINESE PETROLEUM CORPORATION

AND

Dated                    , 199

INDEX

CLAUSE		PAGE

1	DEFINITIONS AND INTERPRETATION	1

2	DAMAGE TO LNG TANKER AND CARGO	3

3	DAMAGE TO THE PORT OR THE MARINE TERMINAL	3

4	PERSONNEL CLAIMS	4

5	LABOR DISPUTES	5

6	OIL POLLUTION	5

7	WRECKS	5

8	WAIVER AND THIRD PARTY CLAIMS	6

9	LIMITS OF VESSEL INTERESTS’ LIABILITY	7

10	P&I INSURANCE	8

11	WAIVER OF SUBROGATION	8

12	GOVERNING LAW	9

13	ARBITRATION	9

14	NOTICES	10

15	MISCELLANEOUS	10

RISK ALLOCATION AGREEMENT FOR USE OF PORT OF YUNG-AN BY THE LNG
TANKER

THIS AGREEMENT is made the                        day of                                 , 199

BETWEEN:

1.                                       CHINESE PETROLEUM CORPORATION which is incorporated in the Republic of China (“the Company”)

AND

2.                                       [                                                     ] (“Ship Owner”).

WHEREAS:

A.                                   The Ship Owner using the LNG Tanker [                                       ] proposes to deliver certain quantities of liquefied natural gas to the Company at its marine terminal and receiving, storage and gasification facilities located at the Port of Yung-An in the Republic of China.

B.                                     The parties have agreed to allocate the risk and responsibility of loss and damage suffered by any of the parties at said Port and the Company’s said marine terminal and facilities in the manner hereinafter appearing.

NOW THIS AGREEMENT WITNESSES and it is HEREBY ACKNOWLEDGED AND AGREED as follows:

1                                          DEFINITIONS AND INTERPRETATION

1.1                                 As used herein the following terms shall have the following meanings:

“Incident” means any occurrence or series of occurrences having the same origin in which the LNG Tanker causes (a) damage to the Marine Terminal; (b) an escape or discharge of oil or oi1y mixture within the Port or which interferes with the normal operation of the Marine Terminal; and/or (c) an obstruction or danger affecting or interfering with the normal operation of the Marine Terminal;

“LNG” means liquefied natural gas;

“LNG Interests” means (a) the Company; (b) all persons for the time being controlling, controlled by or under common control with the Company; (c) to the extent not hereinbefore referred to all persons (other than the Vessel Interests and persons providing ships while in the course of operating such ships) employed or providing services at the Marine Terminal in connection with the unloading, storage, or gasification of LNG at the Marine Terminal; and (d) the parent companies, subsidiaries, affiliates, employees and agents of all persons referred to in this paragraph.

1

“LNG Tanker” means the LNG tanker [                                     ], with registration number                                            ;

“Marine Terminal” means the Company’s marine terminal and LNG receiving, storage and gasification facilities located at the Port including all berths, buoys, gear, craft, equipment, plant, facilities and property of any kind (whether afloat or ashore) located thereat or adjacent thereto and in the ownership, possession or control of the LNG Interests;

“Master” means the Master of the LNG Tanker or any other person for the time being in charge thereof;

“Port” means the Port of Yung-An aforesaid including its anchorages, turning basins and approaches;

“Port Authority” means any governmental authority or its agents responsible for the navigation or berthing in, to or from the Port; and

“Vessel Interests” means (a) the Ship Owner, (b) all persons for the time being controlling, controlled by or under common control with the Ship Owner, (c) to the extent not hereinbefore referred to all persons (other than the LNG Interests) participating, employed, or providing services in connection with the ownership or operation of the LNG Tanker; and (d) the parent companies, subsidiaries, affiliates, employees and agents of all persons referred to in this paragraph.

1.2                                 In this Agreement:

Words importing the singular number also import the plural number and vice versa, and words of any gender also import the other genders;

Reference to the LNG Interests includes any one or more of them as the context may permit or require, and reference to the Vessel Interests includes any one or more of them as the context may permit or require;

A covenant, obligation, warranty or representation (whether positive or negative) herein expressed to be made, given or undertaken by two or more persons binds them jointly and severally;

Reference to any person also imports its legal personal representatives, administrators, successors and permitted assigns;

Reference to a person also imports a corporation or unincorporated association; and

Reference to any statute, statutory instrument, regulation or by-law and reference to any instrument of any kind also imports every statute, statutory instrument, regulation, by-law and instrument for the time being amending, consolidating or replacing the same.

2

2                                          DAMAGE TO LNG TANKER AND CARGO

2.1                                 In all circumstances the Master shall remain solely responsible on behalf of the Vessel Interests for the proper navigation and safety of the LNG Tanker and her cargo.

2.2                                 The Master shall from time to time place, transport and remove the LNG Tanker to, at or from any berth within the Port as reasonably directed by the LNG Interests’ marine supervisor or any other authorized employee or agent of the LNG Interests or the Port Authority.

2.3                                 While the LNG Interests shall use reasonable endeavors to ensure that the Port is safe and suitable for the LNG Tanker, no guarantee, undertaking or warranty of such safety or suitability is given and none shall be implied.

2.4                                 Each of the Vessel Interests shall have no right and will not directly or indirectly seek to recover from the LNG Interests any loss or damage (including but not limited to any and all consequential damages, such as loss of profits, whether arising under tort, contract or otherwise) it may suffer or incur by reason of any physical loss of or damage to the LNG Tanker sustained in connection with the LNG Tanker’s use of the Port or the Marine Terminal, whether or not such loss or damage was caused or deemed to have been caused, in whole or in part by the negligence, fault or breach of the LNG Interests at the Marine Terminal, except when such loss or damage is caused solely by the willful misconduct, or conduct with reckless disregard for the consequences, of the LNG Interests.

3                                          DAMAGE TO THE PORT OR THE MARINE TERMINAL

3.1                                 Subject to the provisions of Clause 3.2, any liability for damage to the Port or the Marine Terminal arising from an Incident (including the costs of cleaning up any escape or discharge of oil or oily mixture from the LNG Tanker) shall as between the Vessel Interests and the LNG Interests be borne as follows:

3.1.1                        by the Vessel Interests alone, if the Vessel Interests are wholly or partially at fault and the LNG Interests are not at fault;

3.1.2                        by the LNG Interests alone, if the LNG Interests are wholly or partially at fault and the Vessel Interests are not at fault;

3.1.3                        by the Vessel Interests and the LNG Interests in proportion to the degree of their respective fault, if both are at fault and the degree of such fault can be established; or

3.1.4                        by the Vessel Interests and the LNG Interests equally, if neither of them appears to be at fault or it is not possible to establish the degree of their respective fault.

3.2                                 No amount will be recoverable from the Vessel Interests under Clause 3.1 if it can be shown by them that the Incident:

3.2.1                        resulted from an act of war, hostilities, civil war, insurrection or act of God (including but not limited to earthquake, volcanic eruption, tidal wave, lightning or

3

typhoon); PROVIDED THAT in any such case the Master acted reasonably in the circumstances to protect the property of the Vessel Interests and the LNG Interests from the damage or loss;

3.2.2                        was wholly caused by an act or omission done with intent to cause loss or damage by a third party (which term shall not include the Master or any crew member of the LNG Tanker or any employee or agent of the Vessel Interests); or

3.2.3                        was wholly caused by the negligence or other wrongful act or omission of the Port Authority or other authority responsible for maintaining lights or other navigational aids at the Port (unless such responsibility is assumed by the Vessel Interests pursuant to Clause 7.1).

3.3                                 Notwithstanding that tug masters and pilots may be employees, agents, affiliates or subsidiaries of the LNG Interests, as between the Vessel Interests on the one hand and the LNG Interests on the other:

3.3.1                        any acts or omissions of tug masters and/or pilots occurring in the course of rendering assistance to the LNG Tanker shall be the responsibility of the Vessel Interests; and

3.3.2                        the consequences of any such act or omission shall be determined in accordance with the provisions of this Agreement to the exclusion of any other contract which may at any time be agreed to between the Vessel Interests and the LNG Interests, or any tug master or pilot.

4                                          PERSONNEL CLAIMS

4.1                                 The LNG Interests shall be solely responsible for claims brought by any employee and/or any member of the family or dependent of any employee of the LNG Interests arising out of or consequent upon the personal injury, loss or damage to property of, or death of such employee, family member or dependent, and the LNG Interests shall indemnify and hold the Vessel Interests harmless if any of the LNG Interests’ employees, or any family member or dependent thereof, or the executor, administrator or personal representative of any of the foregoing, shall bring such a claim against the Vessel Interests.

4.2                                 The Vessel Interests shall be solely responsible for claims brought by any employee and/or any member of the family or dependent of any employee of the Vessel Interests arising out of or consequent upon the personal injury, loss or damage to property of, or death of such employee, family member or dependent, and the Vessel interests shall indemnify and hold the LNG Interests harmless if any of the Vessel Interests employees, or any family member or dependent thereof, or the executor, administrator or personal representative of any of the foregoing, shall bring such a claim against the LNG Interests.

4.3                                 The LNG Interests and the Vessel Interests shall consult together to the extent practicable before either makes any payment for which an indemnity would be due from the other under the terms of this Clause 4.

4

4.4                                 The cross-indemnities provided for in this Clause 4:

4.4.1                        are separate and distinct from, and independent of, the obligations undertaken, and the responsibilities and exceptions from and the limitations of liability provided for, in other clauses of this Agreement; and

4.4.2                        are intended to be binding regardless of fault or negligence on the part of the party in whose favour they are being given.

5                                          LABOR DISPUTES

5.1                                 The Vessel Interests waive all claims for loss of or damage or delay to the LNG Tanker in connection with the LNG Tanker’s use of the Fort or the Marine Terminal directly or indirectly caused by or arising from strikes, lock-outs or other labor disputes or disturbances, whether or not the LNG Interests are a party thereto.

5.2                                 If the LNG Tanker is insured against loss or damage arising from delay caused by strikes, lock-outs or other labor disputes or disturbances as aforesaid, the Vessel Interests shall produce to the LNG Interests reasonable evidence of the waiver by underwriters of the subrogation of claims against the LNG Interests.

6                                          OIL POLLUTION

6.1                                 In the event of any escape or discharge of oil or oily mixture from the LNG Tanker within the Port or which interferes with the normal operations of the Port or the Marine Terminal, the LNG Interests shall be entitled to take such steps as they consider reasonably necessary to clean up the resulting pollution.

6.2                                 The cost of steps taken to clean up pollution as aforesaid shall be recoverable from the Vessel Interests in accordance with the provisions of Clause 3.1 subject to the exceptions provided for in Clause 3.2.

6.3                                 Any amount paid by the Vessels Interests pursuant to this Clause 6 shall be applied in reduction of the total aggregate liability of the Vessel Interests to the LNG Interests prescribed by Clause 9.1 in respect of the Incident giving rise to the pollution.

7                                          WRECKS

7.1                                 If the LNG Tanker sinks or grounds or otherwise suffers a casualty so as to become, in the opinion of the LNG Interests, an obstruction or danger affecting or interfering with the normal operations of the Port or the Marine Terminal:

7.1.1                        the Vessel Interests shall be responsible for the cost of, and shall be afforded an opportunity to effect, reasonable measures to remove the obstruction or danger and, pending such removal, at their expense to mark, light and watch the same; and

5

7.1.2                        the LNG Interests shall make reasonable efforts to assist the Vessel Interests to fulfill their responsibility without, however, being obligated to incur any expenses in connection therewith.

7.2                                 If the Vessel Interests do not promptly take reasonable measures to remove the obstruction or danger, the LNG Interests may effect such removal at the expense of the Vessel Interests, PROVIDED THAT:

7.2.1                        the actual cost of such measures (and any damage to the property of the LNG Interests incurred during their execution) shall be excluded from the aggregate limit of liability prescribed in Clause 9.1;

7.2.2                        any consequential damages resulting from the failure of the Vessel Interests promptly to effect reasonable measures shall be recoverable only to the extent permitted under English law; and

7.2.3                        if consequential damages are recoverable, they shall be subject to the aggregate limit of liability prescribed in Clause 9.1 and included within such limit for the Incident.

7.3                                 If the sinking, grounding or other casualty giving rise to the obstruction or danger was caused in whole or in Part by the fault of the Vessel Interests, then the LNG Interests shall be entitled to seek from the Vessel Interests such consequential damages as would otherwise be recoverable in accordance with the relevant principles of English law of tort, PROVIDED THAT such recovery shall be subject to the limitations on liability provided for in Clause 9.

7.4                                 The foregoing provisions of this Clause 7 shall be of no application where the casualty giving rise to the obstruction or danger:

7.4.1                        resulted from an act of war, hostilities, civil war or insurrection, or

7.4.2                        was wholly caused by an act or omission done with intent to cause loss or damage by a third party (which expression shall not include any Master or crew member of the LNG Tanker or any employee or other employee of any member of the Vessel Interests);

PROVIDED THAT if the casualty is wholly caused by such an act or omission of a third party, the Vessel Interests shall effect reasonable measures to remove the obstruction or danger at their own expenses but shall be under no liability in any event for any losses consequent upon any failure actually to remove the obstruction or danger if such reasonable measures are effected.

8                                          WAIVER AND THIRD PARTY CLAIMS

8.1                                 As to matters subject to this Agreement and regardless of fault or negligence on the part of any party:

8.1.1                        the LNG Interests waive any rights or claims they might otherwise have against the Vessel Interests under applicable laws, including any statute or international

6

convention now or hereafter enacted or adopted, or under any conditions of use signed by the Master or otherwise in use at the Port, save and except to the extent expressly preserved herein, and any rights to salvage; and

8.1.2                        the Vessel Interests waive:

1                                          any rights or claim they might otherwise have had against the LNG Interests; and

2                                          any entitlement to limit the liability of such party with respect to an Incident which such party might otherwise enjoy under applicable laws, including any statute or international convention now or hereafter enacted.

8.2                                 The foregoing waivers shall apply to all persons claiming through the LNG Interests or the Vessel Interests.

8.3                                 Except as provided in Clause 4:

8.3.1                        the Vessel Interests will not seek an indemnity from the LNG Interests in respect of claims brought by third parties which arise from an Incident; and

8.3.2                        the LNG Interests will not seek an indemnity from the Vessel Interests in respect of claims brought by third parties which arise from an Incident.

9                                          LIMITS OF VESSEL INTERESTS’ LIABILITY

9.1                                 The liability of the Vessel Interests hereunder shall be joint and several; PROVIDED THAT except as otherwise provided in Clauses 4, 6 and 7:

9.1.1                        the total aggregate liability of the Vessel Interests to the LNG Interests, however arising, in respect of any one Incident, shall not exceed ONE HUNDRED FIFTY MILLION UNITED STATES DOLLARS (US$ 150,000,000) whether or not the liability is asserted in United States Dollars; and

9.1.2                        payment of an aggregate of ONE HUNDRED FIFTY MILLION UNITED STATES DOLLARS (US$150,000,000) to any one or more of the LNG Interests in respect of any one Incident shall be a complete defense to any claim, suit or demand relating to such Incident made by the LNG Interests against the Vessel Interests.

9.2                                 Except as provided in Clause 7.2 no compensation or damages in respect of consequential loss, including but not limited to loss of use and loss of profit shall be recoverable by the LNG Interests from the Vessel Interests in respect of any Incident unless the operations of the Marine Terminal shall have been materially disrupted for a period in excess of thirty (30) consecutive days, in which case any compensation in respect of consequential loss shall be recoverable for the whole period by the LNG Interests pursuant to this Agreement but shall be limited:

9.2.1                        to such compensation or damages as are properly recoverable in accordance with English law; and

7

9.2.2                        by the limitation on liability prescribed in Clause 9.1

9.3                                 For the purpose of this Agreement (but not for any other purpose) the property of any one or more of the LNG Interests shall be deemed to be the property of all of them.

10                                    P&I INSURANCE

10.1                           Subject to the provisions of Clause 10.3, the Vessel Interests shall keep the LNG Tanker fully entered with a P&I Association which is a member of the International Group of P&I Associations and shall pay all premiums, fees, dues and other charges of such P&I Association and comply with all of its rules, terms and warranties.

10.2                           The Vessel Interests will produce annually to the LNG Interests a copy of such P&I Associations current rules and the Certificate of Entry endorsed to the effect that the P&I Association has agreed to cover the Vessel Interests as a member of the Association against the liabilities and responsibilities provided for in this Agreement in accordance with its Rules and will give the LNG Interests prior notice of cancellation of the entry as to the LNG Tanker at the same time and in the same manner as is customarily provided to mortgagees of entered ships.

10.3                           If the P&I Association in which the LNG Tanker is entered gives notice to the Vessel Interests that customary P&I cover will no longer be provided for the Vessel Interests’ liabilities under this Agreement:

10.3.1                  the Vessel Interests shall forthwith notify the LNG Interests of the date from which cover will no longer be provided; and

10.3.2                  the LNG Interest and Vessel Interests shall thereupon consult to determine whether any mutually acceptable solution will suffice to reinstate protection and indemnity cover and until such time as P&I cover or any equivalent replacement is reinstated or procured the LNG Interests shall be entitled to refuse entry for the LNG Tanker to the port.

10.4                           If requested by the LNG Interests, the Vessel Interests will use their best efforts to secure an increase in the P&I cover provided in respect of the LNG Tanker should changing circumstances or increasing values make the aggregate limit prescribed in Clause 9.1 inadequate in the opinion of the LNG Interests, and in such event the LNG Interests and the Vessel Interests shall engage in a process of mutual review and consultation in order to determine what amendments should be made to the provisions hereof.

11                                   WAIVER OF SUBROGATION

11.1                           Any and all insurance policies obtained or maintained by the Vessel Interests in respect of the LNG Tanker (including but not limited to policies in respect of hull and machinery risks, disbursements, loss of hire, blocking and trapping, increased value and marine, war and excess risks) will at all times contain a waiver in favour of the LNG Interests of rights of subrogation of claims by the insurers against the LNG Interests to the extent such claims have been waived in this Agreement by the Vessel Interests.

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11.2                           The Vessel Interests shall deliver to the LNG Interests reasonable evidence of such waiver of rights of subrogation.

11.3                           Without prejudice to the waivers contained in Clauses 2 and 8, in the event any insurer under any insurance policy gives notice to the Vessel Interests that customary cover under such insurance policy will no longer be provided in respect of the required waiver of subrogation or in the event of inability to obtain such cover:

11.3.1                  the Vessel Interests shall forthwith notify the LNG Interests of the date from which cover will not be provided; and

11.3.2                  the LNG Interests and Vessel Interests shall thereupon engage in a process of mutual review and consultation, which may include modification of the waivers contained in Clause 2.4 hereof, in order to determine how to cope with the changed circumstances.

12                                    GOVERNING LAW

12.1                           This Agreement has been negotiated and agreement on the terms hereof reached in accordance with English law and on the express understanding that such law will govern.

12.2                           Accordingly, this Agreement shall be governed by and construed in accordance with English law.

13                                    ARBITRATION

13.1                           Any dispute arising out of or in connection with this Agreement which cannot be resolved by discussion in good faith between the parties in an effort to reach an amicable settlement shall be settled by arbitration in accordance with the rules of the London Maritime Arbitrators Association as in force at the date of this Agreement.

13.2                           For the purposes of any such arbitration:

13.2.1                  the number of arbitrators shall be three (3);

13.2.2                  if either party fails to appoint an arbitrator or the two (2) arbitrators appointed by the parties fail to agree on the choice of the presiding arbitrator, the appointing authority shall be the London Maritime Arbitrators Association;

13.2.3                  the place of arbitration shall be London; and

13.2.4                  the language to be used in the arbitration shall be English.

13.3                           Any arbitration award as aforesaid shall be final and binding on the parties.

13.3.1                  Judgment on any arbitration award as aforesaid may be entered in any court having jurisdiction over the party or parties concerned.

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14                                    NOTICES

14.1                           All notices and other communications for purposes of this Agreement shall be in the English language and shall be in writing, which shall include transmission by facsimile, telex or other similar electronic method of written transmission mutually agreed by the LNG Interests and the Vessel Interests.

14.2                           Notices and communications shall be effective upon receipt by the party to which given and shall be directed as follows:

14.2.1                  To the LNG Interests:

Chinese Petroleum Corporation
83 Chung Hwa Road
Section 1,
Taipei, Taiwan 10031
Republic of China

Facsimile No.:  02-381 4624
Telex No.:        11934 CHINOL

14.2.2                  To the Vessel Interests

Facsimile No.
Telex No.

14.3                           The parties may designate additional addresses, and may change any address, by notice given thirty (30) days in advance of any such additions or change.

15                                    MISCELLANEOUS

15.1                           This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes and replaces any provisions on the same subject contained in any other agreement between the parties prior to the execution of this Agreement, whether written or oral.

15.2                           This Agreement may not be amended, modified, varied or supplemented except by an instrument in writing signed by authorized representatives of the parties hereto.

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15.3                           The failure of any party at any time to require performance of any provision of this Agreement shall not affect its rights to require subsequent performance of such provision.

15.4                           Waiver by any party of any constitute the waiver of any breach of any provision hereof shall not subsequent broach of such provision.

15.5                           Performance of any conditions or obligation to be performed hereunder shall not be deemed to have been waived or postponed except by an instrument in writing signed by an authorized representative of the party which is claimed to have granted such waiver or postponement.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their duly authorized representatives effective as of the date first set forth above.

[SHIPOWNER]	CHINESE PETROLEUM CORPORATION

By:	By:
Title:	Title:

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EXHIBIT F

NON-NEGOTIABLE BILL OF LADING

No.

Shipped in apparent good order and condition by PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA (hereinafter called “PERTAMINA”) on board the LNG                         whereof                                  is Master, at the port of                                          said to be Liquefied Natural Gas of                  cubic meters, to be delivered at                         or so near thereto as the vessel can safely get, always afloat, unto                                                  . Address Arrival Notice to:                                                                  . This shipment is carried under and pursuant to the terms of the LNG Vessel Time Charter Party (herein called the “Charter”) dated as of                          , 1997 between Faraway Maritime Shipping Company, as Owner on the one hand, and PERTAMINA, as Charterer on the other hand, and all the terms whatsoever of the Charter, in particular Section 39.1 and Section 39.4 relating to Law and Arbitration, are incorporated herein and shall apply to and govern the rights of the parties concerned in this shipment, including without limitation, the provisions set forth in sections 21.3 through 21.10 of the Charter.

This Bill of Lading shall be subject to the English Carriage of Goods by Sea Act, 1971.

IN WITNESS WHEREOF, the Master has signed                                               Bills of Lading of this tenor and date, one of which being accomplished, the others will be void.

Dated at                           this                          day of                                  , 200           .

Master